Exhibit 1

Shaw) Notice & Proxy Circular Annual General Meeting January 12, 2022

SHAW COMMUNICATIONS INC.

Notice of Annual General Meeting of

Shareholders and Availability of Materials

Date:	Wednesday, January 12, 2022

Time:	2:00 p.m. (Mountain time)

Location:	Virtual-only meeting via live webcast online at: www.virtualshareholdermeeting.com/shaw2022

In light of the ongoing COVID-19 pandemic and to mitigate the risks to the health and safety of our community, shareholders and employees, Shaw Communications Inc. (“Shaw”) will be holding its annual general meeting (the “Meeting”) in a virtual-only format. A virtual Meeting means that shareholders and proxyholders will participate by way of webcast accessed at www.virtualshareholdermeeting.com/shaw2022 and no physical or in-person Meeting will be held.

Shaw is using the notice-and-access model for delivery of materials to its shareholders for the Meeting. This model supports Shaw’s environmental goals by reducing paper use and the cost of printing and mailing.

Under notice-and-access, holders of Class A Participating Shares (“Class A Shares”) receive a proxy form or voting instruction form enabling them to vote their shares; however, instead of a paper copy of the management proxy circular (the “Proxy Circular”), they receive this notice with information on how to access the Proxy Circular electronically. Holders of Class B Non-Voting Participating Shares (“Class B Non-Voting Shares”) will also receive this notice with information on how to access the Proxy Circular electronically.

Business of the Meeting:	Heading in the Proxy Circular under “Business of the Meeting” where matter is described

1. Receive Shaw’s consolidated financial statements for the year ended August 31, 2021 and the auditors’ report on those statements	“Consolidated Financial Statements”

2. Elect directors	“Election of Directors”

3. Appoint auditors	“Appointment of Auditors”

4. Transact such other business as may properly come before the Meeting

Right to Attend

A shareholder who holds Class A Shares or Class B Non-Voting Shares directly in their own name and not through an intermediary (such as a bank, securities broker, trustee, trust company or other institution, each an “Intermediary”) is a registered shareholder. A shareholder who holds the shares through an account in the name of an Intermediary is a non-registered, or beneficial shareholder.

Registered shareholders, beneficial shareholders and their duly appointed proxyholders will be able to attend and ask questions at the virtual Meeting. Holders of Class A Shares, including registered shareholders, beneficial shareholders who have duly appointed themselves as proxyholders and duly appointed proxyholders, can also vote via the live webcast by completing a ballot online during the virtual Meeting.

Guests will be able to listen to the Meeting but will not be able to ask questions or vote.

Shaw Communications Inc.	1

Notice of Meeting

Instructions to Attend the Online Meeting

•	Log in online at: www.virtualshareholdermeeting.com/shaw2022. We recommend that you log in at least 15 minutes before the Meeting starts.
•	Shareholders: Enter the 16-digit control number found on the form of proxy or voting instruction form into the “Shareholder login” section.
•

Duly Appointed Proxyholders: If you are a proxyholder or an appointee, enter the exact “Appointee Name” and eight-character “Appointee Identification Number” provided to you by the shareholder who appointed you.

•	Guests: If you are a guest, complete the “Guest” login information.

If you participate in the virtual Meeting, it is important that you are connected to the Internet at all times during the Meeting. It is your responsibility to ensure connectivity for the duration of the virtual Meeting. You should allow ample time to check into the virtual Meeting and complete the above procedure.

For any technical difficulties experienced during the check-in process or during the Meeting, please contact Broadridge Investor Communications Corporation (“Broadridge”) at (844) 986-0822 (toll free in North America) or (303) 562-9302 (international) for assistance.

If you have any questions regarding this notice or the Meeting, please contact Broadridge via email at proxy.request@broadridge.com or, in the case of a beneficial shareholder, your Intermediary.

Submitting Questions during the Online Meeting

Following the Meeting, we will hold a live Q&A session to answer the questions submitted through the live webcast during the Meeting. Only holders of Class A Shares or Class B Non-Voting Shares or their duly appointed proxyholders may submit questions.

To ask a question during the Meeting, shareholders or their duly appointed proxyholders may do so in writing during the live webcast at www.virtualshareholdermeeting.com/shaw2022. After logging-in, type your question into the “Ask a Question” box and click “Submit”. Guests will not be able to submit questions during the Meeting.

To ensure the Meeting is conducted in a manner that is fair to all shareholders, the Chair of the Meeting may exercise broad discretion in responding to the questions including the order in which the questions are answered, the grouping or editing of the questions and the amount of time devoted to any question.

Voting Shares

Holders of Class A Shares of record at the close of business on November 23, 2021 are the only shareholders entitled to vote at the virtual Meeting. Holders of Class B Non-Voting Shares are entitled to attend and speak (i.e., ask questions) at the virtual Meeting but are not entitled to vote on any matter proposed for consideration at the Meeting.

Voting by Registered Shareholders of Class A Shares

Whether or not you are able to attend the Meeting, registered shareholders of Class A Shares (“Registered Class A Shareholders”) are urged to vote as soon as possible by one of the methods set forth below.

2	Shaw Communications Inc.

Notice of Meeting

Voting by Proxy

Registered Class A Shareholders are urged to file their proxy or vote as soon as possible by using one of the following methods and following the instructions set out in the form of proxy:

Internet:	Telephone:	Mail:
www.proxyvote.com	1-800-474-7493 (English) or 1-800-474-7501 (French)	Data Processing Centre P.O. Box 3700 STN Industrial Park Markham, ON L3R 9Z9

Completed proxies or votes must be received by Broadridge not later than 2:00 p.m. (Mountain time) on January 10, 2022 (or no later than 48 hours, excluding Saturdays, Sundays and holidays, before any reconvened meeting if the Meeting is adjourned or postponed).

Voting Online at the Meeting

Registered Class A Shareholders and duly appointed proxyholders have the ability to participate, ask questions and vote at the Meeting by going to www.virtualshareholdermeeting.com/shaw2022. Registered Class A Shareholders will need to enter the 16-digit control number found on the form of proxy. Once logged-in to the virtual Meeting, click the “Vote Here!” button in the bottom right quadrant of the screen. If voting online at the Meeting, a Registered Class A Shareholder should not complete and file a form of proxy as described above.

Duly appointed proxyholders will need to enter the exact “Appointee Name” and eight-character “Appointee Identification Number” provided to the proxyholder by the Registered Class A Shareholder in order to attend and/or vote at the virtual Meeting.

Voting by Beneficial Shareholders of Class A Shares

Voting by Submitting Voting Instructions

Beneficial shareholders of Class A Shares (“Beneficial Class A Shareholders”) are urged to file their voting instruction form or vote as soon as possible by using one of the following methods and following the instructions set out on the voting instruction form:

Internet:	Telephone:	Mail:
www.proxyvote.com	1-800-474-7493 (English) or 1-800-474-7501 (French)	Data Processing Centre P.O. Box 3700 STN Industrial Park Markham, ON L3R 9Z9

Votes must be received by Broadridge not later than 2:00 p.m. (Mountain time) on January 10, 2022 (or no later than 48 hours, excluding Saturdays, Sundays and holidays, before any reconvened meeting if the Meeting is adjourned or postponed).

Voting Online at the Meeting

A Beneficial Class A Shareholder can vote their Class A Shares at the Meeting only if they appoint themselves as proxyholder, which they may do by: (i) following the instructions on the voting instruction form, completing the voting instruction form and returning it to the Intermediary specified on such voting instruction form; or (ii) visiting www.proxyvote.com and logging-in with the 16-digit control number provided on the voting instruction form. The Beneficial Class A Shareholder must insert their own name as the “Appointee Name” and designate an eight-character “Appointee Identification Number” in the spaces provided in the voting instruction form or online at www.proxyvote.com. Once you have logged-in to the virtual Meeting using the “Appointee Name” and “Appointee Identification Number” previously created, click the “Vote Here!” button in the bottom right quadrant of the screen.

Shaw Communications Inc.	3

Notice of Meeting

If an eight-character Appointee Identification Number is not created by the Beneficial Class A Shareholder, they will not be able to vote at the virtual Meeting.

Beneficial Class A Shareholders must follow the procedures outlined above to vote at the Meeting. Beneficial Shareholders who do not appoint themselves as proxyholder will be able to attend and ask questions during the live webcast of the Meeting by going to www.virtualshareholdermeeting.com/shaw2022 and completing the online form under “Shareholder login” with the 16-digit control number found on the voting instruction form.

Websites Where Meeting Materials are Posted

Electronic copies of the proxy-related materials and the 2021 Annual Report may be found and downloaded at https://www.meetingdocuments.com/TSXT/SJR/ or at Shaw’s profile at www.sedar.com.

Shareholders are reminded to review the Proxy Circular before voting.

Paper Copies of Meeting Materials

Should you wish to receive paper copies of the proxy materials for the Meeting or Shaw’s 2021 Annual Report, or if you have any questions about notice-and-access, please contact the Company’s transfer agent, TSX Trust Company, at 1-888-433-6443 or fulfilment@astfinancial.com.

Shaw expects that a request for materials will need to be received prior to December 24, 2021 in order to receive paper copies in advance of the deadline for submission of proxies or voting instruction forms for the virtual Meeting. Materials will be sent within three business days of requests received before the date of the virtual Meeting.

By Order of the Board of Directors,

(signed)	Peter A. Johnson
Executive Vice President, Chief Legal and Regulatory Officer (Corporate Secretary)

Calgary, Alberta

November 24, 2021

4	Shaw Communications Inc.

SHAW COMMUNICATIONS INC.

Proxy Circular

This management proxy circular (the “Proxy Circular”) is dated November 24, 2021, and the information contained herein is provided in connection with the solicitation of proxies by and on behalf of management of Shaw Communications Inc. (“Shaw” or the “Company”) for use at the annual general meeting of shareholders of the Company to be held on January 12, 2022 (the “Meeting”), and any adjournments thereof, as set forth in the Notice of Annual General Meeting of Shareholders and Availability of Materials (the “Notice of Meeting”).

The Company uses the notice-and-access model for delivery of Meeting materials. This model supports Shaw’s environmental goals by reducing paper usage and the cost of printing and mailing materials for the Meeting.

Registered and beneficial holders of Class A Participating Shares (“Class A Shares”) will receive a proxy or voting instruction form and a copy of the Notice of Meeting that sets out how to access the Proxy Circular online. Holders of Class B Non-Voting Participating Shares (“Class B Non-Voting Shares”) will also receive a copy of the Notice of Meeting. A paper copy of the Proxy Circular by mail can be requested by contacting the Company’s transfer agent, TSX Trust Company, at 1-888-433-6443 or fulfilment@astfinancial.com.

Meeting materials will be sent to registered shareholders by Broadridge Investor Communications Corporation (“Broadridge”). Meeting materials will also be sent to beneficial shareholders by Broadridge, who acts on behalf of intermediaries to send proxy materials. The Company will pay intermediaries to send Meeting materials, including a voting instruction form, if applicable, to objecting beneficial shareholders.

It is expected that solicitation of proxies for the Meeting will primarily be by mail, but may also be made by telephone or other means of telecommunication by directors, officers or employees of the Company. The cost of the solicitation will be borne by the Company.

Unless otherwise noted, the information contained in the Proxy Circular is given as of November 24, 2021. All amounts are expressed in Canadian dollars. The terms “we,” “us,” “our,” “Shaw” and “the Company” refer to Shaw Communications Inc. or, as applicable, Shaw Communications Inc. and its direct and indirect subsidiaries as a group.

Proxy Circular Shaw Communications Inc.	5

Voting Procedures

1.	Voting Shares

Holders of Class A Shares of record at the close of business on November 23, 2021 (the “Record Date”) are the only shareholders entitled to vote at the Meeting. Holders of Class B Non-Voting Shares are entitled to attend and speak (i.e., ask questions) at the virtual Meeting, but are not entitled to vote on any matter proposed for consideration at the Meeting.

2.	Registered Class A Shareholders

A shareholder who holds Class A Shares directly in their own names and not through an intermediary (such as a bank, securities broker, trustee, trust company or other institution, each an “Intermediary”) is a “Registered Class A Shareholder”. Registered Class A Shareholders will receive a form of proxy containing the relevant details concerning the business of the meeting, including a 16-digit control number required to access the virtual Meeting.

If you wish to vote during the virtual Meeting, you do not need to complete or return your form of proxy.

If you do not plan to attend the virtual Meeting, you can either mark your voting instructions on the form of proxy or appoint another person (a proxyholder) to attend the virtual Meeting and vote your shares for you. In either case, you will need to complete and return your form of proxy.

Voting by Proxy

Registered Class A Shareholders may vote their Class A Shares by appointing a proxy. The Company representatives named in the form of proxy are each a director and/or officer of the Company (the “Named Proxyholders”). Registered Class A Shareholders are advised that if they wish to appoint a person as their proxyholder who is not a Named Proxyholder to represent a shareholder at the Meeting and to vote on such shareholder’s behalf, the Registered Class A Shareholder should follow the instructions on their form of proxy and are encouraged to appoint such other person online at www.proxyvote.com by no later than 10:00 a.m. (Mountain time) on January 10, 2022 as this will reduce the risk of any mail disruptions and will allow them to share the necessary information with their appointed proxyholder more easily.

To provide the appointed proxyholder access to the virtual Meeting, a Registered Class A Shareholder must create a unique eight-character “Appointee Identification Number” and specify the “Appointee Name” in the spaces provided in the form of proxy or online at www.proxyvote.com. The Registered Class A Shareholder must then provide the proxyholder with the unique eight-character Appointee Identification Number along with the specified Appointee Name to allow the proxyholder access to the virtual Meeting. If an eight-character Appointee Identification Number is not created by the Registered Class A Shareholder, the appointed proxyholder will not be able to access the virtual Meeting.

Voting Online at the Meeting

Registered Class A Shareholders may vote their Class A Shares online at the virtual Meeting by following the instructions set out below in “Right to Attend – Instructions to Attend Online Meeting.” If voting online, a Registered Class A Shareholder should not complete and file a form of proxy as described above.

Proxyholder Discretion

Where instructions are specified, the Named Proxyholders in the form of proxy mailed to Registered Class A Shareholders will vote the Class A Shares in respect of which they are appointed in accordance with those instructions. In the absence of an instruction, it is intended that such Class A Shares be voted for the adoption of all resolutions referred to in the Notice of Meeting.

The form of proxy mailed to Registered Class A Shareholders confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Proxy Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. If any such amendment, variation or other matter which is not now known should properly come before the Meeting, then the Named Proxyholders in the form of proxy will vote on such matters in accordance with their best judgment with respect to the Class A Shares represented by the proxy.

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Voting Procedures

Filing a Proxy or Voting in Advance

Registered Class A Shareholders are encouraged to file their proxy or vote in advance with Broadridge by using one of the following methods:

Internet:	Telephone:	Mail:
www.proxyvote.com	1-800-474-7493 (English) or 1-800-474-7501 (French)	Data Processing Centre P.O. Box 3700 STN Industrial Park Markham, ON L3R 9Z9

To file their proxy or vote by internet or telephone, a Registered Class A Shareholder will require the control number that is printed on the form of proxy mailed to that shareholder.

To be valid and acted upon at the Meeting, completed proxies or votes must be received by Broadridge by 2:00 p.m. (Mountain Time) on Monday, January 10, 2022 or, in the case of any adjournment or postponement of the virtual Meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed virtual Meeting. The Chair of the Meeting can waive or extend the time limit for depositing proxies at his discretion without notice.

Revocation of Proxy

A proxy may be revoked at any time by the person giving it to the extent that it has not yet been exercised. If you are a Registered Class A Shareholder and you want to revoke your proxy, you may do so by (a) providing new proxyholder appointment information at www.proxyvote.com or a new form of proxy to Broadridge; or (b) delivering a written notice to the Corporate Secretary of the Company at 630 – 3rd Avenue S.W., Calgary, Alberta, T2P 4L4 Attention: Peter Johnson, Executive Vice President, Chief Legal and Regulatory Officer (Corporate Secretary), in each case no later than 2:00 p.m. (Mountain time) on January 10, 2022 (or no later than 48 hours, excluding Saturdays, Sundays and holidays, before any reconvened meeting if the Meeting is adjourned or postponed). A Registered Class A Shareholder may also attend the Meeting via the live webcast to vote at the Meeting, which voting will revoke any previously submitted proxy. If a Registered Class A Shareholder attends the Meeting but does not vote by online ballot, any previously submitted proxy will remain valid. If you do not wish to revoke a previously submitted proxy or ask questions at the Meeting, you can attend the Meeting as a guest, as guests can listen to the Meeting, but are not able to vote or submit questions.

3.	Beneficial Class A Shareholders

A shareholder who holds Class A Shares through an account in the name of an Intermediary is a non-registered, or “Beneficial Class A Shareholder”. In this case, the Intermediary is listed on a register maintained by the Company’s transfer agent and the beneficial shareholder would not be listed on that register. Beneficial Class A Shareholders will receive a voting instruction form, rather than a form of proxy, that contains the relevant details concerning the business of the meeting, including a 16-digit control number required to access the virtual Meeting.

If you wish to vote during the virtual Meeting, you must appoint yourself as proxyholder by following the instructions set out below in “Voting Online at the Virtual Meeting.”

If you do not plan to attend the virtual Meeting, you can either mark your voting instructions on the voting instruction form, or appoint another person (a proxyholder) to attend the Meeting and vote your shares for you. In either case, you will need to complete and return your voting instruction form.

Voting Online at the Meeting

Beneficial Class A Shareholders may vote their Class A Shares at the virtual Meeting only if they appoint themselves as proxyholder, which they may do by: (i) following the instructions on the voting instruction form, completing the voting instruction form and returning it to the Intermediary specified on such voting instruction form; or (ii) visiting www.proxyvote.com and logging-in with the 16-digit control number provided on the voting instruction form. The Beneficial Class A Shareholder must insert their own name as the “Appointee Name” and designate an eight-character “Appointee Identification Number” in the spaces provided in the voting instruction form or online at www.proxyvote.com. Once you have logged-in to the virtual Meeting using the “Appointee Name” and “Appointee Identification Number” previously created, click the “Vote Here!” button in the bottom right quadrant of the screen.

Proxy Circular Shaw Communications Inc.	7

Voting Procedures

If an eight-character Appointee Identification Number is not created by the Beneficial Class A Shareholder, they will not be able to vote at the virtual Meeting.

Voting by Proxy

Beneficial Class A Shareholders may vote their Class A Shares by appointing a proxy. A Beneficial Class A Shareholder who wishes to appoint a person other than the Named Proxyholders to represent them at the Meeting should follow the instructions on their voting instruction form and is encouraged to appoint such other person online at www.proxyvote.com as this will reduce the risk of any mail disruptions and will allow the shareholder to share the necessary information with the appointed nominee more easily.

To give the appointed proxyholder access to the virtual Meeting, a Beneficial Class A Shareholder must create a unique eight-character “Appointee Identification Number” and specify the “Appointee Name”, either in the spaces provided in the voting instruction form or online at www.proxyvote.com. The Beneficial Class A Shareholder must then provide the proxyholder with the unique eight-character Appointee Identification Number along with the specified Appointee Name to allow the proxyholder access to the virtual Meeting. If an eight-character Appointee Identification Number is not created by the Beneficial Class A Shareholder, the appointed proxyholder will not be able to access the virtual Meeting.

Filing a Voting Instruction Form or Voting in Advance

Beneficial Class A Shareholders are encouraged to file their voting instruction form or vote online at least one business day before the proxy deposit date noted in the voting instruction form by carefully following the instructions on the voting instruction form provided to the Beneficial Class A Shareholder and using one of the following methods:

Internet:	Telephone:	Mail:
www.proxyvote.com	1-800-474-7493 (English) or 1-800-474-7501 (French)	Data Processing Centre P.O. Box 3700 STN Industrial Park Markham, ON L3R 9Z9

4.	Right to Attend

In light of the ongoing COVID-19 pandemic and to mitigate risks to the health and safety of the Company’s stakeholders, the Company has decided to hold the Meeting in a virtual-only format. A virtual Meeting means that shareholders and their duly appointed proxyholders will participate by way of webcast accessed at www.virtualshareholdermeeting.com/shaw2022 and no physical or in-person Meeting will be held.

Registered shareholders, beneficial shareholders and their duly appointed proxyholders will be able to attend and ask questions at the virtual Meeting. Holders of Class A Shares, including Registered Class A Shareholders, Beneficial Class A Shareholders who have duly appointed themselves as proxyholders and duly appointed proxyholders, can also vote via the live webcast by completing a ballot online during the virtual Meeting.

Guests will be able to listen to the Meeting but will not be able to ask questions or vote.

Instructions to Attend the Online Meeting

•	Log in online at: www.virtualshareholdermeeting.com/shaw2022. We recommend that you log in at least 15 minutes before the Meeting starts.
•	Shareholders: Enter the 16-digit control number found on the form of proxy or voting instruction form into the “Shareholder login” section.
•

Duly Appointed Proxyholders: If you are a proxyholder or an appointee, enter the exact “Appointee Name” and eight-character “Appointee Identification Number” provided to you by the shareholder who appointed you.

•	Guests: If you are a guest, complete the “Guest” login information.

If you participate in the virtual Meeting, it is important that you are connected to the Internet at all times during the Meeting. It is your responsibility to ensure connectivity for the duration of the virtual Meeting. You should allow ample time to check into the virtual Meeting and complete the above procedure.

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Voting Procedures

For any technical difficulties experienced during the check-in process or during the Meeting, please contact Broadridge at (844) 986-0822 (toll free in North America) or (303) 562-9302 (international) for assistance.

If you have any questions regarding this notice or the Meeting, please contact Broadridge via email at proxy.request@broadridge.com or, in the case of a beneficial shareholder, your Intermediary.

Submitting Questions during the Online Meeting

Following the Meeting, we will hold a live Q&A session to answer the questions submitted through the live webcast during the Meeting. Only holders of Class A Shares or Class B Non-Voting Shares or their duly appointed proxyholders may submit questions.

To ask a question during the Meeting, shareholders or their duly appointed proxyholders may do so in writing during the live webcast at www.virtualshareholdermeeting.com/shaw2022. After logging-in, type your question into the “Ask a Question” box and click “Submit”. Guests will not be able to submit questions during the Meeting.

To ensure the Meeting is conducted in a manner that is fair to all shareholders, the Chair of the Meeting may exercise broad discretion in responding to the questions including the order in which the questions are answered, the grouping or editing of the questions and the amount of time devoted to any question.

5.	Voting Shares and Principal Holders Thereof

Only the holders of Class A Shares of record at the close of business on the Record Date will be entitled to vote at the Meeting. Each holder of Class A Shares is entitled to one vote for each share held. As at the Record Date, there were 22,372,064 outstanding Class A Shares.

Voting control of the Company is held by SFLT and its subsidiaries. As at November 24, 2021, Shaw Family Living Trust (SFLT) and its subsidiaries held, directly or indirectly, or exercised control or direction over 17,662,400 Class A Shares, representing approximately 79% of the issued and outstanding Class A Shares, for the benefit of the descendants of the late JR Shaw and Carol Shaw. The sole trustee of SFLT is a private company controlled by a board consisting of seven directors, including as at November 24, 2021, Bradley S. Shaw, four other members of his family, and two independent directors.

The Class A Shares are the only shares entitled to vote in all circumstances. Accordingly, SFLT and its subsidiaries are able to elect a majority of the Board of Directors (the “Board”) of the Company and to control the vote on matters submitted to a vote of the Company’s Class A Shares.

The Company has been advised that all such Class A Shares will be voted in favour of the resolutions referred to in the Notice of the Meeting and therefore anticipates that these resolutions will be approved.

To the knowledge of the directors and executive officers of the Company, no other person beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the Class A Shares.

6.	Restricted Shares

Holders of Class B Non-Voting Shares are not entitled to vote at meetings of shareholders of the Company, except as provided by law, and will not be entitled to vote on any matter at the virtual Meeting. In the event of a take-over bid, in certain circumstances which are described in the Company’s 2021 Annual Information Form, a holder of Class B Non-Voting Shares may be entitled to convert such shares into Class A Shares for purposes of tendering to the take-over bid. As at the Record Date, there were 476,653,470 outstanding Class B Non-Voting Shares.

Proxy Circular Shaw Communications Inc.	9

Business of the Meeting

1.	Consolidated Financial Statements

The Company’s audited consolidated financial statements for the year ended August 31, 2021 and the related management’s discussion and analysis are included in the Company’s 2021 Annual Report which was mailed to those shareholders who have requested a copy. Electronic copies of the 2021 Annual Report may be found and downloaded at https://www.meetingdocuments.com/TSXT/SJR/, the Company’s profile on www.sedar.com or on the Company’s website at www.shaw.ca. A paper copy by mail can also be requested by contacting TSX Trust Company at 1-888-433-6443 or fulfilment@astfinancial.com.

Other information concerning the Company, including the Company’s Business Conduct Standards and 2021 Annual Information Form, may be found and downloaded from the Company’s profile on www.sedar.com or the Company’s website at www.shaw.ca, or may be obtained by request and without charge from the Corporate Secretary of the Company at Suite 900, 630 – 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 4L4, Telephone (403) 750-4500 Attention: Peter Johnson, Executive Vice President, Chief Legal and Regulatory Officer (Corporate Secretary). Copies of any documents referred to in the Proxy Circular as being available on the Company’s website may also be obtained from the Corporate Secretary of the Company.

2.	Election of Directors

The number of directors to be elected to the Board of the Company is 13. Directors will hold office until the next annual meeting of shareholders of the Company or until their successors are elected or appointed.

The name of each nominee and his or her municipality of residence, age, year first elected or appointed a director, biography, meeting attendance record, ownership of securities of the Company, as applicable, and other information are set out below.

Management of the Company recommends voting in favour of each nominee listed below.

Majority Voting Policy

Under the Company’s majority voting policy, in an uncontested election, a director nominee who does not receive the support of a majority of the votes cast will tender his or her resignation. The Board will promptly accept the resignation unless there are exceptional circumstances that justify a delay in accepting the resignation or rejection of it. The Board may refer the matter to the Corporate Governance and Nominating Committee for consideration and recommendation to the Board. The Board will make a decision within 90 days after the relevant meeting and issue a press release announcing the resignation or explaining why it has not been accepted.

Advance Notice By-Laws for the Nomination of Directors

The Company’s amended and restated By-Law 1A (“Amended By-Law 1A”) contains an advance notice bylaw relating to the nomination of directors (the “Advance Notice By-Law”).

The purpose of the Advance Notice By-Law is to make sure all voting shareholders (including those participating by proxy) receive adequate notice and information about nominated directors, so that they can make informed voting decisions. It also ensures orderly and efficient shareholder meetings by providing a structured and transparent framework for nominating directors.

The Advance Notice By-Law requires voting shareholders to give the Company advance notice of any director they propose to nominate. Director nominees are not eligible to become elected directors of the Company unless they are nominated in accordance with the Advance Notice By-Law.

The advance notice must be in written form and shall include (among other things) certain prescribed information about the proposed director. This information is similar to the information the Company is required to disclose about director nominees in the management proxy circular, including information about their relevant education and experience, and whether they are independent of the Company. For annual shareholder meetings, the Company must

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Business of the Meeting

receive notice of proposed director nominees at least 30 days before the date of the meeting; provided that if the meeting is to be held less than 50 days after the initial public announcement of the meeting date, the advance notice must be received on or before the 10th day following the initial public announcement. For special shareholder meetings (unless the special meeting is also an annual meeting), the Company must receive notice not later than 15 days after it files its notice of meeting and record date on SEDAR. If, however, the Company uses notice-and-access to deliver its proxy materials, it must receive notice at least 40 days (and not more than 75 days) before the date of the annual or special meeting. The Board plans to review the Advance Notice By-Law from time to time and update it when needed to reflect changes in regulatory or stock exchange requirements or to meet industry standards. The Board has the power to waive any requirement of the Advance Notice By-Law at any time, in its sole discretion.

For purposes of the Advance Notice By-Law, “public announcement” shall mean disclosure in a news release reported by a national news service in Canada, or in a document publicly filed by the Company under its issuer profile on SEDAR at www.sedar.com.

Proxy Circular Shaw Communications Inc.	11

Business of the Meeting

About the Nominee Directors

Peter J. Bissonnette
	Calgary, AB, Canada Age: 74 Director Since: 2009 Independent

Peter Bissonnette is a member of the Company’s Human Resources and Compensation Committee. Peter has over 50 years of experience in the communications sector. He joined the Company in 1989 as Vice President, Operations for the B.C. Lower Mainland and Vancouver Island and held a succession of senior positions during his 25 years with the Company, culminating with his role as President of the Company. Peter retired as President of the Company on August 31, 2015. Peter served as a director of Corus Entertainment Inc. from April 2016 until January 2019. Peter has previously served as a director of Cable Television Laboratories, Inc. (“CableLabs”), a not-for-profit research development consortium dedicated to pursuing new cable telecommunications technologies. Peter is a graduate in Business Administration from Vancouver Community College, holds an Executive Management Certificate from the University of British Columbia, and is a graduate of the Executive Management Program at Queens University. In 2013, Peter was appointed Honorary Captain of the Royal Canadian Navy.

2021 AGM Vote results votes for votes withheld		20,254,813 7,042
Fiscal 2021 Meeting Attendance Board of Directors		7 of 7 (100%)
Human Resources and Compensation Committee		6 of 6 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience • Human Resources and Executive Compensation

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	40,000	374,909	Nil	Nil	26,070	$16,256,125
2020	40,000	374,909	Nil	Nil	17,941

Adrian I. Burns, LLD
	Ottawa, ON, Canada Age: 75 Director Since: 2001 Independent

Adrian Burns is the Chair of the Company’s Human Resources and Compensation Committee, a member of the Executive Committee and served on the Special Committee. She served as a commissioner of the Canadian Radio-television and Telecommunications Commission (CRTC) from 1988 to 1995. Following her time at the CRTC, Adrian was a member of the Copyright Board of Canada and also held many positions with CFCN-TV in Calgary, including as business editor, anchor, writer and producer. Adrian is currently President and Chief Executive Officer of Western Limited, a private Saskatchewan real estate company, Chair of the Board of Trustees of the National Arts Centre and a board member of several business and community organizations, including the Carthy Foundation. Adrian holds a degree in Art History from the University of British Columbia. Adrian was granted an honorary doctorate from Carleton University in 2016 and the University of Regina in 2012. She serves as an Honorary Captain of the Royal Canadian Navy.

2021 AGM Vote Results votes for votes withheld		20,256,113 5,742
Fiscal 2021 Meeting Attendance Board of Directors Special Committee(14)		7 of 7 (100%) 6 of 6 (100%)
Human Resources and Compensation Committee		6 of 6 (100%)
Skills: • Strategic Planning Leadership • Corporate Governance • Human Resources and Executive Compensation • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	2,600	6,000	Nil	Nil	76,761	$3,148,781
2020	2,600	6,000	Nil	Nil	71,802

12	Shaw Communications Inc. Proxy Circular

Business of the Meeting

Hon. Christina J. Clark
	Vancouver, BC, Canada Age: 56 Director Since: 2018 Independent

The Honourable Christy Clark was appointed as a director of the Company on June 28, 2018 and is a member of the Corporate Governance and Nominating Committee. Christy is the former Premier of British Columbia from 2011-2017 and the longest serving female premier in Canadian history. Previous to that she worked as a broadcaster. Christy is currently a Senior Advisor for Bennett Jones LLP as part of the firm’s governmental affairs and public policy team. She serves as a director and member of the human resources committee of Constellation Brands, Inc. (NYSE) and as a director and member of the governance, compensation and nominating committee of Recipe Unlimited Corporation (TSX). Christy has received several awards, including the YWCA Woman of Distinction Award and the 2009 Woman of the Year and is a member of the Women’s Executive Network Hall of Fame. Christy volunteers her time as chair of the Advisory Board at McGill University School of Public Policy, as a member of the Canada-India Business Council, and the Canada-US Business Council. She is an Honourary Lt. Colonel with the Seaforth Highlanders and serves as chair of Roots of Empathy.

2021 AGM Vote Results votes for votes withheld		20,260,140 1,715
Fiscal 2021 Meeting Attendance Board of Directors Corporate Governance and Nominating Committee		7 of 7 (100%) 5 of 5 (100%)
Skills: • Strategic Planning Leadership • Corporate Governance • Risk Evaluation and Management • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	Nil	Nil	70,000	Nil	19,796	$730,472
2020	Nil	Nil	70,000	Nil	13,691

Dr. Richard R. Green(12)
	Boulder, CO, USA Age: 84 Director Since: 2010 Independent

Dr. Richard Green is a member of the Company’s Audit Committee. From 1988 to 2008 he was President and CEO of CableLabs where he oversaw the development of DOCSIS technology, the establishment of common specifications for digital voice and the deployment of interactive television, among other technologies for the cable industry. He was also Senior Vice President at PBS and director of CBS’s Advanced Television Technology Laboratory. Dick is a director and member of the compensation and nominating and corporate governance committees of Liberty Global, Inc. (NASDAQ), the largest international cable company with operations in 14 countries, a director and member of the compensation and nominating and governance committees of Liberty Broadband Corporation (NASDAQ), and a director of Jones/NCTI, a workforce performance solutions company for individuals and broadband companies. He is a member of the Federal Communications Commission’s Technical Advisory Council, a fellow of the Society of Motion Picture and Television Engineers and a professor of Engineering at the University of Denver. Dick holds a Bachelor of Science from Colorado College, a Master of Physics from the State University of New York in Albany and a doctorate from the University of Washington. Dick’s honours include receiving the Charles F. Jenkins Lifetime Achievement Emmy Award in 2012 and being inducted into the Cable Hall of Fame in 2008.

2021 AGM Vote results votes for votes withheld		20,256,821 5,034
Fiscal 2021 Meeting Attendance Board of Directors Audit Committee		7 of 7 (100%) 5 of 5 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Corporate Governance • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	Nil	Nil	Nil	6,052	78,827	$3,132,035
2020	Nil	Nil	Nil	4,389	75,765

Proxy Circular Shaw Communications Inc.	13

Business of the Meeting

Gregg Keating
	Porters Lake, N.S., Canada Age: 58 Director Since: 2007 Independent

Gregg Keating is a member of the Company’s Corporate Governance and Nominating Committee. Gregg is the Chairman and Chief Executive Officer of Altimax Venture Capital, the privately-held parent company of the Keating Group. Headquartered in Nova Scotia, the Keating Group comprises a diverse portfolio of business interests, including Altimax Network Service Ltd., a satellite direct sales, installation and service business; Altimax Courier, a national transportation courier service; and Landmark Developments, a diverse real estate company. Gregg has over 30 years of experience in the cable and satellite sectors, including as Vice President, Operations and later President and Chief Executive Officer of Access Communications, a privately held family business having approximately 85,000 subscribers at the time of its sale to the Company in 1999, and as former director of cable and communications industry associations, including the Canadian Cable Television Association, the Canadian Cable Small Systems Alliance and the Cable Public Affairs Channel (CPAC). Gregg has also been active in numerous not-for-profit organizations and community fund-raising efforts. Gregg holds a Bachelor of Arts (honours) from Saint Francis Xavier University.

2021 AGM Vote results votes for votes withheld		20,258,812 3,043
Fiscal 2021 Meeting Attendance Board of Directors Corporate Governance and Nominating Committee		7 of 7 (100%) 5 of 5 (100%)
Skills: • Strategic Planning Leadership • Finance and Accounting • Operations Experience • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	2,500	70,182	Nil	Nil	79,836	$5,626,914
2020	2,500	70,182	Nil	Nil	76,735

Michael W. O’Brien(12)
	Toronto, ON, Canada Age: 76 Director Since: 2003 Independent

Michael O’Brien is a member of the Company’s Audit Committee, the Executive Committee and served on the Special Committee. He also served as the Company’s Lead Director from 2009 to January 2015. Mike held a number of senior executive management positions during his 27 year tenure with the integrated energy company, Suncor Energy Inc. (TSX, NYSE), including various positions with responsibility for planning, business development, refining and marketing, finance, and mining and extraction, retiring as Executive Vice President, Corporate Development and Chief Financial Officer in 2002. Mike also served on the Board of Directors of Suncor from 2002 until 2018. Until his retirement, Mike was a member of both the Suncor audit and governance committees. Mike holds a Bachelor of Arts from the University of Toronto and an MBA from York University.

2021 AGM Vote results votes for votes withheld		20,256,893 4,962
Fiscal 2021 Meeting Attendance Board of Directors Audit Committee – Chair Special Committee(14)		7 of 7 (100%) 5 of 5 (100%) 6 of 6 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Corporate Governance

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	10,000	24,798	Nil	2,505	80,344	$4,337,174
2020	10,000	24,798	Nil	4,018	77,222

14	Shaw Communications Inc. Proxy Circular

Business of the Meeting

Paul K. Pew
	Toronto, ON, Canada Age: 57 Director Since: 2008 Lead Director Since 2015 Independent

Paul Pew is the Chair of the Company’s Corporate Governance and Nominating Committee, a member of the Executive Committee and served as Chair of the Special Committee. Paul was appointed as the Company’s Lead Director on January 14, 2015 and continues to serve in that role. Paul is the Co-Founder and Co-Chief Executive Officer of G3 Capital Corp., a Toronto based alternative asset manager that focuses on public capital markets and, to a lesser extent, private investment opportunities. Paul was with GMP Securities Ltd., a leading Canadian independent investment dealer, from 1997 to 2007. He joined GMP as Partner and Senior Financial Analyst to establish GMP’s presence in the telecom, cable and media sectors. Throughout Paul’s years in GMP’s research department he was a top-rated analyst for the sectors he covered. In 2001, Paul became Head of Research while maintaining his sector coverage responsibilities. At that time, he also joined the firm’s executive committee and compensation committee. In 2004, Paul became GMP’s Head of Investment Banking for the telecom, cable and media sectors. From 1993 to 1997, Paul was a Partner and Senior Financial Analyst with DFI Securities which was acquired by Deutsche Morgan Grenfell in 1995. Paul is a Chartered Accountant and a Chartered Financial Analyst. He received a Bachelor of Arts, majoring in Business Administration, from the University of Western Ontario.

2021 AGM Vote results votes for votes withheld		20,260,012 1,843
Fiscal 2021 Meeting Attendance Board of Directors Corporate Governance and Nominating Committee Special Committee(14)		7 of 7 (100%) 5 of 5 (100%) 6 of 6 (100%)
Skills: • Strategic Planning Leadership • Finance and Accounting • Risk Evaluation and Management • Corporate Governance

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	300	161,059	Nil	3,088	131,127	$10,906,561
2020	300	128,198	Nil	5,936	118,719

Jeffrey C. Royer(12)
	Toronto, ON, Canada Age: 66 Director Since: 1995 Independent

Jeffrey Royer is a member of the Company’s Audit Committee. Jeff is a private investor with interests in telecommunications, broadcasting, medical device manufacturing, hospitality, professional sports and real estate. Jeff serves as chairman of Baylin Technologies Inc. (TSX), a provider of antenna and related systems for the mobile, broadband and wireless infrastructure markets, and (BY) Medimor Ltd. in Tiberias, Israel, and is a director of RFA Bank of Canada and RFA Capital Holdings, Inc. in Toronto, Ontario and Massuah Hotels in Jerusalem, Israel. Jeff serves currently on other corporate and non-profit boards, and has served as a director of more than 30 private companies and not-for-profit organizations during his career. Jeff is a General Partner of the Arizona Diamondbacks Baseball Club. Jeff holds a Bachelor of Arts in Economics from Lawrence University in Wisconsin.

2021 AGM Vote results votes for votes withheld		20,260,052 1,803
Fiscal 2021 Meeting Attendance Board of Directors Audit Committee		7 of 7 (100%) 5 of 5 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Risk Evaluation and Management

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	100,000(5)	11,308,416(5)	Nil	10,429	113,092	$5,626,032
2020	100,000	11,308,416	Nil	Nil	108,698

Proxy Circular Shaw Communications Inc.	15

Business of the Meeting

Bradley S. Shaw(8)(9)
	Calgary, AB, Canada Age: 57 Director Since: 1999 Non-Independent

Bradley S. Shaw assumed the role of Executive Chair of the Board and Chair of the Executive Committee upon the passing of JR Shaw in March 2020. Brad has been Chief Executive Officer of the Company since November 2010 and throughout his tenure, Brad has led the transformation of the Company from a Western-based cable company to a leading Canadian connectivity company. Brad joined the Company in 1987 as a customer service representative in the call centre where he learned the importance of listening to customers, responding to their needs and delivering an exceptional customer experience. This philosophy of customer service has guided him throughout his career as he assumed senior management and executive responsibilities. Brad was instrumental in building Shaw Direct into one of North America’s leading direct-to-home satellite television providers and he played a key role in the launch of the Company’s digital home phone service in 2005. In 2016, Brad spearheaded the following two transformational transactions: the acquisition of Freedom Mobile and divestiture of Shaw Media to reposition Shaw as a leading Canadian connectivity company. Brad is a director and a member of the executive committee of CableLabs and is also a director for several private companies. Brad is a director of Shaw Family Foundation and managing director of The HOP Foundation, both non-profit organizations. Active in his community, Brad sits on the Patrons’ Council of the Alberta Children’s Hospital Foundation and was instrumental in the success of Calgary’s Shaw Charity Classic, a pre-eminent stop on the PGA Champions Tour. Brad is not considered to be an independent director because he is a senior officer of the Company and is deemed to be related to its controlling shareholder (as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”).

2021 AGM Vote results votes for votes withheld		20,260,780 1,075
Fiscal 2021 Meeting Attendance Board of Directors		7 of 7 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	PSUs(3)	DSUs(4)	Equity Value(11)(13)
2021	46,400(6)	9,208,693(6)	240,000	162,661	46,646	8,649	$212,088,837
2020	46,400	9,201,946	240,000	158,226	33,938	8,313

Mike Sievert
	Kirkland, WA, USA Age: 52 Director Since: 2018 Independent

Mike Sievert is the President and Chief Executive Officer, and serves as a director, of T-Mobile, the fastest growing wireless company in the U.S. With over 105 million branded customers nationwide, T-Mobile recently surpassed AT&T to become the #2 provider in the U.S. Prior to becoming CEO, Mike served as President and COO, and as CMO of T-Mobile, starting with the company in 2012. Prior to joining T-Mobile, Mike had a nearly 25-year career in marketing, technology and entrepreneurship, and has held leading executive positions in companies including serving as Chief Commercial Officer at Clearwire Corporation, a broadband and communications provider, as co-founder and Chief Executive Officer of Switchbox Labs, Inc., a consumer technologies developer, Corporate Vice President of the worldwide Windows group at Microsoft Corporation and Executive Vice President and Chief Marketing Officer at AT&T Wireless. Mike holds a Bachelor’s degree in Economics from the Wharton School at the University of Pennsylvania.

2021 AGM Vote results votes for votes withheld		20,261,152 703
Fiscal 2021 Meeting Attendance Board of Directors		7 of 7 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	Nil	Nil	70,000	6,635	18,473	$926,485
2020	Nil	Nil	70,000	Nil	17,755

16	Shaw Communications Inc. Proxy Circular

Business of the Meeting

Carl E. Vogel(12)
	Cherry Hills Village, CO, USA Age: 64 Director Since: 2006 Independent

Carl Vogel is the Chair of the Audit Committee, a member of the Executive Committee and served on the Special Committee. He is a private investor and an industry advisor focused on media and communications for KKR & Co. Inc., a global investment firm that offers alternative asset management and capital markets and insurance solutions. Carl served as Senior Advisor and director of DISH Network Corporation until May 2021. He was also the Vice Chairman of DISH Network Corporation (formerly EchoStar Communications Corporation, a satellite delivered digital television services provider) from June 2005 until March 2009 and President from September 2006 until February 2008. From October 2007 to March 2009, he served as Vice Chairman and Senior Advisor at EchoStar Corp (a developer of set-top boxes and other electronic technology). Carl was also President, Chief Executive Officer and a director of Charter Communications, a broadband service provider in the U.S, from October 2001 until January 2005. He is a director of AMC Networks Inc. (audit committee chair), Sirius/XM Corporation (compensation committee chair), Universal Electronics Inc. (audit committee member) and chair of Progress Acquisition Corporation (each NASDAQ listed). Carl has also served as a director of a number of private companies. He holds a Bachelor of Science degree in Finance and Accounting from St. Norbert College in Wisconsin and was formerly an active Certified Public Accountant.

2021 AGM Vote Results votes for votes withheld		20,260,252 1,603
Fiscal 2021 Meeting Attendance Board of Directors Audit Committee Special Committee(14)		7 of 7 (100%) 5 of 5 (100%) 6 of 6 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Operations Experience

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	Nil	35,000(7)	Nil	Nil	46,580	$1,718,802
2020	Nil	35,000	Nil	Nil	44,771

Sheila C. Weatherill, C.M.
	Edmonton, AB, Canada Age: 76 Director Since: 2009 Independent

Sheila Weatherill is a member of the Company’s Corporate Governance and Nominating Committee. Sheila is the former President and Chief Executive Officer of the Capital Health Authority, the Edmonton region health administrative authority. Sheila is also a former director of Epcor Utilities Inc. where she served as vice chair and chair of the corporate governance and nominating committee until May 2019. She was also a director of Canada Health Infoway, Inc. until July 2017. Sheila holds a nursing degree from the University of Alberta. Sheila’s honours include receiving an honorary doctorate from the University of Lethbridge, an honorary Bachelor of Arts from MacEwan University, the Alberta Centennial Medal and was appointed a Member of the Order of Canada. Sheila is also a Distinguished Executive in Residence in the School of Business, University of Alberta, a member of the University of Alberta, Faculty of Medicine Advisory Board, and is a member of several philanthropic and community organizations. Sheila was formerly a member of the Prime Minister’s Advisory Committee on the Public Service and was the Independent Investigator of the 2008 Listeriosis Outbreak.

2021 AGM Vote Results votes for votes withheld		20,255,301 6,554
Fiscal 2021 Meeting Attendance Board of Directors Corporate Governance and Nominating Committee		7 of 7 (100%) 5 of 5 (100%)
Skills: • Senior Executive Leadership • Human Resources and Executive Compensation • Government and Regulatory • Corporate Governance

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	Nil	Nil	Nil	7,822	91,363	$3,659,927
2020	Nil	Nil	Nil	Nil	87,813

Proxy Circular Shaw Communications Inc.	17

Business of the Meeting

Steven A. White
Cherry Hills Village, CO, USA Age: 60 Nominee Director Independent

Steve White was appointed as a director of the Company in January 2021 and is a member of Human Resources and Compensation Committee. Steve serves as President, Special Counsel to the CEO of Comcast Cable where he focuses on diversity and inclusion, leadership development and strategic initiatives. Previously, Steve served as President, Comcast West Division, of Comcast Corporation where he led Comcast’s cable division in the western United States, with a team of 28,000 employees serving more than 10 million customers and generating annual revenue of approximately US$18 billion. Prior to joining Comcast in 2002, Steve held senior leadership positions in AT&T Broadband and Telecommunications, Inc., and has over 30 years of relevant experience in sales, marketing, operations and management. He also has experience in diversity and inclusion, human resources and executive compensation, and corporate governance matters and serves as a director and member of the compensation and corporate governance committees of Hormel Foods Corporation (NYSE) and W.W. Grainger, Inc. (NYSE). Steve is a member of the Executive Leadership Council which focuses on C-Suite diversity within corporations, and serves on the board of Delta Eta Boulé which supports getting diverse young leaders into higher education institutions. Steve is also an executive in residence for the University of Denver’s Daniels College of Business and is a director of New Leaders, a non-profit organization that aims to recruit and train public school leaders with a focus on improving educational results. Steve holds a Bachelor of Arts from Indiana University.

2021 AGM Vote Results votes for votes withheld		20,261,093 762
Fiscal 2021 Meeting Attendance Board of Directors Human Resources and Compensation Committee		5 of 5 (100%) 4 of 4 (100%)
Skills: • Senior Executive Leadership • Human Resources and Executive Compensation • Operations Experience • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(10)(11)
2021	Nil	Nil	Nil	Nil	17,978	$663,388
2020	Nil	Nil	Nil	Nil	Nil

Notes:

(1)

The information as to the securities beneficially owned, or over which control or direction is exercised, or as noted in Notes 5, 6, 7, and 8 was furnished by the nominees as of November 24, 2020 and November 24, 2021, respectively.

(2)

Prior to 2019, the Company awarded stock options to acquire Class B Non-Voting Shares (“Options”) to new directors upon their election or appointment to the Board. For further details, please see the information under the heading “Statement of Compensation – Compensation of Directors.”

(3)

“RSUs” means restricted share units, which are granted under the amended and restated Plan for Restricted Share Units & Performance Share Units approved on October 25, 2018 (the “RSU/PSU Plan”). “PSUs” means performance share units which are granted under the RSU/PSU Plan. For further details, please see the information under the heading “Statement of Compensation – Medium Term Incentives – RSU and PSU Plan.”

(4)

“DSUs” means deferred share units, which are granted pursuant to the Directors’ Deferred Share Unit Plan (the “DDSU Plan”), adopted effective January 1, 2004 and amended and restated as of November 27, 2018. For further details, please see the information under the heading “Statement of Compensation – Compensation of Directors – DDSU Plan.”

(5)

Jeffrey C. Royer beneficially owns 28,946 Class B Non-Voting Shares. Associates of Mr. Royer own 100,000 Class A Shares and 11,279,470 Class B Non-Voting Shares. Mr. Royer does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide additional disclosure to shareholders. The equity value of Mr. Royer’s holdings excludes the 100,000 Class A Shares and 11,279,470 Class B Non-Voting Shares owned by his associates.

(6)

Bradley S. Shaw beneficially owns or controls 6,000 Class A Shares and 5,523,774 Class B Non-Voting Shares (5,467,944 of such Class B Non-Voting Shares are under the control or direction of the Shaw Family Living Trust (SFLT)). Certain associates of Mr. Shaw beneficially own, directly or indirectly, an additional 40,400 Class A Shares and 3,684,919 Class B Non-Voting Shares (including certain Class B Non-Voting Shares over which SFLT exercises control or direction). This information is included solely to provide additional disclosure to shareholders. The equity value of Mr. Shaw’s holdings excludes the 40,400 Class A Shares and 3,684,919 Class B Non-Voting Shares over which associates of Mr. Shaw exercise control or direction.

(7)

The Vogel Family 2012 Irrevocable Family Trust, an associate of Mr. Vogel, holds the indicated 35,000 Class B Non-Voting Shares. Mr. Vogel does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide additional disclosure to shareholders. The equity value of Mr. Vogel’s holdings excludes the 35,000 Class B Non-Voting Shares held by The Vogel Family 2012 Irrevocable Family Trust.

(8)

SFLT and its subsidiaries hold, directly or indirectly, or exercise control or direction over 17,662,400 Class A Shares (representing approximately 79% of the outstanding Class A Shares). The sole trustee of SFLT is a private company controlled by a board consisting of seven directors, including as at November 24, 2021, Bradley S. Shaw, four other members of his family and two independent directors. SFLT and its subsidiaries hold these shares for the benefit of the descendants of the late JR Shaw and Carol Shaw. For further details see “Voting Procedures – Voting Shares and Principal Holders Thereof.”

18	Shaw Communications Inc. Proxy Circular

Business of the Meeting

(9)	In fiscal 2021, Bradley S. Shaw elected not to receive director fees.
(10)

Equity value is calculated using $36.50 per Class A Share and $36.90 per Class B Non-Voting Share, being the closing prices on the Toronto Stock Exchange (TSX) on November 24, 2021. Equity value includes Class A Shares, Class B Non-Voting Shares, RSUs and DSUs (but excludes Options). The equity value for Jeffrey C. Royer and Carl E. Vogel is calculated based on the shares beneficially owned by each of them (see, respectively, notes 5 and 7). Upon closing of the Transaction (as defined in “Statement of Corporate Governance – Shaw Rogers Transaction”), each Option will be exchanged for a cash payment equal to $40.50 less the exercise price of the Option, and each Class A Share and Class B Non-Voting Share along with each RSU, PSU and DSU (collectively, “Equity Awards”) will be exchanged for $40.50. For a summary of the cash to be received from the Options, Class A Shares, Class B Non-Voting Shares and Equity Awards held by each director as at April 14, 2021, see “The Arrangement – Interests of Certain Persons in the Arrangement” in the management information circular filed April 23, 2021 on Shaw’s SEDAR profile.

(11)	Each of the nominee directors meet the share ownership guidelines (see “Statement of Compensation – Compensation of Directors – Share Ownership Guideline”).
(12)

Each member of the Audit Committee is independent and financially literate as defined in National Instrument 52-110 – Audit Committees and each of Michael W. O’Brien, Jeffrey C. Royer and Carl E. Vogel qualifies as a “financial expert” under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and other applicable regulatory requirements.

(13)

The equity value of Bradley S. Shaw’s holdings is calculated based on the securities he beneficially owns (see note 6) and consists of $219,000 for Class A Shares, $203,827,261 for Class B Non-Voting Shares, $6,002,191 for RSUs, $1,721,237 for PSUs (assuming 100% payout) and $319,148 for DSUs. Equity value is calculated using $36.50 per Class A Share and $36.90 per Class B Non-Voting Share, being the closing prices on the TSX on November 24, 2021.

(14)

A Special Committee consisting of independent directors was formed on March 1, 2021 to assess, consider and review third party proposals to acquire all of the issued and outstanding Class A Shares and Class B Non-Voting Shares of the Company and to determine whether such a sale would be in the best interests of the Company. For further details, please see the information under the heading “Statement of Corporate Governance – Special Committee.”

3.	Appointment of Auditors

Ernst & Young LLP, Chartered Professional Accountants has been nominated to serve as auditors of the Company to hold office until the next annual general meeting of shareholders of the Company. Upon recommendation of the Audit Committee, the Board and management recommend to shareholders the re-appointment of Ernst & Young LLP as the Company’s auditors.

Audit Fees

The aggregate amounts paid or accrued by the Company with respect to fees payable to Ernst & Young LLP, the auditors of the Company, for audit (including separate audits of wholly-owned and non-wholly owned entities, and Sarbanes-Oxley Act-related services), audit-related (including financings and regulatory reporting requirements), tax and other services in the fiscal years ended August 31, 2021 and 2020 were as follows:

Type of Service	Fiscal 2021	Fiscal 2020

Audit Fees	$3,517,140	$3,582,840

Audit-Related Fees	$44,895	$231,045

Tax Fees	$994,724	$78,250

Total	$4,556,759	$3,892,135

Audit-related fees for fiscal 2021 relate to assurance services in respect of an environmental and regulatory report and for fiscal 2020 relate to services performed in conjunction with senior note and securities offerings and assurance services in respect of an environmental and regulatory report. The tax fees for fiscal 2021 relate to tax advisory services on the Transaction (as defined under “Statement of Corporate Governance – Shaw Rogers Transaction”) and general tax advisory services and for fiscal 2020 relate to general tax advisory services.

The Audit Committee considered and agreed that the above fees are compatible with maintaining the independence of the Company’s auditors. Further, the Audit Committee determined that, in order to ensure the continued independence of the auditors, only limited non-audit services will be provided to the Company by Ernst & Young LLP and in such case, only with the prior approval of the Audit Committee. The Chair of the Audit Committee has been delegated authority to approve the retainer of Ernst & Young LLP to provide non-audit services in extraordinary circumstances where it is not feasible or practical to convene a meeting of the Audit Committee, subject to an aggregate limit of $150,000 in fees payable to Ernst & Young LLP for such services at any time until ratified by the Audit Committee. The Chair of the Audit Committee is required to report any such services approved by him to the Audit Committee.

Proxy Circular Shaw Communications Inc.	19

Statement of Corporate Governance

The Board and management of the Company recognize that effective corporate governance is central to the prudent direction and operation of the Company in a manner that ultimately enhances shareholder value.

The Company’s corporate governance practices and policies have been developed under the stewardship of the Corporate Governance and Nominating Committee of the Board in response to evolving laws and best practices. Such practices and policies conform with applicable corporate governance standards and take into account the following:

Source	Reason for Conforming

Sarbanes-Oxley Act of 2002 (US)	The Company is a foreign private issuer in the U.S.

The New York Stock Exchange (NYSE)	The Company has shares listed on the NYSE

The Toronto Stock Exchange (TSX)	The Company has shares listed on the TSX

Canadian Securities Administrators	The Company is a reporting issuer in various Canadian jurisdictions

The Board monitors corporate governance developments and is committed to enhancing the Company’s corporate governance practices in response to changing laws and evolving best practices. The following discussion outlines the Company’s approach toward corporate governance policies and practices in accordance with disclosure required by National Policy 58-201 – Corporate Governance Guidelines and National Instrument 58-101 – Disclosure of Corporate Governance Polices.

1.	Shaw Rogers Transaction

On March 15, 2021, Shaw announced that it entered into an arrangement agreement with Rogers (the “Arrangement Agreement”), under which Rogers will acquire all of Shaw’s issued and outstanding Class A Shares and Class B Non-Voting Shares in a transaction valued at approximately $26 billion, inclusive of approximately $6 billion of Shaw debt (the “Transaction”).

Holders of Class A Shares and Class B Non-Voting Shares (other than the Shaw Family Living Trust, the controlling shareholder of Shaw, and related persons (collectively, the “Shaw Family Shareholders”)) will receive $40.50 per share in cash (reflecting a premium of approximately 69% to the closing price of the Company’s Class B Non-Voting Shares on March 12, 2021). The Shaw Family Shareholders will receive 60% of the consideration for their shares in the form of Class B Non-Voting Shares of Rogers (the “Rogers Shares”) on the basis of the volume-weighted average trading price for the Rogers Shares for the 10 trading days ending March 12, 2021, and the balance in cash. As at March 13, 2021, when the Arrangement Agreement was signed, the value of the consideration attributable to the Class A Shares and Class B Non-Voting Shares held by the Shaw Family Shareholders (calculated using the volume-weighted average trading price for the Rogers Shares for the 10 trading days ending March 12, 2021) was equivalent to $40.50 per share.

The Transaction is being implemented by way of a court-approved plan of arrangement under the Business Corporations Act (Alberta). At the special meeting of Shaw shareholders held on May 20, 2021, the Company obtained approval of the plan of arrangement by the holders of Shaw’s Class A Shares and Class B Non-Voting Shares in the manner required by the interim order granted by the Court of Queen’s Bench of Alberta on April 19, 2021. On May 25, 2021, the Court of Queen’s Bench of Alberta issued a final order approving the plan of arrangement.

The Transaction remains subject to other customary closing conditions including approvals from certain Canadian regulators. Shaw and Rogers are working cooperatively and constructively with the Competition Bureau, Innovation, Science and Economic Development Canada (ISED) and the CRTC in order to secure the requisite approvals. Subject to receipt of all required approvals and satisfaction of all closing conditions, closing of the Transaction is expected to occur in the first half of 2022. For further details see “Shaw and Rogers Transaction” in the Company’s Management’s Discussion and Analysis for the year ended August 31, 2021 (the “2021 Annual MD&A”) and the management information circular filed April 23, 2021 on Shaw’s SEDAR profile at www.sedar.com and EDGAR profile at www.sec.gov/edgar.shtml.

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Statement of Corporate Governance

2.	Foundation of Corporate Governance Practices

On March 24, 2020, Shaw announced the passing of its founder, Executive Chair and former Chief Executive Officer, JR Shaw, a true pioneer of Canadian business and a visionary of the Canadian telecommunications sector. For over 50 years, JR Shaw established himself as a network builder, growing the Company into one of Canada’s leading connectivity providers, serving over 7 million subscribers with cable, internet, voice, satellite and wireless services. The growth and success of Shaw is a direct reflection of JR Shaw’s commitment and passion for delivering excellent customer service.

Shaw’s commitment to a sound corporate governance culture began with its founder, JR Shaw, and his work as a builder of networks and relationships. JR’s legacy continues to live through Bradley S. Shaw, who assumed the role of Executive Chair while also maintaining his position as Chief Executive Officer. This long-standing commitment to sound and effective corporate governance and disclosure practices has been woven into Shaw’s corporate culture through the leadership of Bradley S. Shaw and the other Board members, who (other than Bradley S. Shaw) are all independent, are charged with the overall responsibility for the stewardship of the Company. This is further complemented by the Company’s Lead Director, Paul K. Pew, who plays a critical role on Shaw’s Board by serving as an independent contact for, serving as chair of the Special Committee1 of, and providing leadership to, the independent directors, all of which helps to maintain and enhance the quality of the Company’s corporate governance and disclosure practices. Shaw’s corporate governance and disclosure practices are inspired by JR’s legacy and the culture he established, with a focus on achieving high standards and greater transparency and integrity.

3.	Board & Committee Membership and Independence

As of the date hereof, the Board consists of 13 directors, which number will remain the same if all of the director nominees are elected. The Board members and their standing committee memberships are identified in the table below.

The Board defines a director to be “independent” if he or she has no direct or indirect material relationship with the Company, as determined by the Board in consultation with the Corporate Governance and Nominating Committee. A “material relationship” is a relationship which, in the Board’s view, could reasonably be expected to interfere with the exercise of a director’s independent judgment. Based on a review of the applicable factual circumstances, including financial, contractual and other relationships, the Board, in consultation with the Corporate Governance and Nominating Committee, has determined that 12 Board members, being 92% of the current Board (12 out of 13 Board members), and 92% of the director nominees (12 out of 13 director nominees), are independent as set out in the table below.

1

A Special Committee consisting of independent directors was formed on March 1, 2021 to assess, consider and review third party proposals to acquire all of the issued and outstanding Class A Shares and Class B Non-Voting Shares of the Company and to determine whether such a sale would be in the best interests of the Company. For further details, see the information under the heading “Statement of Corporate Governance – Special Committee.”

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Statement of Corporate Governance

Director(1)	Audit Committee	Corporate Governance & Nominating Committee	Human Resources & Compensation Committee	Executive Committee	Independence Analysis

Peter J. Bissonnette	–	–	●	–	Independent

Adrian I. Burns(2)	–	–	Chair	●	Independent

Christy J. Clark	–	●	–	–	Independent

Richard R. Green	●	–	–	–	Independent

Gregg Keating	–	●	–	–	Independent

Michael W. O’Brien	●	–	–	●	Independent

Paul K. Pew	–	Chair	–	●	Independent

Jeffrey C. Royer	●	–	–	–	Independent

Bradley S. Shaw	–	–	–	Chair	Not Independent(3)(4)

Mike Sievert	–	–	–	–	Independent

Carl E. Vogel(5)	Chair	–	–	●	Independent

Sheila C. Weatherill	–	●	–	–	Independent

Steven A. White	–	–	●	–	Independent

Notes:

(1)

Further details about each nominee for election to the Board at the January 12, 2022 Meeting is provided under the heading “Business of the Meeting – Election of Directors – About the Nominee Directors.”

(2)	Effective January 2021, Adrian I. Burns assumed the role of Chair of the Human Resources and Compensation Committee.
(3)	Bradley S. Shaw is the Executive Chair of the Board and Chief Executive Officer of the Company.
(4)

Bradley S. Shaw is deemed to be, or is related to, the Company’s controlling shareholder through the Shaw Family Living Trust and its trustee as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof.” Bradley S. Shaw is considered to be a non-independent director due to his relationship with the controlling shareholder and because he holds the position of Chief Executive Officer of the Company.

(5)	Effective January 2021, Carl E. Vogel assumed the role of Chair of the Audit Committee and became a member of the Executive Committee.

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Statement of Corporate Governance

4.	Board Skills Matrix

The Corporate Governance and Nominating Committee maintains a skills matrix which indicates each director nominee’s expertise level in certain strengths and competencies that it considers necessary for the Board to carry out its mandate effectively. Each director indicates the degree to which they possess these skills and competencies through director disclosure questionnaires administered by the Company that are used to develop the skills matrix which is reviewed by the Corporate Governance and Nominating Committee. The table below lists the top four competencies for each of the director nominees together with their gender, age and the year they joined the Board.

Name	Gender	Age	Director since	Top Four Competencies

Peter J. Bissonnette	M	74	2009	●	●			●	●

Adrian I. Burns	F	75	2001		●	●		●		●

Christy J. Clark	F	56	2018		●	●	●			●

Richard R. Green	M	84	2010	●	●	●						●

Gregg Keating	M	58	2007		●				●		●	●

Michael W. O’Brien	M	76	2003	●	●	●					●

Paul K. Pew	M	57	2008		●	●	●				●

Jeffrey C. Royer	M	66	1995	●	●		●				●

Bradley S. Shaw	M	57	1999	●	●				●			●

Mike Sievert	M	52	2018	●	●				●			●

Carl E. Vogel	M	64	2006	●	●				●		●

Sheila C. Weatherill	F	76	2009	●		●		●		●

Steven A. White	M	60	2021	●				●	●			●

Notes:

(1)	CEO or senior executive experience at a major public company or other major organization
(2)	Strategic planning experience at a major public company or other major organization
(3)	Experience in corporate governance principles and practices at a major organization
(4)	Experience in, or understanding of, internal risk controls, risk assessment, risk management and/or reporting
(5)	Experience in, or an understanding of, compensation plans, leadership development, talent management, succession planning and human resource principles and practices generally
(6)	Senior executive operations experience in wireless, video, internet and/or voice at a major organization
(7)	Experience in, or understanding of, government, relevant government agencies and/or public policy in Canada
(8)	Experience with, or understanding of, financial accounting and reporting, corporate finance and familiarity with internal controls and Canadian GAAP and IFRS
(9)	Senior executive experience in the technology sector particularly related to communications and wireless sectors

The Corporate Governance and Nominating Committee actively engages in a board renewal process with a long-term view when making recommendations to the Board to nominate or appoint new Board members. Over the past three years, the Company has added two new members to the Board, each with unique experiences and expertise that complement the Board to carry out its mandate effectively. As part of its ongoing board renewal process, the Corporate Governance and Nominating Committee considers the level of representation of women and other diverse candidates by overseeing the selection process to ensure diverse candidates are included and considered in the pool of potential director nominees.

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Statement of Corporate Governance

The Company does not have a mandatory retirement policy or term limit policy for members of the Board and rather assesses board succession as part of its annual board and committee assessments. The Company considers it important to retain directors with significant and unique business experience in the industry and believes that directors who hold significant investments in the Company are strongly motivated to engage in independent thinking and analysis and bring a long-term perspective which is beneficial to the Company and all of its shareholders. The Company has an established practice of retaining the benefit of director insight from related industry, regulatory or technological experience. This is particularly significant for the Company given the narrow field of candidates who have experience in this unique, regulated sector in Canada. The Company considers that a director term limit in the context of a controlled corporation where a controlling shareholder, or its representatives, would be required to step down as a director after serving for a stipulated period of time is inappropriate. The relationship between the Company and its controlling shareholder is unique and a valuable element of the Company’s leadership, culture and governance.

5.	Board of Directors

The Board has established a written Board mandate which is reviewed on a regular basis and updated as considered appropriate by the Corporate Governance and Nominating Committee and the Board. A copy of the Board mandate is included as Exhibit A to this Proxy Circular.

Duties

The Board has responsibility for supervising and overseeing management of the business and affairs of the Company. The Board’s duties include to:

•	appoint senior management;
•	review performance of senior management and approve compensation of the Executive Chair & Chief Executive Officer and Shaw family members who are executive officers of the Company;
•	monitor plans for succession, training and development;
•	satisfy itself as to the integrity of senior management and ensure that senior management maintains a culture of integrity throughout the Company;
•	approve the Company’s strategic objectives, business plans and budgets as discussed below;
•	approve significant strategic transactions, including significant acquisitions, dispositions and financings;
•

identify and assess the principal risks inherent in the business activities of the Company and ensure that management takes reasonable steps to implement appropriate systems to manage such risks, including oversight over the Company’s business continuity/resumption, disaster recovery and external threats/hazards monitoring plans;

•

ensure that the operational and financial performance of the Company, as well as any developments that may have a significant and material impact on the Company, are adequately reported to shareholders, regulators and stakeholders on a timely and regular basis;

•	develop, implement and oversee a disclosure policy to enable the Company to communicate effectively with its shareholders and other stakeholders; and
•	develop, review and monitor the Company’s Environment, Social, and Governance program.

Certain responsibilities and powers of the Board have been delegated to committees of the Board as outlined below.

Strategic Planning

With respect to strategic planning, the Board establishes long-term strategic objectives for the Company, reviews and approves management’s business plans and budgets, and reviews emerging trends, opportunities, risks and issues with management. The Board reviews adjustments to management’s budgets, plans and objectives as may be required during the year.

The Board receives regular updates from management on strategic and other developments including the Transaction. Presentations are given at quarterly Board meetings where topics that are strategic to the Company’s performance and prospects are explored in depth. In fiscal 2021, strategic sessions of the Board were undertaken at each of the quarterly Board meetings and on an ad hoc basis. For further details see “Corporate Governance and Nominating Committee – Orientation and Continuing Education” below.

Executive Chair

JR Shaw served as the Executive Chair until his passing on March 23, 2020. Since then, Bradley S. Shaw has assumed the role of Executive Chair (while also maintaining his position as Chief Executive Officer of the Company) and, as such, he has overall responsibility for the stewardship of the Company.

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Statement of Corporate Governance

The Executive Chair fulfills the role of Chair of the Board, which position is described in the Company’s Board mandate. Responsibilities of the Executive Chair include to:

•	facilitate effective operation and management of, and provide leadership to, the Board;
•	act as Chair of meetings of the Board;
•	assist in setting the agenda for each meeting of the Board and otherwise bring forward for consideration matters within the mandate of the Board;
•	facilitate the Board’s interaction with management;
•	act as a resource and mentor and provide leadership for other members of the Board; and
•	perform such other duties and responsibilities as may be delegated to the Executive Chair by the Board.

Lead Director

Paul K. Pew, an independent director, was appointed in January 2015 as the Company’s third Lead Director since the position was created in 2004. The Lead Director provides leadership to the Company’s independent directors, serves as an independent leadership contact for the directors and maintains and enhances the quality of the Company’s corporate governance practices by promoting best practices and high standards of corporate governance. As such, the Lead Director also serves as Chair of the Corporate Governance and Nominating Committee and communicates frequently with the Executive Chair & Chief Executive Officer on matters related to the independent directors. A Lead Director typically serves for a term of five to seven years.

The terms of reference for the Lead Director are set out in the Company’s Board mandate and include:

•	in conjunction with the Corporate Governance and Nominating Committee, provide leadership to ensure that the Board functions independently of management;
•	chair all in camera meetings of the independent directors;
•	recommend, where necessary, the holding of special meetings of the Board;
•	review with the Executive Chair & Chief Executive Officer items of importance for consideration by the Board;
•

as may be required from time to time, consult and meet with any or all of the independent directors at the discretion of either party and with or without the attendance of the Executive Chair & Chief Executive Officer, and represent such independent directors in discussions with management on corporate governance issues and other matters;

•	serve as Board ombudsman, to ensure that questions or comments of individual directors are heard and addressed;
•

with the Corporate Governance and Nominating Committee, ensure that the Board, committees of the Board, individual directors and senior management understand and discharge their duties and obligations under the Company’s system of corporate governance;

•	mentor and counsel new members of the Board to assist them in becoming active and effective directors;
•	with the Corporate Governance and Nominating Committee, facilitate the process of conducting director evaluations;
•	with the Corporate Governance and Nominating Committee, promote best practices and high standards of corporate governance; and
•	perform such other duties and responsibilities as may be delegated to the Lead Director by the Board.

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Statement of Corporate Governance

Attendance Record

The Board attendance record for fiscal 2021 is outlined below.

Director	Audit Committee	Corporate Governance & Nominating Committee	Human Resources & Compensation Committee	Special Committee(1)	Committees(2) (Total)	Board	Overall Attendance

Peter J. Bissonnette	–	–	6/6	–	6/6	7/7	13/13	(100%)

Adrian I. Burns	–	–	6/6	6/6	12/12	7/7	19/19	(100%)

Christy J. Clark	–	5/5	–	–	5/5	7/7	12/12	(100%)

Richard R. Green	5/5	–	–	–	5/5	7/7	12/12	(100%)

Gregg Keating	–	5/5	–	–	5/5	7/7	12/12	(100%)

Michael W. O’Brien	5/5	–	–	6/6	11/11	7/7	18/18	(100%)

Paul K. Pew	–	5/5	–	6/6	11/11	7/7	18/18	(100%)

Jeffrey C. Royer	5/5	–	–	–	5/5	7/7	12/12	(100%)

Bradley S. Shaw	–	–	–	–	–	7/7	7/7	(100%)

Mike Sievert	–	–	–	–	–	7/7	7/7	(100%)

Carl E. Vogel	5/5	–	–	6/6	11/11	7/7	18/18	(100%)

Sheila C. Weatherill	–	5/5	–	–	5/5	7/7	12/12	(100%)

Steven A. White	–	–	4/4	–	4/4	5/5	9/9	(100%)

Notes:

(1)

A special committee of independent directors was formed on March 1, 2021 to assess, consider and review third party proposals to acquire all of the issued and outstanding Class A Shares and Class B Non-Voting Shares of the Company and to determine whether such a sale would be in the best interests of the Company (each capitalized term as defined below). For further details see “Special Committee” below.

(2)	No Executive Committee meetings were required in fiscal 2021.

In Camera Sessions

The Board mandate provides that the Board shall hold, in conjunction with each Board meeting, “in camera” sessions at which non-independent directors and members of management are not in attendance. At each in camera session the independent directors meet with the Executive Chair & Chief Executive Officer without any other member of management present, and subsequently without any member of management or the Executive Chair & Chief Executive Officer present. The Lead Director chairs the independent directors’ in camera sessions and provides feedback to the Executive Chair & Chief Executive Officer of any matter arising from such “in camera” sessions, particularly if further action or follow-up is required by management.

The committees of the Board met in camera at each meeting in fiscal 2021, as follows:

Audit Committee	5 times

Corporate Governance and Nominating Committee	5 times

Human Resources and Compensation Committee	6 times

Special Committee	6 times

Interlocking Directorships

The Board addresses interlocking directorships on a case-by-case basis. The Corporate Governance and Nominating Committee considers the effect of interlocking directorships on director independence when considering nominees as new directors. Existing directors are subject to the Company’s outside directorship guidelines. There are currently no directors of the Company who sit on the same external public company board.

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Statement of Corporate Governance

Committees of the Board

Subject to applicable law, the Board delegates certain of its powers, duties and responsibilities to committees of the Board. The Board has established four standing committees and the Special Committee, as discussed below.

6.	Audit Committee

As of the date hereof, the Audit Committee consists of Carl E. Vogel (Chair), Richard R. Green, Michael W. O’Brien and Jeffrey C. Royer. Each member of the Audit Committee is an independent director and is financially literate. Each of Michael W. O’Brien, Jeffrey C. Royer and Carl E. Vogel also qualify as a “financial expert” under the Sarbanes-Oxley Act and other applicable regulatory requirements.

A copy of the Audit Committee charter is included in the Company’s 2021 Annual Information Form and is available on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance.

Duties

The Audit Committee is responsible for overseeing the integrity of the Company’s financial reporting process. In this regard, the Audit Committee duties include oversight of:

•	the integrity of the Company’s financial statements and related information;
•	management’s assessing and reporting on the effectiveness of internal controls;
•

the external and internal auditors (including review of the audit plan with the external auditors and the Company’s senior management) and evaluation of the qualification, effectiveness and independence of the external and internal auditors;

•	the Company’s compliance with legal and regulatory requirements relating to public disclosure and financial reporting; and
•	the Company’s processes for identifying, assessing and managing risks and the Company’s financing strategy, including the Company’s Enterprise Risk Management (ERM) program.

With respect to internal controls over financial reporting, the Company has conducted an evaluation of the effectiveness of its system of internal controls over financial reporting and concluded that the Company’s system of internal controls over financial reporting was effective as of August 31, 2021 and that the Company is in compliance with the requirements of Section 302 of the Sarbanes-Oxley Act.

Internal Audit and Advisory Services

The Audit Committee is also responsible for overseeing the work of the Company’s Internal Audit and Advisory Services department whose mandate is to provide independent and objective audit and advisory services in order to evaluate and improve the effectiveness of the Company’s governance, internal controls, disclosure processes and risk management activities. In that regard, the Audit Committee oversees the work of the Internal Audit and Advisory Services department and all reports issued by the Internal Audit and Advisory Services department.

Risks

The Audit Committee reviews:

•	the Company’s long-term financing strategy, annual financing plan and specific proposed financings (not otherwise considered the annual financing plan);
•	management’s processes for identifying, assessing and managing the principal risks to the Company and its businesses;
•	the major risk exposures and trends identified by the Company’s management and its implementation of risk policies and procedures to monitor and manage such exposure, including:
•	oversight over the Company’s ERM program and coordinating annual reporting to the Board; and
•	reviewing, monitoring and coordinating reporting to the Board on the Company’s business continuity/resumption plans, disaster recovery plans and external threats/hazards monitoring;
•	annually, the insurance coverage maintained by the Company; and
•	the Company’s risk disclosure in its annual and interim materials.

As part of this process, the Audit Committee regularly reviews reports and discusses significant financial statement or audit risks with the Company’s external auditors. The Audit Committee undertakes a further review of the significant corporate level risks through the ERM program. The ERM program is a performance focused process designed to identify, monitor and manage significant corporate level risks that could impact the achievement of the Company’s strategic objectives. The Company’s executives meet periodically to: (i) review and update significant corporate level risks; (ii) assess such corporate level risks in terms of

Proxy Circular Shaw Communications Inc.	27

Statement of Corporate Governance

likelihood and magnitude of impact; (iii) review the response strategy; and (iv) monitor progress. The last ERM update was provided to the Audit Committee in October 2021, with the Audit Committee coordinating updates to the Board at least annually (with the last update provided in January 2021).

The significant risks and uncertainties affecting the Company and its business are discussed in the 2021 Annual MD&A under the heading “Known Events, Trends, Risks and Uncertainties.”

Whistleblower and Fraud

As part of its oversight of the integrity of the Company’s internal controls, the Audit Committee specifically reviews and addresses fraud prevention and other procedures. Under the Company’s Business Conduct Standards, the Company has implemented procedures to ensure that concerns and complaints with respect to accounting, auditing, internal controls and public disclosure matters, among others, are brought to the attention of the Chair of the Audit Committee.

Chair

The mandate of the Audit Committee outlines the Chair’s responsibilities, which include: organizing the Committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the Audit Committee’s work.

7.	Corporate Governance and Nominating Committee

As of the date hereof, the Corporate Governance and Nominating Committee consists of Paul K. Pew (Chair), Christy J. Clark, Gregg Keating and Sheila C. Weatherill. Each member of the Corporate Governance and Nominating Committee is an independent director.

A copy of the Corporate Governance and Nominating Committee charter is available on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance.

Duties

The Corporate Governance and Nominating Committee is responsible for developing and monitoring the Company’s approach to corporate governance in accordance with good corporate practice and applicable regulatory requirements. In particular, the Corporate

Governance and Nominating Committee is responsible for overseeing the role, composition, structure and effectiveness of the Board and its committees. In this regard, the Corporate Governance and Nominating Committee’s duties include to:

•	establish and review the mandate of the Board and the charters of its committees;
•	identify and evaluate candidates for nomination to the Board;
•	oversee the orientation and education programs for directors;
•	assess the effectiveness of the Board, its committees and individual directors;
•

establish and review general corporate policies and practices, including corporate codes of conduct, securities trading and share ownership guidelines, continuous disclosure and communications policies, related party transaction policies and similar matters; and

•	manage the orderly succession of directors to maintain an appropriate complement of experience and skills on the Board.

Nomination of Directors

In consultation with the Executive Chair & Chief Executive Officer, the Corporate Governance and Nominating Committee identifies potential candidates for the Board, reviews their qualifications and makes recommendations on candidates to the Board. The Corporate Governance and Nominating Committee believes that the Board should be composed of directors with a broad range of experiences and expertise. When evaluating potential Board candidates, the Corporate Governance and Nominating Committee assesses, among other factors, industry experience, functional expertise, financial literacy, diversity in experience and background, and leadership abilities, all within the context of the Company’s strategic direction, opportunities and risks.

Together with the Executive Chair & Chief Executive Officer, the Corporate Governance and Nominating Committee uses a skills matrix to identify director strengths and competencies, and conducts a gap analysis to identify areas that would complement the Board in carrying out its mandate effectively. The skills matrix is used by the Corporate Governance and Nominating Committee, with the support of external consultants, to create model director profiles to help identify and target potential director candidates who possess the capabilities and personal attributes that complement, diversify and further strengthen the Board.

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Statement of Corporate Governance

Candidates undergo an interview process with the Executive Chair & Chief Executive Officer, the Chair of the Corporate Governance and Nominating Committee and other Board members before the Corporate Governance and Nominating Committee, with the support of external consultants, makes a formal recommendation to appoint or nominate a new candidate to the Board.

Board Diversity & Inclusion

The Corporate Governance and Nominating Committee considers diversity in all its forms, including gender, visible minority groups, work and life experience when evaluating board candidates, to ensure the Board has a broad range of perspectives and experience. Diversity considerations, including the representation of women and visible minority groups, form an integral part of the Company’s nomination process and in addition to the skills matrix analysis (discussed above), are an important factor in the selection process for new directors.

As a long-standing diverse employer that promotes and supports a culture of inclusion, it fully appreciates the benefits of leveraging a diverse range of skills and perspectives. At this time, the Board has not adopted a formal diversity policy or targets for director positions. As part of its board succession process, the Corporate Governance and Nominating Committee, as supported by external consultants, considered the level of representation of diversity on the Board by overseeing the selection process to ensure that diverse candidates were included and considered in the pool of potential director candidates. With the announcement of the Transaction, the Corporate Governance and Nominating Committee discontinued any further consideration of additional candidates for the Board.

The Corporate Governance and Nominating Committee believes the 13 nominees standing for election to the Board possess the experience and expertise to serve the best interests of the Company and its stakeholders, and include:

•	3 women out of the 12 independent director nominees (25%);
•	3 women out of the 13 total director nominees (23%);
•	4 candidates of diverse background out of the 12 independent director nominees (33%); and
•	4 candidates of diverse background out of the 13 total director nominees (31%).

Orientation and Continuing Education

The Corporate Governance and Nominating Committee is responsible for the orientation of new directors and ongoing education initiatives for all members of the Board. The Company’s orientation program is tailored to the needs of new directors and, depending on their unique circumstances, background and experience, may include information on the Company’s history and operations, strategic plan and direction, business units, financial position, investor relations initiatives, technology and network, and regulatory environment. The orientation program may also include meetings with the Executive Chair & Chief Executive Officer or the Lead Director to discuss the roles and expectations of Board members, and to review the Company’s Board committee charters, policies, guidelines and governance practices.

All directors have regular access to senior management to discuss Board presentations and matters of interest as the senior management team is invited to attend Board meetings and engage in active discussion with Board members on topics presented. Most of the directors also sit on other boards, which enables them to bring that experience to the Company’s Board table.

Board members are expected to be informed about issues affecting the Company’s business, governance and other related issues. In this regard, the Company undertakes ongoing education initiatives at the Board level. Director education requirements are overseen by the Corporate Governance and Nominating Committee.

In recognition of the rapidly changing technology and competitive environment, the Board receives regular updates from management on strategic developments and presentations are given at regularly scheduled quarterly Board meetings. Presentation topics are proposed by management or requested by Board members. The presentations are made by internal and external experts on a wide range of topics relevant to the current and future direction of the Company. Topics covered in fiscal 2021 included the competitive landscape in the Company’s Wireline and Wireless divisions; the Company’s business continuity/resumption, disaster recovery plans and post-pandemic ways of working; the evolving regulatory environment and the Company’s approach to regulatory changes and other corporate initiatives; wireless and wireline network planning, optimization and converged network strategy; Wireless growth initiatives, spectrum acquisition strategy and deployment plan; the updated strategic plan; capital structure and capital markets initiatives; and regular updates with respect to the Transaction.

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Statement of Corporate Governance

Site visits to the Company’s facilities are arranged periodically (but have been suspended since the second half of fiscal 2020 to reduce the spread of COVID-19).

The Company also has a director education policy by which funding can be made available for directors to attend external programs.

A list of meetings in fiscal 2021 where educational and strategic topics were covered on a quarterly basis are set out in the table below.

Educational and Strategic Topics	Attendees

Senior management presentation on performance and emerging issues	Full Board

Corporate governance updates on new requirements and emerging issues and practices	Corporate Governance and Nominating Committee

Changes in generally accepted accounting principles	Audit Committee

Compensation trends and benchmarking	Human Resources and Compensation Committee

Strategic Planning	Full Board

Updates with respect to the Transaction	Full Board Special Committee

Topics covered included:

● the competitive landscape in the Company’s Wireline and Wireless divisions;

● the evolving regulatory environment and the Company’s approach to regulatory changes and other corporate initiatives;

● the Company’s business continuity/resumption and disaster recovery plans;

● Wireless and Wireline network planning, optimization and converged network strategy;

● Wireless growth initiatives, spectrum acquisition strategy and deployment plan;

● the updated strategic plan; and

● capital structure and capital markets initiatives.

Board and Committee Assessments

The Corporate Governance and Nominating Committee reviews the effectiveness of the Board, its committees and individual directors. As part of its assessment of the effectiveness of the Board, board renewal is considered. The Corporate Governance and Nominating Committee conducts an annual survey of each of the directors by a confidential questionnaire that addresses the effectiveness of the operation of the Board and the committee(s) of which the director is a member, board culture and director self-evaluation. The survey results are compiled and analyzed by an external consultant. The Corporate Governance and Nominating Committee reviews the consultant’s recommendations and makes recommendations to the Board for improvement as it considers appropriate. The results of the survey are also shared with the Board.

Review of Charters

Each of the Audit Committee and the Human Resources and Compensation Committee annually review their committee charters and recommend any changes to the Corporate Governance and Nominating Committee. The

Corporate Governance and Nominating Committee considers these recommendations and annually reviews the charters for each of the Board committees and the mandate of the Board and recommends any changes to the Board for consideration and approval.

Chair

The mandate of the Corporate Governance and Nominating Committee outlines the Chair’s responsibilities, which include organizing the Committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the Committee’s work.

8.	Human Resources and Compensation Committee

As of the date hereof, the Human Resources and Compensation Committee consists of Adrian Burns (Chair), Peter Bissonnette and Steve White. Each member of the Human Resources and Compensation Committee is an independent director.

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A copy of the Human Resources and Compensation Committee charter is available on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance.

Duties

The Human Resources and Compensation Committee is responsible for overseeing the Company’s significant human resource strategies and annually reviewing the Company’s compensation philosophy and material strategies and policies and the effectiveness thereof. The Human Resources and Compensation Committee also approves the appointment of senior management recruited from outside the Company, as well as the promotion of senior management within the Company. In this regard, the Human Resources and Compensation Committee’s duties include to:

•	review and approve responsibilities, performance criteria and incentive compensation targets and assess performance for senior executives;
•	periodically review the linkage of executive team compensation to the execution of the Company’s business strategies and overall business performance;
•	assess the long-term and short-term incentive plans to ensure that they do not incent risk-taking beyond the Company’s risk tolerance;
•	review and approve employee benefits plans, equity-based plans and retirement plans;
•	review the succession planning and talent management program and ensure that appropriate programs are in place to manage succession, recruitment and retention of senior management;
•	review and approve the terms of engagement of compensation consultants;
•	review and monitor occupational health and safety programs; and
•	review programs to address employment equity, employee engagement and employee relations.

Compensation of Management

The Human Resources and Compensation Committee is responsible for ensuring that appropriate and effective human resource recruitment, development, compensation, retention, succession planning (including appointing, training and monitoring senior management) and performance evaluation programs are developed and implemented in conformity with the Company’s strategic objectives and with a view to attracting and retaining the best qualified management and employees. The Human Resources and Compensation Committee annually reviews, approves and reports to the Board on the compensation of the senior executives of the Company and recommends for approval by the Board the compensation of the Executive Chair & Chief Executive Officer. The performance of the Company and its individual executive officers during the fiscal year is taken into consideration when the Human Resources and Compensation Committee conducts its annual executive compensation review. The Human Resources and Compensation Committee also takes into consideration the compensation of similar positions within the Company’s peer groups to ensure that the level of executive compensation is competitive and effective in attracting and retaining outstanding executive talent.

Chief Executive Officer

The Human Resources and Compensation Committee: (i) reviews and approves the specific responsibilities of the Chief Executive Officer; and (ii) monitors the corporate objectives that the Chief Executive Officer is responsible for meeting on an annual basis and regularly reviews whether such objectives are being met in alignment with the Company’s objectives and strategic plan.

The Chief Executive Officer has responsibility for the management of the business and affairs of the Company. The Chief Executive Officer provides day-to-day leadership and is responsible for the achievement of the overall objectives and policies established by the Board. In particular, the Chief Executive Officer is expected to lead the Company and formulate strategies and policies, agreed upon by the Board. The Chief Executive Officer is directly accountable to the Board for all activities of the Company.

The terms of reference for the Chief Executive Officer are set out in the Company’s Board mandate which is attached hereto as Exhibit A.

Succession Planning

The Human Resources and Compensation Committee reviews with management succession planning of executive officers and Shaw’s senior leadership team. This review identifies high performers as well as successors for key positions. The Human Resources and Compensation Committee also oversees the Company’s talent development, leadership development, culture impacting programs as well as employee well-being

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Statement of Corporate Governance

programs. For further details see “Statement of Compensation – Retention, Talent Development & Succession Planning.”

Compensation of the Board

In respect of the Board, the Human Resources and Compensation Committee is charged with the responsibility of reviewing the adequacy and form of the compensation of directors. It considers time commitment, responsibilities and fees paid by the Company’s peer group in determining remuneration to ensure the Company continues to retain and attract the best individuals. In fiscal 2021, directors could elect to receive their compensation in cash, DSUs, RSUs or a combination thereof. For further details see “Statement of Compensation – Compensation of Directors.”

Compensation Consultants

The Human Resources and Compensation Committee retains independent human resources consultants to provide expert advice and opinions on compensation and other matters. In fiscal 2021 and 2020, the Company retained Willis Towers Watson Public Limited Company (“Willis Towers Watson”) to provide director and senior executive compensation services. For further details, including the fees paid by the Company to Willis Towers Watson, see “Statement of Compensation – Compensation Discussion and Analysis – Role of Compensation Consultant.”

Diversity & Inclusion in Executive Officer Positions

The Company believes a diverse workforce that is reflective of the communities it serves keeps the Company in tune with the needs of its customers and leads to strong financial and operational performance. When evaluating candidates for employment and promotion, the Company considers gender and cultural diversity, recognizing the advantage of having a diverse team with a multitude of experiences and perspectives. The Company has embedded principles of diversity and inclusion into its talent management programs and strives to be a champion of diversity across all levels of the organization. By broadening diversity and inclusion initiatives across the Company and into business plans and strategies, the Company strives to be an industry leader in diversity and inclusion while achieving operational excellence.

The Company’s diversity philosophy focuses on the under-representation of employees that are women, visible minorities, Indigenous peoples and people with conditions (both visible and invisible). The Company’s current initiatives are: (i) the hiring and retention of talented employees through work placement programs and establishing recruitment partnerships to attract diverse candidates, (ii) incorporating diversity awareness through the Company’s leadership development, on-boarding and other programs, and (iii) enhancing the Company’s internal communications to raise diversity awareness and remove unconscious biases. To monitor the programs’ effectiveness, the Company uses diversity metrics to measure its progress quarterly and strives to ensure the Company is an equitable workplace that is representative of the customers and communities it serves in Canada.

As part of the Company’s ongoing strategies to create a more diverse and inclusive culture, the Company continues to support its employee led resource groups: Pride@Shaw, supporting our LGBTQ+ community; Women@Shaw, increasing awareness, visibility, and support for women; Spectrum@Shaw, focused on raising support and awareness for Black, Indigenous and People of Colour; and AccessAbility@Shaw, a group that focuses on creating a community of care where mental and physical health challenges are normalized, barriers are reduced and uniqueness is celebrated.

The Company also continues to listen to employees through regular internal surveys to gain a deeper understanding of how Shaw is progressing in this area. This information not only helps the Company to inform its evolving priorities, but to also inform areas of opportunity to ensure the Company is reflective of its employee base and the communities it serves. In three of the past four years, Shaw was recognized as one of Canada’s Best Diversity Employers for having exceptional workplace diversity and inclusiveness programs.

Shaw has not adopted a formal diversity policy or targets for the representation of women at the executive officer level. Shaw believes arbitrary targets are a weak substitute for a consistently applied recruitment policy that encourages a diverse and inclusive workplace which includes considering the representation of women in executive officer positions. When considering potential candidates for executive officer positions, the Company considers gender and cultural diversity, as well as the candidate’s core competencies, skills and leadership capabilities. Currently, women comprise 29% of the Company’s senior leadership team (senior vice president level and above).

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Chair

The mandate of the Human Resources and Compensation Committee outlines the Chair’s responsibilities, which include organizing the Committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the Committee’s work.

9.	Executive Committee

As of the date hereof, the Executive Committee consists of Bradley S. Shaw (Chair), Adrian I. Burns, Michael W. O’Brien, Paul K. Pew and Carl E. Vogel. Each of Adrian I. Burns, Michael W. O’Brien, Paul K. Pew and Carl E. Vogel is an independent director.

A copy of the Executive Committee charter is available on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance.

The Executive Committee carries out all matters that may be specifically and lawfully delegated to it by the Board. In particular, the Executive Committee exercises the powers of the Board in circumstances where, following initial approval of a matter by the full Board, the Board delegates approval of certain aspects to the Executive Committee. Matters reviewed and approved by the Executive Committee are in most circumstances referred back to the full Board for ratification, confirmation and approval at the next meeting of the Board.

Chair

The mandate of the Executive Committee outlines the Chair’s responsibilities, which include organizing the Committee’s affairs, chairing its meetings, facilitating the Executive Committee’s interaction with management, the Board and other committees of the Board and providing guidance to the members.

10.	Special Committee

On March 1, 2021, the Board approved the formation of a special committee (the “Special Committee”) consisting of independent directors to assess, consider and review third party proposals to acquire all of the issued and outstanding Class A Shares and Class B Non-Voting Shares of the Company (the “Proposals”) and to determine whether such a sale would be in the best interests of the Company. The Special Committee satisfied its mandate upon the signing of the

Arrangement Agreement dated March 13, 2021, under which Rogers will acquire all of Shaw’s issued and outstanding Class A Shares and Class B Non-Voting Shares in a transaction valued at approximately $26 billion, inclusive of approximately $6 billion of Shaw debt.

The Special Committee consisted of Paul K. Pew (Chair), Adrian I. Burns, Michael W. O’Brien and Carl E. Vogel, each of whom are independent directors. The Special Committee met six times between March 1, 2021 and March 12, 2021.

The Special Committee’s duties included, but were not limited to, the following:

•

to assess, consider and review the Proposals and any resulting transaction and to make recommendations to the Board as to whether a transaction is in the best interests of the Company and is fair to the shareholders (other than the controlling shareholder);

•	to provide input into the negotiations of a transaction on behalf of the Company and its stakeholders (other than the controlling shareholder);
•

to supervise on behalf of the Company the negotiation of the terms of any definitive agreements to be entered into by the Company in respect of a transaction, and to make recommendations to the Board with respect to the approval of any such definitive agreements;

•	to conduct and carry out a transaction in compliance with the requirements set out in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;
•	to advise the Board with respect to the recommendation that the Board should make to the shareholders of the Company (other than the controlling shareholder) in respect of a transaction; and
•	to obtain valuations or opinions as to the fairness of any transaction resulting from the Proposals.

Further information regarding the Special Committee’s role in the consideration of the Transaction can be found in Shaw’s management information circular filed on April 23, 2021 and available on the Company’s SEDAR profile and website.

11.	Environmental, Social and Governance Practices

Shaw recognizes the importance of developing and implementing strong environmental, social and

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Statement of Corporate Governance

governance (ESG) practices in order to create value for its shareholders and other stakeholders.

The Board has overall authority and oversight over the Company’s ESG program, with specific matters reviewed at the Board committee level. The development of the ESG program at the corporate level is led by the ESG Steerco which is composed of management representatives from various business units and corporate functions. The ESG Steerco is responsible for the roll-out of the corporate strategies and initiatives that will be embedded in the ESG report and used to develop the pillars, and ultimately support the conduct of the business in a socially responsible and ethical manner. On December 7, 2020, Shaw issued its inaugural ESG report to provide stakeholders (i.e., customers, employees, investors, supply chain partners and regulators) with an overview of our ESG program, including Shaw’s goals and actions. Shaw’s ESG report can be found at https://www.shaw.ca/corporate/environmental-social-governance.

12.	Corporate Governance Policies

Business Conduct Standards

The Company has adopted a set of Business Conduct Standards, which apply to all directors, officers and employees of the Company. The Business Conduct Standards are available on SEDAR at www.sedar.com and on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance. The Corporate Governance and Nominating Committee, with the assistance of the Company’s Business Conduct Standards Committee (a committee of management representatives from each of the Company’s business units and corporate functions), is responsible for monitoring compliance with the Business Conduct Standards and for approving waivers of such standards. As of the date hereof, no waivers have been granted to any directors or officers of the Company.

The Company’s Business Conduct Standards address matters such as conflicts of interest, confidential information and the protection and proper use of the Company’s assets. The Business Conduct Standards also include procedures for the submission of complaints or concerns that employees may have regarding compliance with the Business Conduct Standards, applicable laws or regulations, or with respect to accounting, internal control and auditing matters. All new directors, officers, employees and certain contractors are required to receive an orientation about the Business Conduct Standards when they commence their engagement with the Company. The Company also requires employees, officers and certain contractors to maintain their knowledge by periodically re-certifying that they understand the Business Conduct Standards.

The Board monitors compliance with the Business Conduct Standards through the Corporate Governance and Nominating Committee and the Audit Committee, with the assistance of the Company’s Business Conduct Standards Committee. Each such Board committee receives updates on matters relating to the Business Conduct Standards that are relevant to it.

No material change reports have been filed since the beginning of the Company’s most recently completed financial year that pertain to any conduct of a director or executive officer that constitutes a departure from the Business Conduct Standards.

Related Party Transaction Policy

Transactions or agreements in respect of which a director or executive officer of the Company has a material interest are subject to the Related Party Transaction Policy. For any such transactions or agreements, the director or officer is required to disclose his or her interest in accordance with the Related Party Transaction Policy, the Business Conduct Standards, the Company’s by-laws and the Business Corporations Act (Alberta). When applicable, he or she is required to recuse him or herself from any consideration or vote relating to such transaction or agreement.

At each quarterly meeting, each of the Audit Committee and the Corporate Governance and Nominating Committee reviews the fairness of any potential transactions in which a director or officer of the Company may be involved or connected, if any.

Corporate Disclosure Policy

The Company has adopted a corporate disclosure policy with respect to the public dissemination of material information in a timely manner in accordance with applicable securities laws. Under such policy, the Board, upon recommendation of the Audit Committee, approves annual and quarterly reports to shareholders, as well as other material public communications.

All quarterly and annual financial statements, material press releases, investor presentations and other corporate governance-related materials are posted immediately on the Company’s website. With respect to the release of its quarterly financial results, the Company

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may provide Internet and telephone conference call access to interested parties.

Investor enquiries receive a response through the Investor Relations team of the Company or through an appropriate officer of the Company.

Insider Trading Policy

As a reporting issuer, the Company has adopted an insider trading policy to ensure its employees comply with securities laws. This policy prohibits insiders, including directors and executive officers as well as employees, from buying or selling securities of the Company with knowledge of a material fact or material change that has not been generally disclosed. Among other things, the policy restricts securities transactions during quiet or blackout periods, prohibits tipping and derivative transactions such as buying or selling options while possessing undisclosed material information, and explains exceptions for participation in employee benefit plans.

13.	Engagement with Shareholders

The Board values the feedback and views of the Company’s shareholders. Shaw continues to take measures to improve communications with its shareholders through the following means:

•	the Company’s website contains a section devoted to providing current information and maintaining relations with the Company’s investors, including a means to ask questions and express concerns;
•	conference calls may be held with financial analysts and institutional investors in which the Company’s quarterly results are presented and discussed;
•	investor presentations and news releases;
•	ongoing investor relations initiatives and participation in sector-related conferences; and
•

members of the Board meeting with shareholder advocacy groups (e.g., Canadian Coalition for Good Governance) to discuss matters such as risk oversight, governance practices and other topics of mutual interest.

The Board and its committees continuously seek to strengthen the Company’s engagement with its shareholders in order to promote feedback on governance, compensation and other topics. The Company believes that such engagement helps it fulfill its responsibilities to shareholders and other relevant stakeholders.

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Statement of Compensation

1.	Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to articulate the philosophy, design and administration of Shaw’s executive compensation program and sets out the significant elements of compensation awarded to the following “named executive officers” (NEOs):

Named Executive Officers

Bradley S. Shaw Executive Chair & Chief Executive Officer

Paul McAleese President, Shaw Communications Inc.

Trevor English Executive Vice President, Chief Financial & Corporate Development Officer

Zoran Stakic Chief Operating Officer & Chief Technology Officer

Peter Johnson Executive Vice President, Chief Legal and Regulatory Officer

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Statement of Compensation

Biographical information for Paul McAleese, Trevor English, Zoran Stakic and Peter Johnson is set out below. Biographical information for Bradley S. Shaw is included under the heading “Business of the Meeting – Election of Directors – About the Nominee Directors.”

Paul McAleese – President, Shaw Communications Inc.

Paul McAleese serves as President, Shaw Communications Inc., a position he has held since April 2020. Paul is responsible for overseeing all sales, marketing, base management and customer facing areas of the business, including the Wireline and Wireless divisions. He is also responsible for the development and execution of the annual operating plan. Paul has been with the Company since February 2017, and previously held the positions of President, Wireless and Chief Operating Officer, Freedom Mobile where he demonstrated a strong track record of delivering profitable Wireless growth, instilling operational discipline and building high performing teams. Prior to joining the Company, Paul held executive-level positions with leading telecommunications operators in the United States, Europe and Canada for over two decades.

Trevor English – Executive Vice President, Chief Financial & Corporate Development Officer

Trevor English serves as Executive Vice President, Chief Financial & Corporate Development Officer, a position he has held since May 2018. In addition to his financial accountabilities, Trevor is responsible for strategic planning, business development, investor relations and investment initiatives. Mr. English has been with the Company since 2004 and prior to joining Shaw he worked for CIBC World Markets Inc. in Canada and the United Kingdom and has over 20 years of experience in corporate finance, mergers & acquisitions, investor relations, business development and financial analysis. Trevor holds a Bachelor of Commerce degree from the University of Calgary and a Chartered Financial Analyst designation.

Zoran Stakic – Chief Operating Officer and Chief Technology Officer

Zoran Stakic serves as Chief Operating Officer & Chief Technology Officer, a position he has held since May 2018. Zoran is responsible for leading Shaw’s networks, technology, operations, security and supply chain teams, providing an end-to-end view of service delivery, operation and support for Shaw. Zoran has been with the Company since 2004 and has held a number of roles, including Executive Vice President & Chief Technology Officer and Senior Vice President, Technology and Network Operations, where he successfully led the creation of a new centralized technology organization for the Company. Zoran holds Bachelor and Master of Science degrees in Engineering from the University of Belgrade as well as an MBA from Queen’s University.

Peter Johnson – Executive Vice President, Chief Legal and Regulatory Officer

Peter Johnson serves as the Executive Vice President & Chief Legal and Regulatory Officer, a position he has held since 2016. Peter is responsible for Shaw’s legal affairs, corporate governance, regulatory, and government relations and also acts as Corporate Secretary to the Board. Starting at Shaw in April 1996 as Legal Counsel, Peter assumed more senior roles at Shaw culminating with his promotion in March 2016 to include regulatory affairs and government relations. Peter has over 30 years of experience in corporate and commercial legal practice, with more than 25 years of experience in the broadcasting and telecommunication sector. Prior to joining Shaw, Peter practiced law with a national law firm. Peter holds a Bachelor of Arts (Honours) degree and a Bachelor of Law degree, both from Queen’s University.

Fiscal 2021 Overview

While collectively we are still dealing with the evolving impacts of the COVID-19 pandemic nearly two years on, it has highlighted the essential role of strong and ubiquitous connectivity services, which will only become more critical as economic shifts and technology advancements accelerate Canada’s digital transformation. When Canadians have needed us most, we delivered faster speeds, better value, and outstanding customer service.

Despite the significant uncertainty over the last 18-months, we stayed focused on our near-term priorities, including balanced and profitable results, delivering consolidated adjusted EBITDA2 growth of 4.6% and free cash flow2 of $961 million in fiscal 2021. Moreover, during fiscal 2021 the Company returned over $930 million to its shareholders as part of its capital return initiatives, consisting of regular monthly dividends and share repurchases under its normal course issuer bid (NCIB) program.

[2]

Adjusted EBITDA and free cash flow are non-GAAP financial measures and should not be considered substitutes or alternatives for GAAP measures. These are not defined terms under IFRS and do not have standardized meanings, and therefore may not be a reliable way to compare us to other companies. Additional information about these measures, including quantitative reconciliations to the most directly comparable financial measures in the Company’s Consolidated Financial Statements, is incorporated by reference to “Key Performance Drivers” in the Company’s 2021 Annual MD&A dated October 29, 2021, for the 12-month period ending August 31, 2021, available on www.sedar.com.

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Statement of Compensation

Our fiscal 2021 results reflect continued strong execution, but also mark the beginning of a bold new path for Shaw with the announcement of our combination with Rogers on March 15, 2021. This critical next step in our evolution was taken with our customers’ best interests at the forefront. A technology revolution is clearly upon us, with next-generation networks, like 5G, breaking down the boundaries of what’s possible, but also requiring significant scale and investment. Tomorrow’s networks need to be even stronger, more expansive and more capable in order to compete vigorously and to meet the needs of Canada’s emerging connected society.

Financing Activities

•

On November 2, 2020, the Company announced that it had received approval from the TSX to renew its NCIB program. The program commenced on November 5, 2020 and remained in effect until November 4, 2021. As approved by the TSX, the Company had the ability to purchase for cancellation up to 24,532,404 Class B Non-Voting Shares, representing 5% of all of the issued and outstanding Class B Non-Voting Shares.

•

In connection with the announcement of the Transaction on March 15, 2021, the Company suspended share buybacks under its NCIB program. During fiscal 2021, the Company purchased 14,783,974 Class B Non-Voting Shares for cancellation for a total cost of approximately $336 million under the NCIB program.

•

Pursuant to the terms of the Arrangement Agreement, on May 20, 2021, Rogers exercised its right to require Shaw to redeem its issued and outstanding Preferred Shares. On June 30, 2021, the Company redeemed all of its issued and outstanding Cumulative Redeemable Rate Reset Class 2 Preferred Shares, Series A (the “Series A Shares”) and Cumulative Redeemable Floating Rate Class 2 Preferred Shares, Series B (the “Series B Shares” and, together with the Series A Shares, the “Preferred Shares”) in accordance with their terms (as set out in the Company’s articles) at a price equal to $25.00 per Preferred Share.

Wireless – Shaw Mobile and Freedom Mobile

•

In fiscal 2021, the Company added approximately 295,000 Wireless subscribers for a total customer base of over 2.1 million, which was complemented, on an annual basis, by service revenue growth of approximately 9.4% (to $892 million) compared to fiscal 2020.

•	On October 27, 2020, Shaw launched a $25 unlimited data plan on its Shaw Mobile wireless service for new and existing Shaw Fibre+ Gig Internet customers.
•

In fiscal 2021, Shaw continued to deploy its Extended Range LTE network with the deployment of its 700 MHz spectrum – virtually complete in western Canada and approximately 80% complete nationwide – and 600 MHz spectrum, deployment of which reached 80% coverage in Calgary and 60% coverage in Vancouver and the greater Toronto area (the “GTA”). While the network enhancements have contributed to a trend of improving postpaid churn results, the increased competitive activity, including the launch of unlimited plans and other aggressive offers in the market, resulted in postpaid churn[3] of 1.40% in fiscal 2021, which is comparable to the previous fiscal year.

•

In April 2021, the CRTC issued its Wireless Review decision, Telecom Regulatory Policy CRTC 2021-130 (“TRP 2021-130”). In it, the CRTC rejected a broad mobile virtual network operator (MVNO) regime and instead mandated wholesale MVNO access on the incumbent national carriers’ networks only for carriers holding a spectrum licence in a given service area. Rates will be determined through commercial negotiation, with recourse to CRTC Final Offer Arbitration if negotiations reach an impasse. TRP 2021-130 is subject to various appeals. For further details see “Government Regulations and Regulatory Developments – Telecommunications Act – CRTC Wireless Review” in the Company’s 2021 Annual MD&A.

•

On April 6, 2021, ISED published its list of applicants to participate in the 3500 MHz spectrum auction. The auction commenced in June 2021 and provisional results were published on July 29, 2021. Shaw did not participate in the auction.

[3]

Wireless postpaid churn is a metric used to measure the Company’s success in retaining Wireless subscribers. Additional information about this metric is included in “Key Performance Drivers” in the Company’s 2021 Annual MD&A.

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Statement of Compensation

Wireline – Consumer & Business

•

In fiscal 2021, the Company introduced its next generation Fibre+ WiFi Pods to all customers in its Wireline operating footprint. The new Pods are faster and have more range than the first generation Pods which allows the Fibre+ Gateway modem to provide even more consistent WiFi coverage throughout the home by reducing WiFi dead spots.

•

On September 21, 2020, Shaw Business launched SmartTarget, an all-in-one marketing and advanced insights solution which provides business owners with a better understanding of their customers’ wants and needs to help increase traffic at their locations, boost revenue and build stronger relationships with their customers.

•

On October 22, 2020, Shaw Business launched Cyber Protect which provides businesses with enhanced device protection and Domain Name System (DNS) security against malicious cyberattacks, malware, and viruses.

•

On October 28, 2020, Shaw, in collaboration with Teck Resources Limited (“Teck”) and NOKIA, deployed Canada’s first Private Wireless Network using commercial mobile spectrum at Teck’s Elkview steelmaking coal mine located in the Elk Valley region of British Columbia.

•

On November 5, 2020, the Consumer division announced the launch of Fibre+ Gig 1.5, a new Internet plan designed for high bandwidth users looking for ultra-fast speeds, available to residential customers across virtually all of Shaw’s western Canadian Wireline operating footprint.

•	In fiscal 2021, Shaw announced the opening of new retail stores in Vancouver, Langley, Nanaimo, and Prince George.
•	On February 25, 2021, Shaw Business announced the launch of a new 1.5 gigabits-per-second (Gbps) speed tier.
•

On April 15, 2021, the Company deployed its next generation Fibre+ Gateway 2.0 modem (XB7), powered by Comcast, as the first WiFi 6-certified modem launched in Canada. This deployment paved the way for the launch of Shaw Gig WiFi in most of the Company’s major markets in western Canada. Shaw Gig WiFi delivers WiFi download speeds of up to 1 Gbps, with reduced latency and more consistent WiFi signal. The Fibre+ Gateway 2.0 modem also includes a 2.5 Gbps port and can enable speeds beyond 1 Gbps to a wired device and/or multiple wireless devices in aggregate.

•

On May 27, 2021, the CRTC released its decision (“TD 2021-181”) in the application of Shaw, jointly with Cogeco, Eastlink, Rogers, and Videotron, to review and vary the rates set by the CRTC in Telecom Order 2019-288 (the “Order”). The CRTC determined that there was substantial doubt as to the correctness of the aggregated wholesale high-speed access (HSA) service rates set by the Order and approved on a final basis the interim rates set in October 2016. TD 2021-181 is subject to various appeals. For further details see “Government Regulations and Regulatory Developments – Telecommunications Act – Third Party Internet Access” in the Company’s 2021 Annual MD&A.

•	In fiscal 2021, the Company continued to invest in and expand the capacity of its Fibre+ network and, as of the date of this Proxy Circular, substantially completed its Mid-Split program.

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Statement of Compensation

Executive Compensation Guiding Principles & Philosophy

The Company takes a comprehensive and strategic approach to executive compensation. The Company’s compensation program is designed to attract, retain, motivate and reward the executive team by aligning management’s interest with the Company’s objectives and performance.

The Company’s executive compensation philosophy is grounded on three guiding principles outlined below.

1.	Align executive compensation with the execution of the Company’s business strategies and overall business performance.

This principle is achieved by:

• encouraging executives to build value for shareholders, customers, employees and community stakeholders over the short, medium and long-term;

• considering both quantitative and qualitative performance factors to maintain a balanced approach to assessing individual and team performance; and

• rewarding performance to ensure that all employees are focused on accelerating performance and results that contribute to Shaw’s overall success.

Success requires the achievement of Shaw’s strategic initiatives and business objectives, investments in its network and other technology developments, regulatory compliance, management of talent and leadership, and navigating through competition challenges and the general economic environment. This requires:

• annually reviewing and assessing compensation practices to ensure that they align with the business strategy and performance;

• assuring management maintains its focus, knowledge, stability and experience in order to execute business strategies in an intensely competitive environment with rapidly evolving technologies; and

• making capital allocation decisions involving long-term capital investments which shape and determine future growth and profitability.

2.

Provide a combination of compensation elements, including fixed elements that provide security and enable the Company to attract and retain key employees including senior leaders and “at risk” elements that reflect their ability to influence business outcomes and performance.

These elements include:

• base salaries, which provide a fixed level of compensation to attract, retain and motivate top executives;

• incentive programs that reflect corporate and individual performance to motivate Shaw’s leaders to deliver results based on corporate strategies and sustain long-term success;

• a perquisite package, which includes annual executive medical exams; and

• retirement plans that help attract and retain Shaw’s senior leaders.

3.	Ensure that Shaw’s executive compensation practices are market competitive and designed to attract, retain and motivate high calibre leaders.
• Shaw measures total compensation (including “at risk” performance pay) relative to a group of comparators (see below discussion of peer groups under the heading “Benchmarking Compensation”).

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Statement of Compensation

Compensation Governance

The Human Resources and Compensation Committee assists the Board with oversight of human resources policies, executive compensation and succession. More specifically, the Human Resources and Compensation Committee is responsible for ensuring that effective human resource programs and philosophies are developed and implemented in conformity with the Company’s vision, values and strategic objectives to ensure the recruitment, retention and engagement of high-quality talent at all levels.

As of November 24, 2021, the Human Resources and Compensation Committee consists of three independent and qualified directors: Adrian I. Burns (Chair), Peter Bissonnette, and Steven White. The members of the Human Resources and Compensation Committee have:

•	a thorough understanding of policies, principles and governance related to human resources and executive compensation; and
•

many years of board, executive and other diverse business experience gained through involvement with public and private enterprises that are involved in telecommunications and other industries in Canada and/or the United States.

The Human Resources and Compensation Committee is governed by a charter which details its mandate, composition and responsibilities. The responsibilities of the Human Resources and Compensation Committee are described under “Statement of Corporate Governance – Human Resources and Compensation Committee.” A copy of the Human Resources and Compensation Committee charter is also available at www.shaw.ca/Corporate/investor-relations/Corporate-Governance/.

Role of Compensation Consultant

In fiscal 2021, the Human Resources and Compensation Committee used two advisors with specialized expertise to assist the Committee in carrying out its duties: Willis Towers Watson was retained for executive and board of director compensation advice and Mercer (Canada) Limited (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc., was retained to provide pension consulting and actuarial advice for defined benefit plans. Willis Towers Watson has served as the Company’s consultant since August 2014. In fiscal 2021, the only services Willis Towers Watson provided the Company, its directors and management were executive compensation consulting services. The Human Resources and Compensation Committee is not required to pre-approve such other services that Mercer or its affiliates provide to the Company at the request of management.

	Fiscal 2021		Fiscal 2020

Advisor	Executive Compensation Related Fees $	All Other Fees(1) $	Executive Compensation Related Fees $	All Other Fees(1) $

Mercer	–	464,580	–	278,790

Willis Towers Watson	81,203	–	101,274	–

Notes:

(1)	All Other Fees are related to pension administration and actuarial valuations (excluding any insurance-related administration fees).

Proxy Circular Shaw Communications Inc.	41

Statement of Compensation

Benchmarking Compensation

The Human Resources and Compensation Committee annually reviews the total compensation of the Company’s executives and compensation practices of the Company. As part of that process, the Human Resources and Compensation Committee selects and reviews the peer groups used for benchmarking purposes with input from Willis Towers Watson and management.

Recognizing the competitiveness of executive talent in the North American telecommunications industry, a primary and two supplementary peer groups were developed with the objective to provide more specificity and clarity and align with the importance of each role.

The primary peer group, as detailed below, consisted of five Canadian and five US large publicly traded companies which was determined to be the most relevant market from which to draw comparative data. The companies were selected based on revenue and market capitalization levels, and to ensure representation from the cable and satellite, media and entertainment, or integrated telecommunications industries. The primary peer group (and its composition) remained unchanged since fiscal 2019, with the exception of United States Cellular Corporation replacing Frontier Communications Corp. as a comparator due to the latter’s bankruptcy filing.

To determine the appropriate compensation levels and mix of pay elements, the Company also reviews the pay practices of two supplementary peer groups. The first supplementary peer group, composed of the Company’s three largest peers in the Canadian telecommunications industry (which also form part of the primary peer group), remained unchanged since fiscal 2019. The second supplementary peer group, composed of similarly sized Canadian companies with annual revenues exceeding $2 billion to ensure cross-industry representation, may change from year-to-year based on survey participation.

A description of the primary and supplementary peer groups, along with their respective selection criteria, is set out below:

Peer Group	Reason for Inclusion	Selection Criteria	Companies
Primary Peer Group: North American Industry-Specific	Provides a view of pay levels at similarly sized North American organizations in similar industries

Large publicly-traded companies in the cable & satellite, media & entertainment, or integrated telecommunications industries

50% Canadian / 50% US

Median revenue and market capitalization of approximately $9.0 and $17.7 billion respectively

BCE Inc., DISH Network Corporation, Rogers Communications Inc., TELUS Corporation, Quebecor Inc., Cogeco Communications Inc., Altice USA, Inc., Sirius XM Holdings Inc., Telephone and Data Systems, Inc., and United States Cellular Corporation
Supplementary Peer Group #1: Large Canadian Telecommunications	Provides a very focused reference of pay levels at industry peers within Canada with a comparable mix of products and services	Shaw’s three largest peers in the Canadian telecommunications industry	BCE Inc., Rogers Communications Inc. and TELUS Corporation
Supplementary Peer Group #2: Canadian General Industry	Provides a more general view of pay levels at similarly sized Canadian companies irrespective of industry	Sourced from Willis Towers Watson’s Executive Compensation Survey and reflects participants with revenue greater than $2.0 billion	Companies are not chosen by name and may change year-over-year based on survey participation

The Human Resources and Compensation Committee considers compensation levels and pay mix for various peer groups along with other relevant factors including retention risk, experience, performance, internal equity, strength of successor and the strategic importance of the role to determine the appropriate level and mix of compensation for each NEO. Further, the Human Resources and Compensation Committee uses their judgment and experience to inform its compensation decisions.

42	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Risk Considerations

The Human Resources and Compensation Committee is responsible for overseeing the Company’s compensation practices to ensure they do not encourage executives to take risks that could have a material adverse effect on the Company.

The Human Resources and Compensation Committee reviews compensation annually to ensure competitive positioning consistent with the Company’s compensation philosophy. In addition, the Human Resources and Compensation Committee, with assistance from Willis Towers Watson, conducts a more comprehensive review to ensure the Company’s compensation program and practices remain effective and competitive with the market and to mitigate excessive or inappropriate risk taking.

The Human Resources and Compensation Committee also consults with Willis Towers Watson as to the level of risk in the Company’s compensation program and focuses on the Company’s executive compensation philosophy, comparator groups, benchmarking analysis and review. Components of the Company’s compensation program are designed to address risk as follows:

•	base salary is fixed to provide steady income regardless of share price and therefore does not encourage excessive risk-taking;
•	the pay mix is set to balance short, medium and long-term rewards;
•

short-term incentive plan payout amounts are linked to performance, and are only paid out on the achievement of pre-determined financial and individual performance metrics and on the approval of the Human Resources and Compensation Committee and the Board where required; and

•	equity awards vest over an extended period which helps to ensure that performance aligns with shareholders’ interests.

The Human Resources and Compensation Committee has considered the risk profile of the Company’s compensation program and confirmed that it believes that the compensation program does not encourage excessive or inappropriate risk taking.

Anti-hedging Policy

The Company has adopted a formal policy restricting reporting insiders (which includes NEOs and directors) from purchasing financial instruments, such as prepaid variable forward contracts, puts, calls, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in the market value of their equity based securities granted as compensation (stock options, RSUs, PSUs and DSUs) or held, directly or indirectly, by the NEO or director.

Clawbacks

Pursuant to the Sarbanes-Oxley Act, the Executive Chair & Chief Executive Officer and Executive Vice President, Chief Financial & Corporate Development Officer of Shaw are subject to a statutory clawback in the event of misconduct which results in a required restatement of any financial reporting required under applicable securities laws.

Retention, Talent Development & Succession Planning

The Company’s success is substantially dependent upon the retention and continued performance of our executive officers. Many of these executive officers are uniquely qualified in their areas of expertise, making it difficult to replace their services in the short to medium- term. The loss of the services of any key executives and/or employees in critical roles or inadequate processes designed to attract, develop, motivate and retain productive, engaged employees could have a material adverse effect on Shaw, its operations and/or financial results.

To mitigate this risk and retain the current executive team, the Board approved retention payout amounts in fiscal 2019 for certain executive officers. Factors considered in determining the retention payout amounts included the executives’ direct impact to the business, compensation level, succession pipeline and desired retention period. Retention payout amounts are to be payable in the form of (i) RSUs, (ii) an enhancement to the executives’ Executive Retirement Plan (ERP), (iii) a lump sum cash payment, or (iv) a combination thereof. Awards are not payable if the executive resigns or is terminated prior to the payment dates. However, in the event of a change of control, the executive officer will receive the retention amount. In this regard, each of Mr. English, Mr. Stakic, and Mr. Johnson will receive $8 million, all through a combination of enhancements to their respective ERPs or a lump sum cash payment. Mr. McAleese will receive an equivalent value of $8 million through a combination of RSUs, ERP enhancements or a lump sum cash payment.

The Company focuses on identifying, assessing, and developing high-potential individuals to prepare them

Proxy Circular Shaw Communications Inc.	43

Statement of Compensation

for broader and more complex roles within the organization. This focus on developing internal capabilities helps to retain talent and provides greater options in succession for key roles. The Company supplements the practice of promoting from within by hiring externally to benefit from diverse experience and to further promote diversity in the workplace. The Human Resources and Compensation Committee oversees the Company’s senior leader succession planning activities and reviews results with the Board regularly. This formal process reviews potential successions and gaps for senior leadership roles together with detailed action plans to support the ongoing development of high potential talent within the Company.

Through the Company’s short-term incentive program, eligible employees prepare a performance management plan with clear business objectives, measurable individual performance metrics and a personal development plan.

The development, retention and acquisition of key leadership talent is a focus at all levels. The Company has an ongoing commitment to employee engagement to identify initiatives that it can take to better motivate its employees to perform, which are measured through a recurring, real-time employee listening program.

Performance Graph

The following graph compares the cumulative five-year return of the Class B Non-Voting Shares (assuming $100 is invested in Class B Non-Voting Shares and dividends are reinvested) with the S&P/TSX Composite Total Return Index for the fiscal periods ended from August 31, 2016 to August 31, 2021. On August 31, 2021 the closing price of the Class B Non-Voting Shares on the TSX was $37.13. The Class B Non-Voting Shares are listed on the TSX under the symbol SJR.B.

Relative Total Return Performance

Shaw Communications Inc. vs. S&P/TSX Composite Total Return Index

August 31, 2016 to August 31, 2021

44	Shaw Communications Inc. Proxy Circular

Statement of Compensation

The NEO total direct compensation (base salary plus short, medium and long-term incentive awards) is intended to broadly reflect the performance of the Class B Non-Voting Shares. In fiscal 2017, the total return on the Class B Non-Voting Shares increased and the NEO total direct compensation was relatively flat. In fiscal 2018, the total return on the Class B Non-Voting Shares was negative and NEO total direct compensation for the year decreased by approximately 15%, resulting primarily from a new mix of NEOs as well as a voluntary reduction in short-term incentive plan payouts by the late JR Shaw, Bradley S. Shaw and Jay Mehr (who was the President of the Company at the time). For fiscal 2019, the total return on the Class B Non-Voting Shares was relatively flat and NEO total direct compensation for the year increased by approximately 9% due to a combination of delivering upon short-term incentive plan targets and additional medium-term incentive awards. In fiscal 2020, the total return on the Class B Non-Voting Shares marginally increased and NEO total direct compensation declined by approximately 30%, primarily from a new mix of NEOs due to the passing of JR Shaw and the retirement of Jay Mehr. In fiscal 2021, the total return on the Class B Non-Voting Shares increased 58% driven primarily by the announcement of the Transaction on March 15, 2021 (reflecting a premium of approximately 70% to the price of the Company’s Class B Non-Voting Shares on March 12, 2021). NEO total direct compensation for the year increased by approximately 22% due primarily to the fluctuation in pension valuation for Mr. Shaw. Excluding Mr. Shaw’s pension, NEO total direct compensation increased by approximately 8% in fiscal 2021.

Overall, the Human Resources and Compensation Committee believes that the current executive compensation program and associated pay levels for its NEOs are well aligned with the Company’s performance over the past five-year period.

Proxy Circular Shaw Communications Inc.	45

Statement of Compensation

Compensation Elements

The Company’s executive compensation program consists of the following elements:

Compensation Elements	Form of Payment	Performance Period	Key Features	Objectives

Base Salary (Fixed)	Cash	1 year	• Assessed annually, considering scope and responsibilities of the role, experience and the competitive market • Set out in NEO employment contracts	• Attract and retain high calibre executives

Short-Term Incentives (Variable)	Cash	1 year

•  Annual variable compensation is based on performance against pre-determined corporate and individual performance targets

•  Performance measures, threshold, target and maximum performance are established by the Human Resources and Compensation Committee, considering management’s performance projections for the fiscal period

•  NEOs receive 80% of their annual short-term incentive plan award in cash and 20% in RSUs

• Align executive pay with the achievement of short-term business objectives • Reward individual contribution by the Company’s executives

Medium-Term Incentives (Variable)	Restricted Share Units (RSUs) Performance Share Units (PSUs)	3 years – vests 1/3 each year Cliff vest after 3 years

•  Notional units (i.e. RSUs or PSUs) are granted annually based on target level of compensation and track the Class B Non-Voting Share price

•  The value of dividends on Class B Non-Voting Shares are accrued over the vesting period

•  RSUs typically vest 33 1/3% per year starting on the first anniversary of the grant

•  PSU grants vest 100% at end of three years subject to performance achieved against predetermined criteria

•  Final payment is made in cash or Class B Non-Voting Shares, which is determined by the Human Resources and Compensation Committee at the time of the grant

•  NEOs receive 20% of their annual short-term incentive plan award in RSUs and 80% in cash

•  NEOs receive an amount equal to 10% and 20% of their base salary in RSUs and PSUs, respectively

RSUs

•  Align executive compensation with the achievement of the medium-term performance as supported by the Company’s share price

•  Promote retention of the Company’s executives

PSUs

•  Align executive compensation with the key drivers of medium-term company performance as supported by the Company’s share price

•  Promote retention of the Company’s executives

Long-Term Incentives (Variable)	Stock Options	10-year term (with vesting over 5 years)	• Options may be granted from time to time on a discretionary basis • Options vest 20% per year starting on the first anniversary of grant	• Align executive compensation with long term company performance and changes in the Company’s share price

Pension(1)	Company Defined Contribution Plan (CDCP)	On-going	• Mr. Shaw is a member of the SERP, and Mr. McAleese, Mr. English, Mr. Stakic and Mr. Johnson are members of the ERP	• Promote the health, wellness and financial security of the Company’s executives • Attract and retain key executives

	Executive Retirement Plan (ERP)	On-going	• Paid in a lump sum or in equal payments over a period of time

	Supplemental Executive Retirement Plan (SERP)	Closed to new members

Share Ownership	Employee Share Purchase Plan (ESPP)	On-going	• Can contribute up to 5% of base salary with a Company match of 25% (for <10 years of service) or 33 1/3% (>10 years of service)	• Support long-term share ownership and provide an incentive to increase the profitability and success of the Company

Benefits	Same as employee benefits(2)	On-going	• Includes health and benefits	• Promote health and wellness of the Company’s executives

Perquisites	Executive health benefits(2)	Annual	• Includes executive medical	• Attract and retain key executives

Notes:

(1)	See discussion under “Retirement Plans and Benefits.”
(2)	With the exception of Bradley S. Shaw who is a member of the Shaw Family Group benefits plan.

46	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Base Salary

Base salaries for the NEOs are reviewed annually by the Human Resources and Compensation Committee. The Human Resources and Compensation Committee considers changes in market conditions and changes in level and scope of responsibility and accountabilities of each role. The Human Resources and Compensation Committee also considers positioning against peers, the competitive market and the executive’s experience and performance prior to making salary adjustments.

Base salaries for the NEOs are generally at or above the 75th percentile of the primary peer group. The Company and the Human Resources and Compensation Committee have determined to pay above the median of the peer groups to ensure that the Company attracts and retains high calibre executives in the communications industry.

The following table outlines changes to base salary earned from the previous fiscal year.

Named Executive Officer	Fiscal 2021 $	Fiscal 2020 $

Bradley S. Shaw, Executive Chair & Chief Executive Officer	2,000,000	2,000,000

Paul McAleese, President, Shaw Communications Inc.	1,250,000	1,036,553	(1)

Trevor English, Executive Vice President, Chief Financial & Corporate Development Officer	1,250,000	1,250,000

Zoran Stakic, Chief Operating Officer & Chief Technology Officer	1,250,000	1,250,000

Peter Johnson, Executive Vice President, Chief Legal and Regulatory Officer	900,000	900,000

Note:

(1)

Effective April 10, 2020, Paul McAleese’s base salary was increased from $900,000 to $1,250,000 to reflect his increased accountabilities in his new role as President, Shaw Communications Inc. The base salary of $1,036,553 reported for fiscal 2020 is a prorated amount.

Short-Term Incentives

The Company’s short-term incentive plan is intended to link short-term incentive plan payout amounts to the achievement of strategic business objectives. Similar to fiscal 2020, due to the unprecedented impact of the COVID-19 pandemic and the disproportionate effect that it had on certain business divisions, in fiscal 2021 the Human Resources and Compensation Committee elected to remove the divisional metrics (e.g., Business revenue growth, Wireless RGU gains) as they were distorted by externalities and less relevant. As such, fiscal

2021 short-term incentive plan payout amounts were based on the achievement of overall Company and individual performance targets.

For NEOs, the weighting between the overall Company and individual performance varied and was determined by their respective role, as well as their ability to directly influence results. Individual metrics are equally weighted between the achievement of individual commitments and leadership behaviours.

The weighting between overall Company and individual performance for each of the NEOs is set out in the table below.

Named Executive Officer	Company	Individual

Bradley S. Shaw, Executive Chair & Chief Executive Officer	80%	20%

Paul McAleese, President, Shaw Communications Inc.	60%	40%

Trevor English. Executive Vice President, Chief Financial & Corporate Development Officer	60%	40%

Zoran Stakic, Chief Operating Officer & Chief Technology Officer	60%	40%

Peter Johnson, Executive Vice President, Chief Legal and Regulatory Officer	60%	40%

Proxy Circular Shaw Communications Inc.	47

Statement of Compensation

The following table sets out how the Company and individual performance metrics were evaluated to determine the fiscal 2021 short-term incentive plan payments for the NEOs.

	Short-Term Incentive Plan Payout Range	Fiscal 2021 Payout

Company Performance Measures and Weightings
1. Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA)(1) – 50%	• Payment range is from 50% to 120% based on Company performance against target • No payment if Company performance is below the adjusted EBITDA target range	120%
2. Free Cash Flow (FCF)(1) – 50%	• Payment range is from 50% to 100% based on Company performance against target • No payment if Company performance is below the FCF target range	100%

Individual Performance
2-4 metrics as determined by direct leader & overall leadership performance	• Maximum payment is 125% of Individual performance target • No payment if Individual performance targets are not achieved

Notes:

(1)	See “Key Performance Drivers” in the Company’s 2021 Annual MD&A for more information about these non-GAAP financial measures.

In addition, the Human Resources and Compensation Committee considers various qualitative performance factors including executive performance with respect to specific business initiatives and strategic transactions when considering short-term incentive awards.

Eligible NEOs receive 80% of their total annual short-term incentive award in cash. The remaining 20% is paid in RSUs, which vest annually in equal increments over a three-year period. The Company pays a portion of the short-term incentive award in medium-term RSUs to promote retention, ownership and alignment with shareholder value.

Short-term incentive cash payout amounts (or Non-Equity Annual Incentive Plan Compensation) for fiscal 2021 and fiscal 2020 are illustrated in the table below.

Named Executive Officer	Fiscal 2021 $	Fiscal 2020 $

Bradley S. Shaw, Executive Chair & Chief Executive Officer	6,122,600	5,265,436

Paul McAleese, President, Shaw Communications Inc.	1,100,000	851,534	(1)

Trevor English, Executive Vice President, Chief Financial & Corporate Development Officer	1,100,000	964,000

Zoran Stakic, Chief Operating Officer & Chief Technology Officer	1,100,000	964,000

Peter Johnson, Executive Vice President, Chief Legal and Regulatory Officer	880,000	771,200

Note:

(1)

Effective April 10, 2020, Paul McAleese was appointed President, Shaw Communications Inc. at which time his annual short-term incentive target was increased to 100% of his new base salary to an annual target of $1,250,000, consisting of a cash component (80%) and RSUs (20%).

48	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Medium-Term Incentives

The purpose of medium-term incentives is to reward executives for their efforts and contributions to the achievement of mid-term business performance and to align the interests of the executives more closely with that of the shareholders of the Company.

RSU and PSU Plan

RSUs and PSUs (the “Units”) are granted pursuant to the amended and restated Plan for RSUs & PSUs, which was approved by the Board on October 25, 2018, and by the shareholders of the Company on January 17, 2019 (the “RSU/PSU Plan”). The RSU/PSU Plan replaced the Plan for RSUs & PSUs adopted effective June 28, 2016 (the “Original RSU/PSU Plan”). All Units granted under the Original RSU/PSU Plan have been settled. The RSU/PSU Plan provides that RSUs may be granted to the directors, officers and employees of the Company, and PSUs may be granted to the officers and employees of the Company.

RSUs and PSUs are granted at the discretion of the Human Resources and Compensation Committee, at a value equal to the five-day average closing price of the Class B Non-Voting Shares on the TSX prior to the grant date for each RSU or PSU (the “Unit Price”). The payment date and the form of settlement of a Unit is set by the Human Resources and Compensation Committee at the time of the grant. The payment date must be on or before December 31st of the third year after the grant date and settlement can be by way of: (i) issuance of Class B Non-Voting Shares from treasury (rounded to the nearest whole share); (ii) delivery of previously issued Class B Non-Voting Shares acquired on behalf of a participant on the TSX (rounded to the nearest whole share); (iii) a cash payment equal to the then current Unit Price or (iv) a combination of the preceding payment methods, each subject to applicable laws and stock exchange rules. On each dividend payment date for the Class B Non-Voting Shares, additional RSUs or PSUs, as applicable, are credited to the holder’s Unit account in an amount equal to the per Class B Non-Voting Share dividend divided by the then current Unit Price of a Class B Non-Voting Share, provided the holder is still a director of, or employed by, the Company on such date.

For PSUs, the performance criteria is set by the Human Resources and Compensation Committee at the time of grant, and typically requires the achievement of a minimum level of performance, otherwise the payout is zero, while maximum performance is capped at 150%. On settlement of vested PSUs, the number of Class B Non-Voting Shares issued or delivered, or the amount of the cash payment will be multiplied by the applicable performance factor.

Granted Units may not be transferred or assigned, except with approval from the Human Resources and Compensation Committee.

The RSU/PSU Plan contains “change of control” provisions, which accelerate the vesting and payout dates of outstanding RSUs and PSUs upon the occurrence of a “change of control” of the Company.

The maximum number of Class B Non-Voting Shares issuable under the RSU/PSU Plan is 5,000,000 Class B Non-Voting Shares in the aggregate, representing less than 1% of the issued and outstanding Class A Shares and Class B Non-Voting Shares as at August 31, 2021. The total number of Class B Non-Voting Shares issuable to Insiders (as defined in Part I of the TSX Company Manual), at any time, under the RSU/PSU Plan, together with all of the Company’s other Security Based Compensation Arrangements (as defined in Part VI of the TSX Company Manual), may not exceed 10% of the issued and outstanding Class B Non-Voting Shares. The total number of Class B Non-Voting Shares issued to Insiders, within any 12-month period, under all of the Company’s Security Based Compensation Arrangements may not exceed 10% of the issued and outstanding Class B Non-Voting Shares.

Proxy Circular Shaw Communications Inc.	49

Statement of Compensation

As of August 31, 2021, all outstanding PSUs granted to officers and employees of the Company were cash-settled awards. 36,330 Class B Non-Voting Shares are issuable to certain directors of the Company on the vesting of their outstanding RSUs, and 4,952,740 treasury settled RSUs and PSUs remain available for grant, representing less than 1% of the issued and outstanding Class A Shares and Class B Non-Voting Shares as at August 31, 2021.

Details on the performance criteria and weightings for the PSUs that vested and were paid out in respect of fiscal 2021 are illustrated in the table below.

	PSU Payout Range	Fiscal 2021 Payout

Performance Criteria and Weightings
1. Three-year cumulative adjusted EBITDA – 50%	• Payment range is from 50% to 150% based on Company performance against target • No payment if less than 1% three-year adjusted EBITDA compound annual growth rate (CAGR) Company performance target is achieved	97.7%
2. Three-year cumulative Revenue – 50%	• Payment range is from 50% to 150% based on Company performance against target • No payment if less than 1% three-year Revenue CAGR Company performance target is achieved	98.9%

Long-Term Incentives

The purpose of the long-term “at-risk” compensation is to provide additional compensation on a periodic basis to ensure a continued balanced performance focus with the overall objective of creating shareholder value. The benefits of stock option awards require sustained performance through effective execution of the Company’s strategic initiatives.

Stock option awards are discretionary and are granted by the Human Resources and Compensation Committee from time to time. When stock options are granted, the Company’s current practice is to award options for terms of ten years with 20% of the options in a grant vesting on each of the first through fifth anniversaries of the grant date.

The Company has preferred to reward executive performance through the short and medium-term incentive programs and, as a result, the use of longer-term incentives such as stock option awards are limited. This decision is, in part, based on the significant equity ownership of the Executive Chair & Chief Executive Officer, who is a member of the Shaw family, which controls the Company through its holdings of Class A Shares and holds a significant interest in Class B Non-Voting Shares (see “Voting Procedures – Voting Shares and Principal Holders Thereof”).

Stock Option Plan

Options to acquire Class B Non-Voting Shares (“Options”) are granted pursuant to the Company’s Stock Option Plan. The Stock Option Plan provides that Options may be granted to directors, officers, employees and consultants of the Company and for such number of Class B Non-Voting Shares as the Board, or a committee thereof, determines in its discretion, at an exercise price not less than the closing price of the Class B Non-Voting Shares on the TSX on the trading day immediately preceding the date on which the Options are granted. An Option is not immediately exercisable, but rather shall be exercisable on vesting dates determined by the Board from time to time. Unless otherwise determined by the Board, Options expire ten years from the date of grant, and subject to limited exceptions, must be exercised while the optionee is a director, officer, employee or consultant of the Company (or within 90 days thereafter). Provision is made in the plan for early termination of Options in the event of death or cessation of employment or service arrangement (other than due to disability or retirement), as the case may be. Options are not transferable or assignable, unless the transfer or assignment is permitted under applicable securities laws and is in respect of Options to purchase 10,000 Class B Non-Voting Shares or greater; and provided further that such transfer or assignment is approved by two senior officers of the Company, one of whom must be either the Executive Chair & Chief Executive Officer or the Executive Vice President, Chief Financial & Corporate Development Officer.

50	Shaw Communications Inc. Proxy Circular

Statement of Compensation

The Stock Option Plan provides that: (i) the maximum number of Class B Non-Voting Shares which may be reserved for issuance to Insiders (as defined in Part I of the TSX Company Manual) of the Company under the plan and all other Security Based Compensation Arrangements (as defined in Part VI of the TSX Company Manual) of the Company is limited to 10% of the number of Class B Non-Voting Shares outstanding at the date of grant (on a non-diluted basis) and (ii) the maximum number of Class B Non-Voting Shares which may be issued to Insiders of the Company under the Stock Option Plan and all other Security Based Compensation Arrangements of the Company within a one year period is limited to 10% of the number of Class B Non-Voting Shares outstanding at the time of the issuance (on a non-diluted basis). Subject to applicable law and approval of the Board, the Company may provide financial assistance in connection with the exercise of an Option, with recourse to the Class B Non-Voting Shares purchased upon such exercise.

The Stock Option Plan contains “change of control” provisions, which accelerate the vesting and payout dates of outstanding Options upon the occurrence of a “change of control” of the Company.

The maximum number of Class B Non-Voting Shares issuable under the Stock Option Plan is 62,000,000 (being approximately 12% of the aggregate number of issued and outstanding Class A Shares and Class B Non-Voting Shares issued as at August 31, 2021). As at August 31, 2021, 7,499,890 Class B Non-Voting Shares were issuable on exercise of outstanding Options (being approximately 1.5% of the aggregate number of Class A Shares and Class B Non-Voting Shares then issued and outstanding) and 14,180,718 Class B Non-Voting Shares were available for future grant under the Stock Option Plan (being approximately 2.8% of the aggregate number of Class A Shares and Class B Non-Voting Shares then issued and outstanding). During fiscal 2021, the Company granted Options to purchase 1,423,000 Class B Non-Voting Shares (being 0.28% of the aggregate number of Class A Shares and Class B Non-Voting Shares outstanding as at August 31, 2021).

The Stock Option Plan and the RSU/PSU Plan are the only compensation plans under which the Company is authorized to issue equity securities.

Equity Compensation Plan Information

Plan Category	Number of Securities Issuable on Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights $	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders as at August 31, 2021

Options	7,499,890	25.56	14,180,718

RSUs and PSUs	36,330	N/A	4,952,740

Equity compensation plans not approved by security holders as at August 31, 2021	–		–

Total	7,536,220	–	19,133,458

Proxy Circular Shaw Communications Inc.	51

Statement of Compensation

Burn Rate

The following table discloses the annual burn rate for each of the three most recently completed fiscal years for the Stock Option Plan. The rates are calculated by dividing the Options issued by the weighted average number of the aggregate Class A Shares and Class B Non-Voting Shares outstanding during the applicable year.

Fiscal Year	2021	2020	2019

Number of Options Issued	1,423,000	84,000	1,540,000

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding	503,763,377	514,943,155	511,402,128

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding (diluted)(1)	504,553,621	515,034,160	511,799,866

Burn Rate (%)	0.28	0.02	0.30

Burn Rate (diluted)(1) (%)	0.28	0.02	0.30

Note:

(1)

The burn rate calculation does not take into consideration the potential dilutive effect of certain Options since their impact is anti-dilutive. For the year ended August 31, 2021, 174,031 Options were excluded from the diluted earnings per share calculation (fiscal 2020 – 6,380,557; fiscal 2019 – 6,126,210).

The following table discloses the annual burn rate for each of the three most recently completed fiscal years for the RSUs that settle in Class B Non-Voting Shares issued from treasury under the RSU/PSU Plan. The rates are calculated by dividing the number of RSUs (i.e., Units) issued by the weighted average number of the aggregate Class A Shares and Class B Non-Voting Shares outstanding during the year.

Fiscal Year	2021(1)	2020(1)	2019(1)

Number of Units Issued	27,463	5,457	13,271

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding	503,763,377	514,943,155	511,402,128

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding (diluted)	504,553,621	515,034,160	511,799,866

Burn Rate (%)	0	0	0

Burn Rate (diluted) (%)	0	0	0

Note:

(1)	All of the outstanding PSUs are cash-settled and therefore non-dilutive.

Employee Share Purchase Plan

The employee share purchase plan (ESPP) provides employees of the Company with an incentive to increase the profitability of the Company and a means to participate in that increased profitability.

Generally, all non-unionized full-time or part-time employees of the Company and certain employees of its subsidiaries are eligible to enroll in the ESPP. Executive officers of the Company, including the NEOs, are entitled to participate in the ESPP on the same basis as all other employees of the Company.

Under the ESPP, each participant contributes through payroll deductions up to a maximum of 5% of the participant’s monthly base salary and the Company matches with a contribution equal to one quarter of the participant’s contribution for those participants with less than ten years of service and one third of the participant’s contribution for those participants with greater than ten years of service. Canadian Western Trust Company, as trustee under the ESPP, or its nominee acquires Class B Non-Voting Shares for the benefit of participants through the facilities of the TSX using monies contributed to the ESPP.

As of August 31, 2021, approximately 73% of eligible employees of the Company participated in, and an aggregate of 3.39 million Class B Non-Voting Shares were held under, the ESPP.

Share Ownership Guidelines

Currently, the Company has not adopted guidelines that require minimum levels of share ownership for the NEOs and does not require NEOs to hold Options after they vest for any particular period of time.

52	Shaw Communications Inc. Proxy Circular

Statement of Compensation

2.	Option-Based and Share-Based Awards

The following table sets forth details with respect to Options, RSUs, PSUs and DSUs held by the NEOs as at August 31, 2021.

	Option-based Awards	Option-based Awards	Option-based Awards	Option-based Awards	Share-based Awards		Share-based Awards		Share-based Awards
	Number of Securities Underlying Unexercised Options	Option Exercise Price $	Option Expiration Date	Aggregate Value of Unexercised in-the-money Options(1) $	Number of Shares or Units of Shares that have not Vested(2)		Market or Payout Value of Shares or Units of Shares that have not Vested $		Market or Payout Value of Vested Shares or Units of Shares that have not Paid Out or Distributed $

Bradley S. Shaw	60,000	23.96	31-Aug-2025	790,200
Executive Chair & Chief Executive Officer	60,000	26.23	31-Aug-2026	654,000
	60,000	27.77	05-Sep-2027	561,600	54,702	(3)	1,930,650	(4)
	60,000	26.32	31-Aug-2028	648,600	198,855	(5)	7,383,478	(6)	319,395(7)

Paul McAleese	70,000	28.44	18-Apr-2027	608,300
President, Shaw Communications Inc.	30,000	27.77	05-Sep-2027	280,800
	30,000	26.32	31-Aug-2028	324,300	14,875	(3)	525,000	(4)
	100,000	21.82	03-Nov-2030	1,531,000	183,429	(5)	6,810,705	(6)

Trevor English	70,000	27.39	31-Aug-2024	681,800
Executive Vice President, Chief Financial & Corporate Development Officer	20,000	23.96	31-Aug-2025	263,400
	30,000	26.23	31-Aug-2026	327,000
	30,000	27.77	05-Sep-2027	280,800
	75,000	25.78	03-May-2028	851,250
	30,000	26.32	31-Aug-2028	324,300	14,875	(3)	525,000	(4)
	90,000	21.82	03-Nov-2030	1,377,900	60,235	(5)	2,236,531	(6)

Zoran Stakic	70,000	27.39	31-Aug-2024	681,800
Chief Operating Officer &	20,000	23.96	31-Aug-2025	263,400
Chief Technology Officer	30,000	26.23	31-Aug-2026	327,000
	30,000	27.77	05-Sep-2027	280,800
	30,000	26.32	31-Aug-2028	324,300	14,875	(3)	525,000	(4)
	90,000	21.82	03-Nov-2030	1,377,900	61,346	(5)	2,277,783	(6)

Peter Johnson	70,000	27.39	31-Aug-2024	681,800
Executive Vice President,	20,000	23.96	31-Aug-2025	263,400
Chief Legal and Regulatory	30,000	26.23	31-Aug-2026	327,000
Officer	30,000	27.77	05-Sep-2027	280,800
	30,000	26.32	31-Aug-2028	324,300	11,333	(3)	400,000	(4)
	75,000	21.82	03-Nov-2030	1,148,250	47,536	(5)	1,765,029	(6)

Notes:

(1)

Based on the difference between the market value of $37.13, which is the closing price for the Class B Non-Voting Shares on the TSX on August 31, 2021, and the exercise price of the Options (both vested and unvested).

(2)	Includes the notional dividends paid in RSUs and PSUs under the RSU/PSU Plan.
(3)

The number of PSUs and RSUs granted is determined by dividing the fair value of the award on the grant date by the five-day average closing price of the Class B Non-Voting Shares on the TSX preceding the grant date (the “Unit Price”). The Unit Price on the November 1, 2021 grant date was $35.29.

(4)	The market value is based on the Unit Price on the November 1, 2021 grant date which was $35.29.
(5)

The number of PSUs and RSUs granted is determined by dividing the fair value of the award on the grant date by the Unit Price. The Unit Price for grants dated November 1, 2018, April 15, 2019, November 1, 2019, April 16, 2020, and November 9, 2020 was $24.35, $27.28, $26.35, $22.73 and $22.23, respectively.

(6)	The market value is based on the closing price of $37.13 per Class B Non-Voting Share on the TSX on August 31, 2021.
(7)	Bradley S. Shaw holds 8,602 DSUs as at August 31, 2021. The market value of the DSUs is based on the closing price of $37.13 per Class B Non-Voting Share on the TSX on August 31, 2021.

Options Exercised by NEOs in Fiscal 2021

During fiscal 2021, none of the NEOs exercised any Options.

Proxy Circular Shaw Communications Inc.	53

Statement of Compensation

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth details on the vesting and payout of awards under the Company’s incentive plans for the NEOs during the fiscal year ended August 31, 2021.

		Option-Based Awards	Share-Based Awards

		Value Vested During the Year(1) $	Value Vested During the Year (including dividend equivalents)(2)(3) $	Non-Equity Incentive Plan Compensation-Value Earned During the Year(4) $

Bradley S. Shaw	Executive Chair & Chief Executive Officer	6,600	1,212,916	6,122,600

Paul McAleese	President, Shaw Communications Inc.	89,320	108,595	1,100,000

Trevor English	Executive Vice President, Chief Financial & Corporate Development Officer	151,750	383,354	1,100,000

Zoran Stakic	Chief Operating Officer & Chief Technology Officer	2,200	383,354	1,100,000

Peter Johnson	Executive Vice President, Chief Legal and Regulatory Officer	2,200	360,927	880,000

Notes:

(1)

Amounts reported represent the aggregate dollar value that would have been realized if all Options that vested during fiscal 2021 were exercised on the vesting date. The value is calculated as the difference between the closing price of the Class B Non-Voting Shares on the TSX on the vesting date and the exercise price of the Options. The closing price of the Class B Non-Voting Shares on the TSX on September 1, 2020 was $24.51; on September 4, 2020, $24.21; on April 19, 2021, $34.82; and on May 4, 2021, $35.75.

(2)

The market value of the RSUs and PSUs that vested in fiscal 2021 is based on the five-day average closing price of Class B Non-Voting Shares on the TSX preceding the vesting date of November 1, 2020, being $22.33.

(3)

Based on the performance criteria set for the PSUs of three-year cumulative targets for adjusted EBITDA and Revenue (each weighted at 50%), the Human Resources and Compensation Committee approved a performance factor of 98.3% for the PSUs granted in fiscal 2018 and vesting in fiscal 2021.

(4)	The amount reported is the cash portion of the annual short-term incentive plan payout amount.

3.	Retirement Plans and Benefits

The Human Resources and Compensation Committee approves participation in the Supplemental Executive Retirement Plan (SERP) and the Executive Retirement Plan (ERP) for executives of the organization (including the NEOs). These plans are designed to reflect the significant contributions that executives have made and are expected to make to the Company. The SERP was established in 2002 and closed to new members in 2012. The ERP was established in 2013. The NEOs also participate in the Company Defined Contribution Plan (CDCP) which is available to all eligible employees. The ERP, SERP and CDCP are described in the below sections. These plans reflect the Company’s preference to deliver competitive compensation through elements other than equity-based awards.

The NEOs participate in the same group benefit plans as all other employees with the exception of Bradley S. Shaw.

Company Defined Contribution Plan (CDCP)

The NEOs participate in the CDCP which is available to all eligible employees. Under this registered plan, the Company makes contributions based on a percentage of each employee’s eligible earnings (either 5% or a maximum of 10% for certain senior leaders, including the NEOs) up to the annual income tax maximum. Funds are accumulated under the employee’s name and used on retirement to purchase one of several types of annuities at the option of the employee. As a defined contribution plan, this pension plan of the Company is fully funded and is not subject to surpluses or deficiencies.

Supplemental Executive Retirement Plan (SERP)

Effective September 1, 2002, the Company established a SERP for its most senior executive officers. The SERP is a non-contributory defined benefit pension plan. The SERP was closed to new members in June 2012. The SERP has 1 active and 13 retired members.

54	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Benefits under the SERP are based on the senior executive officer’s SERP-eligible service and their SERP pensionable earnings. SERP pensionable earnings is defined as the sum of the:

(1)	average of the three highest consecutive base salary fiscal years; and

(2)	average of the three consecutive fiscal years where the sum of the cash short-term incentive plan payout and RSU grant values was the highest;

during the members’ eligible years of service with the Company.

For fiscal years 2012 and later, the base salary for purposes of determining SERP pensionable earnings was fixed at the senior executive officer’s fiscal 2012 base salary. The SERP provides for payments equal to 5% of SERP pensionable earnings for each of the first ten years of SERP membership and 1.5% for each year of SERP membership thereafter. The maximum annual pension that a senior executive officer may earn under the SERP is 70% of SERP pensionable earnings. The SERP pension will be subject to an adjustment for early retirement for senior executive officers retiring prior to (i) age 60 and five years of SERP-eligible service or (ii) age 55 and 10 years of SERP-eligible service.

A senior executive officer of the Company must be in a SERP-eligible position for five years to qualify to receive a pension. Senior executive officers who retire at age 60 or later will receive a full pension as will those senior executive officers who retire after age 55 with ten years of SERP-eligible service. Senior executive officers between the ages of 55 and 60 with less than ten years of SERP-eligible service and senior executive officers between the ages of 50 and 55 with 15 years of SERP-eligible service are eligible to retire with a reduced pension.

Executive Retirement Plan (ERP)

Effective January 1, 2013, the Company established the ERP for senior executive officers who are not members of the SERP. The ERP is a non-contributory pension plan with a defined benefit component and a defined contribution component, designed to be market competitive and provide long-term financial security to senior executive officers.

Benefits under the defined benefit component of the ERP are based on the officer’s length of service in the plan and their highest three-consecutive year average rate of ERP eligible earnings (base salary plus annual cash short-term incentive plan payout plus PSU and RSU grant values) during their ten final years of credited service in the ERP. The ERP provides for payments equal to 1% of ERP eligible earnings for each year of credited service in the ERP. Officers who retire at age 62 or later will receive a full pension. Officers between the ages of 55 and 62 are eligible to retire with a discounted pension.

For the defined contribution component of the ERP, the Company makes contributions of 10% of each member’s ERP eligible earnings (base salary plus annual cash short-term incentive plan payout plus RSU and PSU grant values). The defined contribution component of the ERP is fully funded and is not subject to surpluses or deficiencies. An executive officer of the Company must be employed at Shaw for one year to qualify to receive a pension.

To mitigate this risk and retain the current executive team, the Board approved retention payout amounts in fiscal 2019 for the NEOs. Retention payout amounts are to be payable in the form of (i) RSUs, (ii) an enhancement to the executives’ ERP, (iii) a lump sum cash payment, or (iv) a combination thereof. For more information see “Compensation Discussion and Analysis – Retention, Talent Development & Succession Planning.”

Proxy Circular Shaw Communications Inc.	55

Statement of Compensation

Pension Plan Tables

The following table presents the benefits accumulated under the CDCP, the defined contribution component of the ERP and the non-registered savings plan (NRSP) for the NEOs. The actual benefits payable upon retirement will be determined by the size of each participant’s account values (based on the amount of actual contribution and realized investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected.

Name		Pension Plan	Accumulated Value at September 1, 2020 $	Compensatory(1) $	Non- Compensatory(2) $	Accumulated Value at August 31, 2021 $

Bradley S. Shaw	Executive Chair & Chief Executive Officer	CDCP	1,119,486	29,210	155,647	1,304,343

Paul McAleese	President, Shaw	CDCP	126,909	29,210	19,532	175,651
	Communications Inc.	ERP	924,270	265,790	69,003	1,259,063

Trevor English	Executive Vice President,	CDCP	570,773	29,210	80,422	680,405
	Chief Financial & Corporate	ERP	1,894,059	265,790	147,928	2,307,777
	Development Officer	NRSP(3)	108,224	–	25,902	134,126

Zoran Stakic	Chief Operating Officer &	CDCP	619,342	29,210	87,079	735,631
	Chief Technology Officer	ERP	1,553,508	265,790	121,689	1,940,987
		NRSP(3)	128,318	–	24,574	152,892

Peter Johnson	Executive Vice President,	CDCP	730,772	29,210	146,412	906,394
	Chief Legal and Regulatory	ERP	1,315,816	193,790	107,706	1,617,312
	Officer	NRSP(3)	100,344	–	19,797	120,141

Notes:

(1)	Includes contributions paid by the Company.
(2)	Includes regular investment income credited to the accounts during the financial year and payments to members.
(3)	Includes accumulated NRSP contributions in respect of service prior to joining the ERP.

The following table presents the credited number of years of service at August 31, 2021 and the estimated annual retirement benefits payable to NEOs under the SERP and the defined benefit component of the ERP for service up to August 31, 2021 and at age 65. In addition, the total pension obligation for each NEO is shown along with the changes to the obligation during the financial year ended August 31, 2021.

Name	Pension Plan	Number of Years Credited Service(1)(6) #	Annual Benefits Payable(2)		Accrued Obligation at September 1, 2020(3) $	Compensatory Change(4) $	Non- Compensatory Change(5) $	Accrued Obligation at August 31, 2021(3) $
			At Year End(2) $	At Age 65 $

Bradley S. Shaw	SERP	26	7,051,000	7,772,000	139,717,000	489,000	(5,458,000)	134,748,000

Paul McAleese	ERP	4	220,000	566,000	2,885,000	1,147,000	(119,000)	3,913,000

Trevor English	ERP	9	497,000	1,250,000	6,205,000	1,363,000	(280,000)	7,288,000

Zoran Stakic	ERP	9	416,000	956,000	6,577,000	1,138,000	(199,000)	7,516,000

Peter Johnson	ERP	9	389,000	811,000	5,801,000	1,159,000	(104,000)	6,856,000

Notes:

(1)	Rounded to nearest whole year as of August 31, 2021.
(2)

Annual Benefits Payable at year end reflect accrued benefits as of August 31, 2021 assumed to commence at age 62 (Paul McAleese, Trevor English, Zoran Stakic and Peter Johnson) or age 60 (Bradley S. Shaw). For the one SERP member (Bradley S. Shaw), Annual Benefits Payable at year end are calculated using a service prorate method. For ERP members, Annual Benefits Payable at year end include a prorated portion of the unvested enhancements to the executives’ ERP which could include adjustments to credited service, earnings, or a combination of both.

(3)

Amounts represent the actuarial value of projected benefits for service to the date indicated. The calculation uses actuarial assumptions and methods which are consistent with those used for calculating pension obligations disclosed in the Company’s consolidated financial statements.

56	Shaw Communications Inc. Proxy Circular

Statement of Compensation

(4)

Amounts represent the projected pension benefit (including enhancements to the ERP, where applicable) for service in the year plus the change in obligation due to differences between actual and assumed compensation for the year.

(5)	Amounts represent the impact of interest on the net obligation, changes in the interest assumption and any other experience gains and losses or assumption changes.
(6)	“Number of Years of Credited Service” is the number of years from the date a NEO entered into the SERP or ERP which may differ from a NEO’s actual years of service at the Company.

The Company’s obligations and related costs of the SERP benefits and the defined benefit component of the ERP are actuarially determined using the projected benefit method, pro-rated on service, and management’s best estimate of salary escalation and retirement ages of officers. The accrued benefit obligation of the SERP at August 31, 2021 was $447 million and the fair value of the SERP assets was $427 million.

In the event of a change of control of, or merger involving, the Company, the SERP and ERP become fully vested and fully funded immediately.

Further information with respect to the SERP and the defined benefit component of the ERP, and the Company’s accounting policy with respect thereto, is set forth in Notes 2 and 28 to the audited annual consolidated financial statements of the Company for the year ended August 31, 2021.

4.	Summary Compensation Table

The following table sets forth compensation earned during the last three financial years of the Company by the NEOs.

NEO	Fiscal Year	Salary $	Share- Based Awards(1) $		Option- Based Awards(2)(3) $	Non-Equity Annual Incentive Plan Compensation(4) $	Pension Value(5) $	All Other Compensation(6) $		Total Compensation $

Bradley S. Shaw(7)	2021	2,000,000	2,880,650	(8)	–	6,122,600	518,210	422,609		11,944,069
	2020	2,000,000	1,916,359		–	5,265,436	(2,772,170)	458,033		6,867,658

	2019	2,000,000	1,766,453		127,715	5,465,813	1,420,230	1,315,555	(9)	12,095,765

Paul McAleese	2021	1,250,000	650,000		142,000	1,100,000	1,442,000	224,300		4,808,300

	2020	1,036,553	2,052,883	(10)	–	851,534	1,594,097	186,681	(11)	5,721,748

	2019	900,000	1,868,000	(10)	63,858	752,000	1,124,000	56,183		4,764,040

Trevor English	2021	1,250,000	650,000		127,800	1,100,000	1,658,000	88,497		4,874,297

	2020	1,250,000	616,000		–	964,000	1,598,000	74,724		4,502,724

	2019	1,157,954	468,184		63,858	872,734	1,651,887	542,355	(12)	4,756,972

Zoran Stakic	2021	1,250,000	650,000		127,800	1,100,000	1,433,000	89,787		4,650,587

	2020	1,250,000	616,000		–	964,000	1,393,000	75,953		4,298,953

	2019	1,157,954	468,184		63,858	872,734	1,786,550	62,374		4,411,654

Peter Johnson	2021	900,000	490,000		106,500	880,000	1,382,000	69,138		3,827,638
	2020	900,000	462,800		–	771,200	1,341,400	62,734		3,538,134

	2019	900,000	537,600		63,858	710,400	1,249,000	56,625		3,517,483

Notes:

(1)

Amounts reported in fiscal 2019, 2020, and 2021 include the grant date fair value of the award of RSUs and PSUs. The fair value is determined based on the average of the closing prices of the Class B Non-Voting Shares on the TSX for the five trading days preceding the November 1, 2019, November 9, 2020, and November 1, 2021 grant dates, being $26.35, $22.23, and $35.29, respectively. RSUs vest equally on the first, second, and third anniversaries of the grant date. PSUs cliff vest on the third anniversary of the grant date based on the performance criteria set by the Human Resources and Compensation Committee at the time of the PSU grant. For further details see “Compensation Discussion and Analysis – Medium-Term Incentives.”

(2)

Amounts reported in fiscal 2019 represent the September 1, 2018 grant date fair value of Options calculated using the Black-Scholes Option Pricing Model, which is a common method for valuing stock options, with the Option grants and assumptions as provided in the “Option Grants & Valuation Assumptions” table below.

(3)

Amounts reported in fiscal 2021 represent the November 3, 2020 grant date fair value of Options calculated using the Black-Scholes Option Pricing Model, which is a common method for valuing stock options, with the Option grants and assumptions as provided in the “Option Grants & Valuation Assumptions” table below.

Proxy Circular Shaw Communications Inc.	57

Statement of Compensation

(4)	Amounts reported represent the cash component of the NEO’s annual short-term incentive plan award. For further details see “Compensation Discussion and Analysis – Short-Term Incentives.”
(5)

Amounts reported include all compensatory amounts related to the Company’s defined contribution and defined benefit plans. The SERP and defined benefit component of the ERP are actuarially determined using the projected benefit method and management’s best estimate of salary escalation and retirement ages of officers. These amounts do not reflect cash figures in the current period (see discussion in “Retirement Plans and Benefits”). Bradley S. Shaw is a SERP member and Paul McAleese, Trevor English, Zoran Stakic, and Peter Johnson are ERP members.

(6)

Amounts reported include ESPP, transportation, notional dividends on RSUs and PSUs, and other benefits. If the value of perquisites does not exceed either $50,000 or 10% of the relevant NEO’s total salary, no amount is reported.

(7)	Bradley S. Shaw served as a NEO and director of the Company from 2019 to 2021 and did not receive any compensation for serving as a director.
(8)

In fiscal 2021, Bradley S. Shaw received $750,000 in the form of RSUs for assuming additional responsibilities as Executive Chair, an executive officer position at the Company, while maintaining his position as Chief Executive Officer.

(9)

In fiscal 2019, the Board approved a one-time cash bonus of $500,000 for Bradley S. Shaw in recognition of his strategic contributions in connection with the 600 MHz spectrum auction and leadership through the execution of the total business transformation initiative and voluntary departure program.

(10)

Amounts reported in fiscal 2019 and fiscal 2020 for Paul McAleese include the grant date fair value award of RSUs in the amount of $1,500,000 as stipulated under the terms of a Retention Plan and outlined in Paul McAleese’s employment agreement. The fair value is determined based on the average of the closing prices of the Class B Non-Voting Shares on the TSX for the five trading days preceding the April 15, 2019 and April 16, 2020 grant dates, being $27.28 and $22.73, respectively. For further details see “Compensation Discussion and Analysis – Retention, Talent Development & Succession Planning” and “Retirement Plans and Benefits – Pension Plan Tables.”

(11)

In fiscal 2020, Paul McAleese received a one-time cash bonus of $50,000 in recognition of contributions and for assuming additional responsibilities during his transition period to President, Shaw Communications Inc.

(12)	In fiscal 2019, Trevor English received a special performance cash bonus in the amount of $400,000 in recognition of his extraordinary contributions in connection with the 600 MHz spectrum auction.

Option Grants & Valuation Assumptions

	Fiscal 2021	Fiscal 2019

Grant Date	November 3, 2020	September 1, 2018

Vesting Period (Years)	5	5

Expected Life (Years)	7.2	7.2

Risk-Free Interest Rate (%)	0.50	2.16

Expected Volatility (%)	20.04	16.40

Dividend Yield (%)	5.43	4.50

Black-Scholes Value	$1.42	$2.13

Options Granted

Bradley S. Shaw	–	60,000

Paul McAleese	100,000	30,000

Trevor English	90,000	30,000

Zoran Stakic	90,000	30,000

Peter Johnson	75,000	30,000

58	Shaw Communications Inc. Proxy Circular

Statement of Compensation

5.	Summary of Termination and Change of Control Benefits

The Company has entered into employment agreements with all of the NEOs to provide for consistent terms and conditions of employment including termination, severance, retirement, resignation, change of control, non-compete, non-solicitation and retention payout amounts. The following table shows the potential payments to the NEOs as at August 31, 2021, as if the officer’s employment had been terminated with or without cause, or the officer had retired or resigned as at August 31, 2021. The table also shows the amounts payable to each such officer on a change of control of the Company based on the assumption that the change of control occurred on August 31, 2021. Only incremental payments, payables and benefits that are triggered by or result from the listed events and that arise from contractual obligations, agreements, plans or arrangements between the NEO and the Company are disclosed.

		Severance $		Option-Based Awards $		Share-Based Awards $		Pension $		Total $

Bradley S. Shaw

	Termination Without Cause	18,730,000	(1)	–		6,227,192	(3)	–		25,007,192

	Retirement	–		–		9,414,561	(4)	–		9,414,561

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		744,600	(5)(9)	9,414,561	(6)(10)	–		10,159,161

Paul McAleese

	Termination Without Cause	3,223,333	(2)	–		4,677,054	(3)	–		7,900,387

	Retirement	–		–		7,363,015	(4)	–		7,363,015

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		1,959,560	(5)(9)	7,363,015	(6)(10)	3,400,000	(7)	12,722,575

Trevor English

	Termination Without Cause	5,515,000	(1)	–		1,895,900	(3)	–		7,410,900

	Retirement	–		–		2,788,841	(4)	–		2,788,841

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		2,090,700	(5)(9)	2,788,841	(6)(10)	8,000,000	(8)	12,879,541

Zoran Stakic

	Termination Without Cause	5,515,000	(1)	–		1,934,819	(3)	–		7,449,819

	Retirement	–		–		2,830,093	(4)	–		2,830,093

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		1,750,200	(5)(9)	2,830,093	(6)(10)	8,000,000	(8)	12,580,293

Peter Johnson

	Termination Without Cause	4,175,000	(1)	–		1,515,387	(3)	–		5,690,387

	Retirement	–		–		2,185,837	(4)	–		2,185,837

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		1,520,550	(5)(9)	2,185,837	(6)(10)	8,000,000	(8)	11,706,387

Notes:

Termination without Cause:

(1)

Pursuant to their employment agreements, if the employment of Bradley S. Shaw, Trevor English, Zoran Stakic, or Peter Johnson is terminated without cause, their severance will be calculated as a lump sum payment equal to 24 months of earnings including base salary, annual short-term incentive plan target amount, annual PSU grant value as of date of the termination and a lump sum payment of $15,000 for loss of benefits.

Proxy Circular Shaw Communications Inc.	59

Statement of Compensation

(2)

Pursuant to his executive employment agreement, if the employment of Mr. McAleese is terminated without cause, his severance will be calculated as a lump sum payment equal to 14 months of earnings including base salary, annual short-term incentive plan target, annual PSU grant value as of date of termination and a lump sum payment of $15,000 for loss of benefits.

(3)

NEOs hold Units granted under the RSU/PSU Plan. If a participant under the plan (a “Participant”) is terminated without cause, then the Participant’s outstanding Units shall vest on a prorated basis based on the percentage completion of the term of the Unit. The amounts disclosed are based on the market value of $37.13, which was the closing price for the Class B Non-Voting Shares on the TSX on August 31, 2021 and assumes the performance criteria for the PSUs are met at 100% of the payout amount.

Retirement:

(4)

NEOs hold Units granted under the RSU/PSU Plan. If a Participant retires under the RSU/PSU Plan, the Participant’s outstanding Units shall continue to vest in accordance with the terms of such Units. The amounts disclosed are based on the market value of $37.13, which was the closing price for the Class B Non-Voting Shares on the TSX on August 31, 2021 and assumes the performance criteria for the PSUs are met at 100% payout amount.

Change of Control:

(5)

Under the Stock Option Plan, on a change of control, all outstanding Options vest and may be exercised. The amount disclosed is the difference between the market value of $37.13, which is the closing price for the Class B Non-Voting Shares on the TSX on August 31, 2021, and the exercise price of the unvested Options that would become exercisable on a change of control.

(6)

NEOs hold Units granted under the RSU/PSU Plan. Under the RSU/PSU Plan, all of the participant’s Units vest immediately prior to a change of control. The amounts disclosed are based on the market value of $37.13, which was the closing price for the Class B Non-Voting Shares on the TSX on August 31, 2021 and assumes the performance criteria for the PSUs are met at 100% of the payout amount.

(7)

Pursuant to his executive employment agreement, upon change of control, Mr. McAleese will receive an equivalent value of $8 million through a combination of RSUs, enhancements to his ERP, or a lump sum cash payment. For further clarity, Mr. McAleese was granted $1.5 million in RSUs on April 15, 2019 and received an additional $1.5 million RSU grant on April 16, 2020.

(8)

Pursuant to their respective executive employment agreement, upon change of control, Messrs. English, Stakic, and Johnson will each receive $8 million through a combination of enhancements to their respective ERP or a lump sum cash payment.

(9)

Upon closing of the Transaction, each unvested Option will be exchanged for a cash payment equal to $40.50 less the exercise price of the Option resulting in the following aggregate amounts payable to each of the NEOs on a change of control: Mr. Shaw, $987,240; Mr. McAleese, $2,444,840; Mr. English, $2,616,420; Mr. Stakic, $2,174,820; and Mr. Johnson, $1,894,620.

(10)

Upon closing of the Transaction, each RSU and PSU (at 100% payout) will be exchanged for $40.50 resulting in the following aggregate amounts payable to each of the NEOs on a change of control: Mr. Shaw, $10,269,047; Mr. McAleese, $8,031,299; Mr. English, $3,041,963; Mr. Stakic, $3,086,959; and Mr. Johnson, $2,384,228.

Bradley S. Shaw is a member of the SERP and Paul McAleese, Trevor English, Zoran Stakic and Peter Johnson are members of the ERP. In the event of a change of control of, or merger involving, the Company, the SERP and the ERP become fully vested and fully funded immediately. For further details on the SERP and ERP, see “Retirement Plans and Benefits.”

Other Change of Control Benefits Resulting from the Transaction

As previously disclosed in the management information circular filed April 23, 2021 on Shaw’s SEDAR profile, as a result of the proposed Transaction and pursuant to the terms of the Arrangement Agreement, certain members of senior management, including the NEOs, will receive additional benefits as described below.

Advisory Agreement

In connection with entering into the Arrangement Agreement, Bradley S. Shaw agreed to enter into an advisory agreement (the “Advisory Agreement”) on closing of the Transaction, pursuant to which Mr. Shaw will serve as an institutional knowledge-base in respect of the Company and the industry and will perform such services related to the transition and integration of the Company as agreed upon between Rogers and Mr. Shaw.

Rogers requested that Mr. Shaw enter into the Advisory Agreement to ensure that Rogers will have the continued benefit of Mr. Shaw’s unique knowledge of the Company’s business and the telecommunications industry (particularly in western Canada) while it integrates the Company’s and the Rogers’ respective businesses and undertakes its significant planned investments in western Canada following the closing of the Transaction. Under the terms of the Advisory Agreement, Mr. Shaw will be paid an aggregate of $20,000,000 for providing the above services to Rogers for a two-year period following closing of the Transaction.

Retention Awards

The Arrangement Agreement provided for a retention package for key employees of the Company of up to $50 million upon closing of the Transaction (the “Retention Awards”). As of the date hereof, Retention Awards have been allocated to approximately 180

60	Shaw Communications Inc. Proxy Circular

Statement of Compensation

employees of the Company, including certain members of senior management, including the NEOs, and will be payable on closing of the Transaction, subject to the employee remaining an employee of the Company at closing. Pursuant to the terms of the Arrangement Agreement, the allocation of the Retention Awards has been determined by Bradley S. Shaw as Executive Chair & Chief Executive Officer of the Company following discussion with the Chair of the Special Committee and in consultation with the purchaser, Rogers. The Retention Awards have also been reviewed by the Human Resources and Compensation Committee of the Board. The NEOs have been allocated the following Retention Awards: Mr. McAleese, $5,000,000; Mr. English, $7,500,000; Mr. Stakic, $3,500,000; and Mr. Johnson, $3,500,000. Mr. Shaw will not receive any portion of the Retention Awards.

The purpose of the Retention Awards is to ensure cooperation, and appropriate motivation and alignment of interests, of the employees in connection with the Arrangement, to retain them during the period between the signing of the Arrangement Agreement and the Closing of the Arrangement, and to compensate them for additional work they will be required to perform as a result of the Arrangement (in addition to the full time work they perform for the Company on a daily basis).

The Arrangement Agreement provides that the Company shall purchase customary “tail” policies of directors’ and officers’ liability insurance for its directors and executive officers, including the NEOs, with a term of at least 6 years providing protection no less favourable in the aggregate than the protection provided by the policies maintained by the Company and its subsidiaries providing protection in respect of claims arising from facts or events which occurred on or prior to closing of the Transaction.

6.	Compensation of Directors

During fiscal 2021, the Human Resources and Compensation Committee completed a review of director compensation with the assistance of Willis Towers Watson. Based on the review, the Committee maintained an all-inclusive retainer to better align with the changing role of directors and to be more reflective of the continuous nature of their contributions throughout the year rather than a fee structure based on an annual retainer and per-meeting fees. The all-inclusive retainer simplifies administration and aligned with best market practice. As described below, the components of the Company’s director compensation (i.e., Board annual retainer, lead director annual retainer, and Committee chair annual retainers) were maintained at the fiscal 2020 levels with the exception of the Board annual retainer which, effective January 1, 2021, increased from $200,00 to $225,000. In addition, the Special Committee chair and Special Committee members received additional compensation of $60,000 and $50,000, respectively, which is included in the table below. For further details, please see the information under the heading “Statement of Corporate Governance – Special Committee.”

Type of Retainer	Amount ($)

Board Annual Retainer, including committee service(1)	225,000

Additional Compensation

Lead Director Annual Retainer	75,000

Corporate Governance and Nominating Committee Chair Annual Retainer	15,000

Human Resources and Compensation Committee Chair Annual Retainer	25,000

Audit Committee Chair Annual Retainer	40,000

Special Committee Chair Retainer(2)	60,000

Special Committee Member Retainer(2)	50,000

Notes:

(1)	In October 2020, the Human Resources and Compensation Committee approved an increase in the Board Annual Retainer from $200,000 to $225,000 effective January 1, 2021.
(2)	For more information on the Special Committee, see “Statement of Corporate Governance – Special Committee.”

Proxy Circular Shaw Communications Inc.	61

Statement of Compensation

Director compensation may be paid in cash, RSUs, DSUs, or combination thereof, subject to meeting the director share ownership guidelines. In accordance with the Company’s DDSU Plan and the Company’s RSU/PSU Plan, each independent director must make this election by December 31st of the prior calendar year or any other time permitted under the DDSU Plan and/or the RSU PSU

Plan. The fees paid to directors of the Company are payable in Canadian dollars for directors resident in Canada and in U.S. dollars for all other directors. The Company also provides a one-time $150,000 DSU grant upon joining the Board and reimburses directors for out-of-pocket expenses incurred in attending Board and committee meetings.

Director Summary Compensation Table

The following table sets out the compensation paid to each of the Company’s directors for the financial year ended August 31, 2021. Fees earned are paid in cash, RSUs, DSUs or a combination thereof, as elected by each director. See also “Medium-Term Incentives – RSU and PSU Plan” and “DDSU Plan” below. Directors who are also employees of the Company or its subsidiaries receive no remuneration as directors.

Name(1)	Fees Earned-Paid in Cash(2) $	Share-Based Awards(3) $	Option-Based Awards $	All Other Compensation(4) $	Total $

Peter J. Bissonnette	–	218,750	–	23,827	242,577

Adrian I. Burns	240,625	46,875	–	86,999	374,499

Christy J. Clark	54,688	164,063	–	18,153	236,903

Richard R. Green	207,502	71,573	–	97,304	376,379

Gregg Keating	218,750	–	–	92,167	310,917

Michael W. O’Brien	293,750	–	–	96,440	390,190

Paul K. Pew	191,563	177,188	–	149,563	518,313

Jeffrey C. Royer	50,000	225,000	–	137,649	412,649

Mike Sievert	138,335	176,182	–	25,547	340,065

Carl E. Vogel	339,539	–	–	53,787	393,326

Sheila C. Weatherill	42,188	218,750	–	110,347	371,284

Steven White	–	401,454	–	9,394	410,848

Willard H. Yuill(5)	56,250	–	–	51,735	107,985

Notes:

(1)

Compensation disclosure for Bradley S. Shaw, who was both a NEO and director in fiscal 2021, can be found in the “Summary Compensation Table.” In fiscal 2021, Bradley S. Shaw did not receive compensation for serving as a director of the Company, but received compensation for serving as Executive Chair, an executive officer position at the Company.

(2)

Cash amounts paid to Richard R. Green, Carl E. Vogel, Mike Sievert, and Steve White, residents of the U.S., are payable in U.S. dollars and have been translated into Canadian dollars at the applicable monthly average exchange rates.

(3)

DSUs were credited to a director’s account based on dividing the cash value of the compensation by the average of the high and low prices of the Class B Non-Voting Shares on the grant dates. The number of RSUs granted is determined by dividing the fair value of the award on the grant date by the Unit Price. The Unit Price was $22.16 on the February 1, 2021 grant date.

(4)	Includes the dollar value of notional dividends paid or payable in DSUs.
(5)	Willard H. Yuill did not stand for election as a director at the January 13, 2021 Meeting.

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Statement of Compensation

Outstanding Share-Based and Option-Based Awards

The following table sets forth details with respect to Options, RSUs and DSUs held by the directors of the Company, other than Bradley S. Shaw, who is a NEO and a director, as of August 31, 2021.

	Option-Based Awards				Share-Based Awards

Name(1)	Number of Securities Underlying Unexercised Options	Option Exercise Price $	Option Expiration Date	Value of Unexercised In-the-Money Options(2) $	Number of Shares or Units of Shares that have not Vested(3)	Market or Payout Value of Shares or Units of Shares that have not Vested(4) $	Market or Payout Value of Vested Shares or Units of Shares that have not Paid Out or Distributed(4) $

Peter J. Bissonnette	–	–	–	–	–	–	904,346

Adrian I. Burns	–	–	–	–	–	–	2,818,460

Christy J. Clark	70,000	26.78	02-Jul-2028	724,500	–	–	687,279

Richard R. Green	–	–	–	–	6,019	223,487	2,910,984

Gregg Keating	–	–	–	–	–	–	2,948,243

Michael W. O’Brien	–	–	–	–	2,491	92,487	2,966,971

Paul K. Pew	–	–	–	–	3,071	114,033	4,760,607

Jeffrey C. Royer	–	–	–	–	10,372	385,101	4,176,313

Mike Sievert	70,000	27.21	14-Jan-2028	694,400	6,598	245,001	682,166

Carl E. Vogel	–	–	–	–	–	–	1,720,148

Sheila C. Weatherill	–	–	–	–	7,779	288,826	3,373,887

Willard H. Yuill(5)	–	–	–	–	–	–	1,654,911

Steven White	–	–	–	–	–	–	591,838

Notes:

(1)

Disclosure for Bradley S. Shaw, who was both a NEO and director in fiscal 2021, can be found in the “Outstanding Share-Based and Option-Based Awards” and “Summary Compensation Table.” In fiscal 2021, Bradley S. Shaw received compensation for serving as Executive Chair, an executive officer position at the Company, but did not receive compensation for serving as a director of the Company.

(2)	Based on the difference between the market value of $37.13 per Class B Non-Voting Share which is the closing price on the TSX on August 31, 2021 and the exercise price of the Options.
(3)

The number of RSUs granted is determined by dividing the fair value of the award on the grant date by the Unit Price. The Unit Price was $22.16 on the February 1, 2021 grant date, $26.19 on the February 1, 2020 grant date, and $26.44 on the February 1, 2019 grant date.

(4)	The market value is based on the closing price of $37.13 per Class B Non-Voting Share on the TSX on August 31, 2021.
(5)	Willard H. Yuill did not stand for election as a director at the January 13, 2021 Meeting.

Proxy Circular Shaw Communications Inc.	63

Statement of Compensation

Name(1)	Option-Based Awards	Share-Based Awards	Non-Equity Incentive Plan Compensation - Value Earned During The Year $
	Value Vested During the Year(2) $	Value Vested During the Year(3) $

Peter J. Bissonnette	–	218,750	–

Adrian I. Burns	–	46,875	–

Christy J. Clark	125,440	164,063	–

Richard R. Green	–	39,847	–

Gregg Keating	–	–	–

Michael W. O’Brien	–	36,460	–

Paul K. Pew	–	244,355	–

Jeffrey C. Royer	–	–	–

Mike Sievert	–	33,037	–

Carl E. Vogel	–	–	–

Sheila C. Weatherill	–	50,000	–

Steven White	–	–	–

Willard H. Yuill(4)	–	–	–

Notes:

(1)

Disclosure for Bradley S. Shaw, who was both a NEO and director in fiscal 2020, can be found in “Outstanding Share-Based and Option-Based Awards” and “Summary Compensation Table.” In fiscal 2021, Bradley S. Shaw received compensation for serving as Executive Chair, an executive officer position at the Company, but did not receive compensation for serving as a director of the Company.

(2)

Amounts reported represent the aggregate dollar value that would have been realized if all Options that vested during fiscal 2021 were exercised on the vesting date. The value is calculated as the difference between the closing price of the Class B Non-Voting Shares on the TSX on the vesting date and the exercise price of the Options. The closing price of the Class B Non-Voting Shares on the TSX on January 15, 2021 and July 3, 2021, was $22.50 and $35.74, respectively.

(3)

DSUs were credited to a director’s account based on dividing the cash value of the compensation by the average of the high and low prices of the Class B Non-Voting Shares on the compensation dates. For further details see “DDSU Plan” below.

(4)	Willard H. Yuill did not stand for election as a director at the January 13, 2021 Meeting.

DDSU Plan

The Company has a Directors’ Deferred Share Unit Plan (the “DDSU Plan”) under which directors may elect to receive 25%, 50%, 75% or 100% of their annual cash compensation in the form of deferred share units (“DSUs”), provided that any director who has not met the applicable share ownership guideline is generally required to elect to receive at least 50% of their annual compensation in DSUs and/or RSUs (see “Statement of Compensation – Compensation of Directors – Share Ownership Guideline”). The number of DSUs to be credited to a director’s account equals such amount of compensation allocated to the DDSU Plan divided by the then current market value of a Class B Non-Voting Share. On each dividend payment date for the Class B Non-Voting Shares, additional DSUs are credited to the director’s DSU account equal to, for each DSU, the amount of the per Class B Non-Voting Share dividend divided by the then current market value of a Class B

Non-Voting Share. When the director ceases to be a director of the Company, the DSUs will be payable by a cash payment equal to the current market value of a Class B Non-Voting Share for each DSU at the time of payout.

Share Ownership Guideline

The Board supports ownership of the Company’s shares by its directors and has established a related share ownership guideline. On October 23, 2018, the Corporate Governance and Nominating Committee amended the share ownership guideline to increase the level of ownership of Class A Shares, Class B Non-Voting Shares, RSUs and DSUs by each director to an aggregate market value of at least Cdn. $500,000. Any director who has not met the share ownership guideline is generally required to elect to receive at least 50% of his or her annual compensation in DSUs and/or RSUs. Each of the nominee directors meets the share ownership guideline.

64	Shaw Communications Inc. Proxy Circular

Statement of Compensation

The directors nominated for election at the Meeting as a group own or control an approximate 1.3% economic interest in the Company’s outstanding share capital, divided as follows: approximately 1.2% held by Bradley S. Shaw and approximately 0.1% held by those nominee directors who are not members of the Shaw family. The non-controlling nominee directors have an average equity value of approximately $4.7 million.4

The median equity value held by non-controlling nominee directors is approximately $3.4 million.5

For information concerning the shares, RSUs, DSUs and Options held by each director nominated for election at the Meeting, see the tables under “Business of the Meeting – Election of Directors – About the Nominee Directors.”

7.	Indebtedness of Directors and Executive Officers

The following table sets forth the aggregate indebtedness outstanding as at October 31, 2021 of all directors, executive officers and employees, current or former, of the Company or any of its subsidiaries.

Purpose	To the Company or its Subsidiaries $	To Another Entity $

Shares Purchases	Nil	Nil

Other	448,419	Nil

Interest of Informed Persons in Material Transactions

Other than as disclosed herein, management of the Company is unaware of any material interest of any director or executive officer of the Company, of any management nominee for election as a director of the Company or of any person who beneficially owns (directly or indirectly) or exercises control or direction over shares carrying more than 10% of the voting rights attached to all voting shares of the Company, or any associate or affiliate of any such person, in any transaction since the beginning of the last completed financial year of the Company or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries.

Certain directors and executive officers of Shaw have interests in respect of the Transaction that may be in addition to, or separate from, those of shareholders generally. These interests include entitlements to change of control benefits, rights of indemnification and insurance, and employee retention packages. For more details on the interests of certain persons in the Transaction, please refer to the management information circular filed April 23, 2021 on Shaw’s SEDAR profile at www.sedar.com. See also “Statement of Compensation – Summary of Termination and Change of Control Benefits” above for more information.

Additional Information

Additional financial information is provided in the Company’s comparative financial statements for its most recently completed financial year, and management’s discussion and analysis thereon. Copies of such documents may be obtained in the manner set forth above.

Additional information concerning the Company is available through the Internet on SEDAR which may be accessed at www.sedar.com. Copies of such information may also be obtained on the Company’s website at www.shaw.ca, or on request and without charge from the Corporate Secretary of the Company, Suite 900, 630 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4L4, telephone (403) 750-4500 Attention: Peter Johnson, Executive Vice President, Chief Legal and Regulatory Officer (Corporate Secretary).

[4]

The average equity value includes the Class A Shares, Class B Non-Voting Shares, RSUs and DSUs held by the non-controlling nominee directors and is calculated using the closing prices of $36.50 per Class A Share and $36.90 per Class B Non-Voting Share on the TSX on November 24, 2021.

[5]

The median equity value includes the Class A Shares, Class B Non-Voting Shares, RSUs and DSUs held by the non-controlling nominee directors and is calculated using the closing prices of $36.50 per Class A Share and $36.90 per Class B Non-Voting Share on the TSX on November 24, 2021.

Proxy Circular Shaw Communications Inc.	65

Caution Concerning Forward Looking Statements

Statements included in this Proxy Circular, including from documents incorporated by reference herein, that are not historic constitute “forward-looking information” within the meaning of applicable securities laws. They can generally be identified by words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “target,” “goal,” and similar expressions (although not all forward-looking statements contain such words). Forward looking statements in this Proxy Circular include, but are not limited to, statements related to:

•	the expected impact of the COVID-19 pandemic;
•	future capital expenditures;
•	proposed asset acquisitions and dispositions;
•	anticipated benefits of the Transaction to Shaw and its securityholders, including corporate, operational, scale and other synergies and the timing thereof;
•

the timing, receipt and conditions of required regulatory or other third-party approvals including, but not limited to, the receipt of applicable approvals under the Broadcasting Act (Canada), the Competition Act (Canada) and the Radiocommunication Act (Canada) (collectively, the “Key Regulatory Approvals”) related to the Transaction;

•	the ability of the Company and Rogers to satisfy the other conditions to the closing of the Transaction and the anticipated timing for closing of the Transaction;
•	expected cost efficiencies;
•	business and technology strategies and measures to implement strategies;
•	expected growth in subscribers and the products/services to which they subscribe;
•	competitive strengths and pressures;
•	expected project schedules, regulatory timelines, and completion/in-service dates for the Company’s capital and other projects;
•

the expected impact of changes in laws, regulations, decisions by regulators, or other actions by governments or regulators on the Company’s business, operations and/or financial performance or the markets in which the Company operates;

•	the expected impact of any emergency measures implemented or withdrawn by governments or regulators;
•	the deployment of (i) network infrastructure to improve capacity and coverage, (ii) and new technologies, including next generation wireless technologies such as 5G;
•	expected changes in the Company’s market share;
•	the cost of acquiring and retaining subscribers and deployment of new services;
•	expansion of and changes in the Company’s business and operations and other goals and plans; and
•	execution and success of the Company’s current and long term strategic initiatives.

All of the forward-looking statements made in this Proxy Circular are qualified by these cautionary statements.

Forward-looking statements are based on assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances as of the current date. The Company’s management believes that its assumptions and analysis in this Proxy Circular are reasonable and that the expectations reflected in the forward-looking statements contained herein are also reasonable based on the information available on the date such statements are made and the process used to prepare the information. Considering the uncertain and changing circumstances surrounding the COVID-19 pandemic and the related response from the Company, governments (federal, provincial and municipal), regulatory authorities, businesses and customers, there continues to be inherently more uncertainty associated with the Company’s assumptions as compared to prior periods. These assumptions, many of which are confidential, include, but are not limited to, management expectations with respect to:

•	general economic conditions, including the impact on the economy, financial markets and sources of supply resulting from the COVID-19 pandemic and other health risks;
•	the impact of the COVID-19 pandemic and other health risks on the Company’s business, operations, capital resources, and/or financial results;
•	anticipated benefits of the Transaction to the Company and its security holders;
•	the timing, receipt and conditions of required regulatory or other third-party approvals including, but not limited to, the receipt of the Key Regulatory Approvals related to the Transaction;
•	the ability of the Company and Rogers to satisfy the other conditions to closing of the Transaction in a timely manner and the completion of the Transaction on expected terms;

66	Shaw Communications Inc. Proxy Circular

Caution Concerning Forward Looking Statements

•

the ability of Rogers to obtain the debt financing required to complete the Transaction through the satisfaction of the limited conditions of the debt commitment letter for the debt financing and the absence of events that would prevent Rogers from consummating the debt financing;

•	the ability to successfully integrate the Company with Rogers in a timely manner;
•

the impact of the announcement of the Transaction and the dedication of substantial Company resources to pursuing the Transaction on the Company’s ability to maintain its current business relationships (including with current and prospective employees, customers and suppliers) and its current and future operations, financial condition and prospects;

•	the ability to satisfy the other expectations and assumptions concerning the Transaction and the operations and capital expenditure plans for the Company following completion of the Transaction;
•	future interest rates;
•	previous performance being indicative of future performance;
•	future income tax rates;
•	future foreign exchange rates;
•	technology deployment;
•	future expectations and demands of our customers;
•	subscriber growth;
•	incremental costs associated with growth in wireless handset sales;
•	pricing, usage and churn rates;
•	availability and cost of programming, content, equipment and devices;
•	industry structure, conditions, and stability;
•	regulation, legislation, or other actions by governments or regulators (and the impact or projected impact on the Company’s business);
•	the implementation or withdrawal of any emergency measures by governments or regulators (and the impact or projected impact on the Company’s business, operations, and/or financial results);
•

access to key suppliers and third-party service providers and their goods and services required to execute on the Company’s current and long term strategic initiatives on commercially reasonable terms;

•	key suppliers performing their obligations within the expected timelines;
•	retention of key employees;
•

the Company being able to successfully deploy (i) network infrastructure required to improve capacity and coverage, and (ii) new technologies, including next generation wireless technologies such as 5G;

•	the Company’s operations not being subject to material disruptions in service or material failures in its networks, systems or equipment;
•

operating expense and capital cost estimates associated with the implementation of enhanced health and safety measures for the Company’s offices, retail stores and employees to reduce the spread of COVID-19;

•	the Company’s access to sufficient retail distribution channels;
•	the Company’s access to the spectrum resources required to execute on its current and long-term strategic initiatives; and
•	the Company being able to execute on its current and long term strategic initiatives.

You should not place undue reliance on any forward-looking statements. Many factors, including those not within the Company’s control, may cause the Company’s actual results to be materially different from the views expressed or implied by such forward-looking statements including, but not limited to:

•

changes in general economic, market and business conditions, including the impact of the COVID-19 pandemic and other health risks, on the economy and financial markets which may have a material adverse effect on the Company’s business, operations, capital resources and/or financial results;

•	impacts on the availability of components and electronics due to global silicon (microprocessor) supply shortages and logistical/transport issues;
•

increased operating expenses and capital costs associated with the implementation of enhanced health and safety measures for the Company’s offices, retail stores, and employees in response to the COVID-19 pandemic;

•

the failure of the Company and Rogers to receive, in a timely manner and on satisfactory terms, the necessary regulatory or other third-party approvals, including but not limited to, the Key Regulatory Approvals required to close the Transaction;

•	the ability to satisfy, in a timely manner, the other conditions to the closing of the Transaction;
•	the ability to complete the Transaction on the terms contemplated by the Arrangement Agreement between the Company and Rogers;
•	the ability to successfully integrate the Company with Rogers in a timely manner;

Proxy Circular Shaw Communications Inc.	67

Caution Concerning Forward Looking Statements

•

the ability of Rogers to obtain the debt financing required to complete the Transaction through the satisfaction of the limited conditions of the debt commitment letter for the debt financing and the absence of events that would prevent Rogers from consummating the debt financing;

•	the Company’s failure to complete the Transaction for any reason could materially negatively impact the trading price of the Company’s securities;
•

the announcement of the Transaction and the dedication of substantial Company resources to pursuing the Transaction may adversely impact the Company’s current business relationships (including with current and prospective employees, customers and suppliers) and its current and future operations, financial condition and prospects;

•

the failure of the Company to comply with the terms of the Arrangement Agreement may, in certain circumstances, result in the Company being required to pay the termination fee to Rogers, the result of which will or could have a material adverse effect on the Company’s financial position and results of operations and its ability to fund growth prospects and current operations;

•	changes in interest rates, income taxes and exchange rates;
•	changes in the competitive environment in the markets in which the Company operates and from the development of new markets for emerging technologies;
•	changing industry trends, technological developments and other changing conditions in the entertainment, information, and communications industries;
•	changes in laws, regulations and decisions by regulators or other actions by governments or regulators that affect the Company or the markets in which it operates;
•	any emergency measures implemented or withdrawn by governments or regulators;
•	technology, privacy, cyber security, and reputational risks;
•	disruptions to service, including due to network, system or equipment failure or disputes with key suppliers;
•	the Company’s ability to execute its strategic plans and complete its capital and other projects on a timely basis;
•	the Company’s ability to grow subscribers and market share;
•	the Company’s ability to have and/or obtain the spectrum resources required to execute on its current and long-term strategic initiatives;
•	the Company’s ability to gain sufficient access to retail distribution channels;
•	the Company’s ability to access key suppliers and third-party service providers required to execute on its current and long-term strategic initiatives on commercially reasonable terms;
•	the ability of key suppliers to perform their obligations within expected timelines;
•	the Company’s ability to retain key employees;
•	the Company’s ability to achieve cost efficiencies;
•	the Company’s ability to recognize and adequately respond to climate change concerns or public and governmental expectations on environmental matters;
•	the Company’s status as a holding company with separate operating subsidiaries; and
•	other factors described in the 2021 Annual MD&A under the heading “Known Events, Trends, Risks and Uncertainties.”

The foregoing is not an exhaustive list of all possible factors. Should one or more of these risks materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein.

Any forward-looking statement speaks only as of the date on which it was originally made and, except as required by law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect any change in related assumptions, events, conditions or circumstances. All forward looking statements contained in this Proxy Circular are expressly qualified by this statement.

68	Shaw Communications Inc. Proxy Circular

Director Approval

The contents and sending of this proxy circular have been approved by the Board of Directors of the Company.

(signed) Peter A. Johnson

Executive Vice President, Chief Legal and Regulatory Officer (Corporate Secretary)

November 24, 2021

Proxy Circular Shaw Communications Inc.	69

Exhibit A

Shaw Communications Inc.

Board of Directors Mandate

This Mandate of the Board of Directors (the “Board”) of Shaw Communications Inc. (the “Corporation”) was adopted October 29, 2020.

I.	Mandate

The Board has responsibility for supervising and overseeing management of the business and affairs of the Corporation consistent with its powers and obligations under the Business Corporations Act (Alberta) (the “ABCA”) and under other legal and regulatory requirements applicable to a corporation that is a reporting issuer in Canada and the United States and whose securities are listed on the Toronto Stock Exchange and the New York Stock Exchange.

In this regard, the Board shall, in accordance with the Corporation’s Articles and By-laws:

•	manage the business and affairs of the Corporation;
•	act honestly and in good faith with a view to the best interests of the Corporation; and
•	exercise the care, diligence and skill that reasonably prudent people would exercise in comparable circumstances.

The Board will fulfill its mandate primarily by carrying out the responsibilities and duties set forth in Section IV of this Mandate.

II.	Composition

Pursuant to the terms of the Articles of the Corporation, the Board shall consist of a minimum of 8 and a maximum of 20 directors.

The Board shall be comprised of a majority of directors that meet the independence, expertise and other membership requirements under applicable laws, the Corporation’s By-laws, and any other applicable policies established by the Board.

The members of the Board shall be elected annually by shareholders of the Corporation or as otherwise provided by the Corporation’s Articles. Each member of the Board shall serve until the next annual general meeting of shareholders of the Corporation or until his or her earlier resignation or removal from the Board.

The Chair of the Board shall be appointed by the Board from among its members and shall carry out the responsibilities and duties set forth in Section VI of this Mandate.

The Board may also appoint, from time to time, an independent Lead Director from among its members to serve for a term of five to seven years. The Lead Director will provide leadership to the independent directors of the Board and carry out the responsibilities and duties set forth in Section VII of this Mandate.

III.	Meetings

The Board shall meet at least quarterly and more frequently as circumstances require, or as the Chair, the Chief Executive Officer (“CEO”), or the Board may determine.

Notice of each meeting of the Board shall be given to each member of the Board as far in advance of the time for the meeting as practicable, but in any event, not later than 24 hours preceding the time of the meeting (unless waived by all members of the Board). A notice of meeting shall, to the extent practicable or required by the ABCA, state the nature of the business to be transacted at the meeting in reasonable detail and may be accompanied by copies of documentation to be considered at the meeting.

Subject to the By-laws, a quorum for the transaction of business at a meeting shall consist of not less than a majority of the members of the Board. Members of the Board may participate in any meeting by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to hear each other, and a member participating by any such means shall be deemed to be present at that meeting.

Senior management of the Corporation and other parties may attend meetings of the Board, as may be deemed appropriate by the Board. The Board shall schedule in camera independent director sessions to be held in conjunction with each Board meeting. The independent directors may also meet in camera at other appropriate times. The Lead Director shall chair in camera independent director sessions.

Minutes shall be kept of all meetings of the Board (other than in camera sessions) and shall be signed by the Chair and Secretary of the meeting.

A-1	Shaw Communications Inc. Proxy Circular

Exhibit A

IV.	Responsibilities and Duties of the Board

To fulfill its mandate, the Board shall be charged with the specific responsibilities and duties set out in this Section IV. To the extent permissible under applicable law and the Corporation’s Articles and By-laws, the Board may delegate such responsibilities and duties to committees of the Board constituted in accordance with Section V of this Mandate.

While the ABCA and Corporation’s By-laws provide that the Board shall “manage the business and affairs” of the Corporation, the Board operates by delegating certain of its authorities to management of the Corporation and by reserving certain powers to itself.

In this regard, the Board expects management of the Corporation, including the CEO and other senior executives of the Corporation, to provide day-to-day leadership and management of the Corporation and to achieve the overall objectives and policies established by the Board. The Board approves the strategies of the Corporation and the objectives and policies within which it is managed, and then evaluates the performance of the CEO and management. Once the Board has approved the strategies and policies, it shall act in a unified and cohesive manner in supporting and guiding the CEO and senior management of the Corporation.

The Board’s principal responsibilities and duties fall into the general categories described below.

1.	Selection and Oversight of Management

The Board has the responsibility to:

•	select and appoint the CEO and senior management of the Corporation;
•	review the performance of the CEO and senior management;
•

approve the compensation and terms of employment of the Executive Chair, Vice Chair, CEO and Shaw family members who are executives of the Corporation and who hold a title of Executive Vice President and above;

•	ensure that plans have been made for management succession, training and development;
•	provide advice and counsel to the CEO and senior management in the execution of their duties;
•	satisfy itself as to the integrity of the CEO and senior management, and
•	ensure that such officers create a culture of integrity throughout the Corporation.
2.	Strategic Planning

The Board has the responsibility to:

•	review and approve the Corporation’s long-term strategic objectives and monitor the Corporation’s progress in reaching such strategic objectives;
•	review and approve the business plans, consolidated budgets and other similar plans of the Corporation on an annual basis and monitor the implementation of such plans;
•

review and approve significant strategic transactions that are not considered to be in the ordinary course of business as well as other items of significance, including significant acquisitions, dispositions and financings; and

•	identify and review other matters of significance that require approval or input of the Board.

3.	Monitoring and Acting

The Board has the responsibility to:

•

identify and assess the principal risks inherent in the business activities of the Corporation and ensure that management takes all reasonable steps to implement appropriate systems to manage such risks, including oversight over the Corporation’s business continuity, business resumption, disaster recovery, and external threats/hazards monitoring plans;

•	ensure that management implements and maintains effective internal controls over financial reporting, disclosure controls and procedures and management information systems;
•	develop, review and monitor the Corporation’s approach to corporate governance, including developing the Corporation’s corporate governance guidelines and measures for receiving shareholder feedback;
•	develop, review and monitor the Corporation’s Environment, Social, and Governance program; and
•	adopt and monitor compliance with a code of business conduct applicable to directors, officers and employees of the Corporation.

4.	Reporting

The Board has the responsibility to:

•

ensure that the operational and financial performance of the Corporation, as well as any developments that may have a significant and material impact on the Corporation, are adequately reported to shareholders,

Proxy Circular Shaw Communications Inc.	A-2

Exhibit A

regulators and stakeholders on a timely and regular basis;
•	ensure that the financial performance of the Corporation is reported fairly and in accordance with the Corporation’s disclosed accounting principles and applicable laws and regulations; and
•	develop, implement and oversee a disclosure policy to enable the Corporation to communicate effectively with its shareholders and other stakeholders.

5.	Legal Requirements

The Board is responsible for ensuring overall compliance with legal and regulatory requirements applicable to the Corporation.

The Board also has the responsibility for considering, as a full Board, the following matters that in law may not be delegated to management of the Corporation or to a committee of the Board:

•	any submission to shareholders of the Corporation of a question or matter requiring their approval;
•	filling of a vacancy among the directors or in the office of auditor of the Corporation;
•	issuance of securities, except in the manner and on the terms authorized by the Board;
•	declaration of dividends;
•	purchase, redemption or any other form of acquisition of shares issued by the Corporation, except in the manner and on the terms authorized by the Board;
•

payment of a commission to any person in consideration of such person purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares;

•	approval of management proxy circulars;
•	approval of any take-over bid circular or directors’ circular;
•	approval of annual financial statements, management discussion and analysis and annual information forms; and
•	adoption, amendment or repeal of the By-laws.

6.	Board Functioning

The Board has the responsibility to:

•	manage its own affairs, including developing its own agendas and procedures;
•	consider, on an annual basis, the composition and size of the Board and its impact, if any, on the Board’s effectiveness;
•	identify and approve prospective nominees to the Board;
•	ensure that there is a comprehensive orientation session for directors, as well as other continuing education opportunities;
•	regularly assess the effectiveness and contribution of the Board, its committees and each individual director;
•	determine the compensation of directors; and
•	otherwise establish and review its own policies and practices from time to time.

V.	Committees of the Board

The Board may establish committees of the Board and delegate its duties and responsibilities to such committees, where legally permissible. The Board shall appoint the members to any such committee and shall oversee their performance.

In accordance with applicable laws, policies and guidelines of securities regulatory authorities, the Board shall appoint the following standing committees, each comprised of at least a majority of independent directors:

•	Audit Committee;
•	Corporate Governance and Nominating Committee; and
•	Human Resources and Compensation Committee.

In addition, the Board has appointed an Executive Committee. The Executive Committee will have not fewer than a majority of independent directors.

VI.	Terms of Reference for the Chair

To fulfill his or her responsibilities and duties, the Chair of the Board shall:

•	facilitate the effective operation and management of, and provide leadership to, the Board;
•	act as chair of meetings of the Board;
•	assist in setting the agenda for each meeting of the Board and in otherwise bringing forward for consideration matters within the mandate of the Board;
•	facilitate the Board’s interaction with management of the Corporation;
•	act as a resource and mentor and provide leadership for other members of the Board; and
•	perform such other duties and responsibilities as may be delegated to the Chair by the Board from time to time.

A-3	Shaw Communications Inc. Proxy Circular

Exhibit A

VII.	Terms of Reference for Lead Director

The Lead Director will facilitate the functioning of the Board independently of the Corporation’s management and will also maintain and enhance the quality of Shaw’s corporate governance practices.

The Lead Director will:

•	in conjunction with the Corporate Governance and Nominating Committee of the Board, provide leadership to ensure that the Board functions independently of management of the Corporation;
•	act as chair of in camera independent director sessions;
•	recommend, where necessary, the holding of special meetings of the Board;
•	review with the Chair and CEO items of importance for consideration by the Board;
•

as may be required from time to time, consult and meet with any or all of Shaw’s independent directors at the discretion of either party and with or without the attendance of the Chair, and represent such directors in discussions with management of the Corporation on corporate governance issues and other matters;

•	serve as Board ombudsman, so as to ensure that questions or comments of individual directors are heard and addressed;
•

with the Corporate Governance and Nominating Committee, ensure that the Board, committees of the Board, individual directors and senior management of the Corporation understand and discharge their duties and obligations under the Corporation’s system of corporate governance;

•	mentor and counsel new members of the Board to assist them in becoming active and effective directors;
•	with the Corporate Governance and Nominating Committee, facilitate the process of conducting director evaluations;
•	with the Corporate Governance and Nominating Committee, promote best practices and high standards of corporate governance; and
•	perform such other duties and responsibilities as may be delegated to the Lead Director by the Board from time to time.

VIII.	Terms of Reference for Individual Directors

As a member of the Board, each director will act honestly and in good faith with a view to the best interests of the Corporation. Each director will exercise the care, diligence and skill of a reasonably prudent person and will fulfil all legal and fiduciary obligations of a director.

1.	General

Each director is expected to:

•	act and speak honestly and with integrity;
•	demonstrate high ethical standards;
•	support principled and ethical business practices and a culture of integrity;
•	maintain a solid understanding of the role, responsibilities and duties of a director;
•	understand conflict of interest issues and declare real or perceived conflicts;
•	be an effective ambassador and representative of the Corporation; and
•	comply with applicable laws, the Corporation’s Articles, By-laws, business conduct standards and other policies.

2.	Skills and Experience

Each director shall:

•	demonstrate skills and experience that are complementary to other directors of the Board and that are valuable in light of the Corporation’s business and strategic direction;
•	develop and maintain a strong understanding of the Corporation’s business, operations, products, financial position, industry and markets;
•	apply his or her knowledge, experience and expertise to issues confronting the Corporation;
•	participate in on-going training and continuing education as may be required or desirable; and
•	serve as a helpful resource to the Board and to management, where necessary or appropriate.

3.	Preparation, Attendance and Availability

Each director shall:

•	maintain an excellent attendance record for meetings of both the Board and committees of the Board;
•

prepare for meetings of the Board and committees of the Board by reading reports and background materials and by otherwise preparing in a manner that will assist the director in evaluating and adding value to meeting agenda items;

•	be available and accessible to other members of the Board and to management of the Corporation, as needed; and

Proxy Circular Shaw Communications Inc.	A-4

Exhibit A

•	have the necessary time and commitment to fulfill all responsibilities as a member of the Board and committees of the Board.

4.	Communication and Interaction

Each director shall:

•	participate fully and frankly in Board deliberations and discussions and contribute meaningfully and knowledgeably to Board discussions;
•	work effectively with, and be collegial and respectful towards, fellow directors and management of the Corporation;
•	encourage free and open discussion by the Board with respect to the business and affairs of the Corporation;
•	communicate with the Chair and CEO of the Corporation, as appropriate, including when planning to introduce significant or new information or material at a meeting of the Board;
•	act and speak independently and exercise independent judgment; and
•	respect confidentiality.

5.	Committee Work

Each director is expected to:

•	participate as a member of a committee of the Board, when requested; and
•	become knowledgeable about the purpose and objectives of any committee of the Board on which the director serves.

IX.	Terms of Reference for the Chief Executive Officer

The CEO has responsibility for the management of the business and affairs of the Corporation. The CEO provides day-to-day leadership and is responsible for the achievement of the overall objectives and policies established by the Board. In particular, the CEO is expected to lead the Corporation and formulate strategies and policies, agreed upon by the Board. The CEO is directly accountable to the Board for all activities of the Corporation.

In collaboration with the Board, the CEO shall:

•	create a corporate culture that: (i) unites and aligns management and employees with the Corporation’s long-term vision, (ii) fosters social responsibility and ethical business conduct, and (iii) ensures compliance with applicable legal and regulatory requirements;
•	formulate corporate strategies and plans that shall be presented to the Board for approval, and, upon approval, lead the development and execution thereof;
•	formulate and oversee the implementation of key corporate policies;
•	develop and monitor annual business and operational plans, consolidated budgets and other similar plans that support the Corporation’s long-term strategic objectives, and lead the execution thereof;
•	in conjunction with the Disclosure Committee and the Chief Financial Officer, ensure appropriate and timely disclosure of material information;
•	together with the Chief Financial Officer:
•	implement and maintain effective internal controls over financial reporting;
•	implement and maintain effective disclosure controls and procedures;
•	develop the process for, and comply with, the certifications to be provided in the Corporation’s public disclosure documents; and
•	identify, and develop plans to mitigate, the principal risks in respect of the Corporation and its businesses;
•	facilitate the interaction between the Board and management of the Corporation;
•	keep the Board fully informed, in a timely and candid manner, of:
•	the Corporation’s progress towards achievement of the goals, objectives and policies established by the Board;
•	any major developments relating to the Corporation or its businesses; and
•	any information required to enable the Board to fulfill its mandate, including the oversight of the Corporation’s risk management;
•	act as the Corporation’s chief spokesperson to stakeholders, government and regulatory bodies and the public; and
•	perform such other duties and responsibilities as may be delegated to the CEO by the Board from time to time.

X.	Resources

The Board shall have the authority to retain legal, accounting and other outside consultants and advisors to advise it. The Board shall also implement a system whereby individual directors may engage an outside advisor, at the expense of the Corporation, to provide consultation and advice in appropriate circumstances.

A-5	Shaw Communications Inc. Proxy Circular

Shaw)